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INDEX TO HISTORICAL FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 25, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

COMMUNICATIONS SALES & LEASING, INC.
(Exact Name of Registrant as Specified in Its Charter)

10802 Executive Center Drive
Benton Building Suite 300
Little Rock, Arkansas 72211
(501) 850-0820
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Daniel L. Heard
General Counsel
Communications Sales & Leasing, Inc.
10802 Executive Center Drive
Benton Building Suite 300
Little Rock, Arkansas 72211
(501) 850-0820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Andrew J. Pitts D. Scott Bennett Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Common Stock, $0.0001 par value per share	24,487,553	$673,162,832	$78,222

(1)
Includes 3,194,028 shares issuable upon exercise of the underwriters' option to purchase additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average high and low sales prices as reported on the NASDAQ Global Select Market on June 23, 2015.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2015

PROSPECTUS

21,293,525 Shares

Communications Sales & Leasing, Inc.

Common Stock

$    per share

        The selling stockholder is selling 21,293,525 shares of our common stock. We will not receive any of the proceeds from the sale of those shares.

        Our common stock is listed on the NASDAQ Global Select Market, under the symbol "CSAL." On June 24, 2015, the last reported sales price of our common stock was $27.42 per share.

        Communications Sales & Leasing ("CS&L") intends to elect to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015. To assist CS&L in qualifying as a REIT, among other purposes, CS&L's charter contains certain restrictions relating to the ownership and transfer of its stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of CS&L's common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of CS&L stock, without the prior consent of CS&L's board of directors. See "Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 16.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to the selling stockholder(1)	$	$

(1)
See "Underwriting" for a description of compensation payable to the underwriters.

        To the extent that the underwriters sell more than 21,293,525 shares of our common stock, the selling stockholder has granted the underwriters an option to purchase up to an additional 3,194,028 shares of our common stock at the price to public less the underwriting discount, within 30 days from the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of our common stock against payment in New York, New York on or about        , 2015.

Citigroup

        , 2015

        You should rely only on the information contained in this prospectus and any supplement hereto. We and the selling stockholder have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus and any supplement hereto. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are not making an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful to do so. You should assume that the information in this prospectus and any supplement hereto is accurate as of the respective dates of such documents or as of the date or dates that are specified herein or therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

MARKET AND INDUSTRY DATA

        This prospectus contains or incorporates by reference industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. Although the industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, they do not guarantee the accuracy or completeness of such information, and we have not independently verified any of the data from third-party sources or ascertained the underlying economic assumptions relied upon therein. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included in this prospectus may be materially different than actual results.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.cslreit.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the Securities and Exchange Commission (the "SEC").

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov and at the SEC's public reference facilities referred to below.

        We have filed with the SEC a Registration Statement on Form S-11, of which this prospectus is a part, under the U.S. Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of our common stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to our company and the shares of our common stock offered pursuant to this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website, www.sec.gov.

FINANCIAL INFORMATION

        Prior to April 24, 2015, Communications Sales & Leasing, Inc., or CS&L, was a wholly owned subsidiary of Windstream Services, LLC, or Windstream Services, which is a wholly-owned subsidiary of Windstream Holdings, Inc., or Windstream Holdings. On April 24, 2015, Windstream Services contributed certain telecommunications network assets, including fiber and copper networks and other real estate and a small consumer competitive local exchange carrier ("CLEC") business to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Services distributed approximately 80.4% of the outstanding common stock of CS&L that it received to Windstream Holdings, and Windstream Holdings distributed such shares to its existing stockholders in a tax-free spin-off (the "Spin-Off"). Windstream Holdings' stockholders received one share of CS&L common stock for every five shares of Windstream Holdings common stock held at the close of business on April 10, 2015, the record date for the Spin-Off. The Spin-Off was effective from and after April 24, 2015.

        This prospectus includes historical financial statements and information that reflect, for all periods presented, the historical financial position, results of operations and cash flows of the distribution systems assets and the consumer CLEC business that Windstream contributed to CS&L immediately prior to the Spin-Off. These historical financial statements have been prepared on a "carve-out" basis from Windstream Holdings' consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to such distribution systems and consumer CLEC business, and include allocations of income, expenses, assets and liabilities from Windstream Holdings. These allocations reflect significant assumptions. Although CS&L's management believes such assumptions are reasonable, the historical financial statements do not fully reflect what CS&L's financial position, results of operations and cash flows would have been had it been a stand-alone company during the periods presented. In addition, although we include in this prospectus pro forma financial information giving effect to the Spin-Off and related transactions as described under "CS&L's Unaudited Pro Forma Combined Financial Data," this information is presented for illustrative purposes and is based on assumptions, some of which may not materialize, and actual results reported in periods following the Spin-Off may differ significantly from those reflected in the pro forma financial information for a number of reasons. Accordingly, the historical financial information and our pro forma financial information included in this prospectus should not be relied upon as being indicative of future results.

NON-GAAP FINANCIAL MEASURES

        We refer to EBITDA, Net EBITDA, Funds From Operations, or "FFO" (as defined by the National Association of Real Estate Investment Trusts ("NAREIT")), and Adjusted Funds From Operations, or "AFFO," in this prospectus, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Net EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a real estate investment trust ("REIT").

        We define "EBITDA" as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define "Net EBITDA" as EBITDA less an amount of estimated general and administrative expenses that we expect to incur following the Spin-Off. We believe EBITDA and Net EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Net EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP.

        Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT's definition. We define AFFO as FFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight-line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as acquisition and transaction related costs. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements.

        Further, our computations of EBITDA, Net EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Net EBITDA and AFFO differently than we do.

        The following table reconciles our calculations of EBITDA and Net EBITDA to pro forma net income, the most directly comparable GAAP financial measure, for the year ended December 31, 2014 and the three months ended March 31, 2015:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited in millions)
Net income	$67.0	$17.0
Interest expense	259.9	64.4
Income tax	3.1	0.6
Depreciation	343.1	85.8
Amortization	4.6	1.0

EBITDA	$677.7	$168.8
Estimated general and administrative expenses	(25.0)	(6.3)

Net EBITDA	$652.7	$162.5

        The following table reconciles our calculations of FFO and AFFO to pro forma net income, the most directly comparable GAAP financial measure, for the year ended December 31, 2014 and the three months ended March 31, 2015:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Real estate depreciation and amortization	343.1	85.8

FFO	410.1	102.8
Stock-based compensation	—	—
Amortization of customer list intangibles	4.6	1.0
Amortization of debt discounts and deferred financing costs	14.7	3.8
Straight-line rental revenue	(17.2)	(4.3)

AFFO	$412.2	$103.3

v

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus are, or may be deemed to be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; the effective priority of rents paid to us; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

        Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

  •
  our ability to achieve some or all the benefits that we expect to achieve from the Spin-Off;

  •
  the ability and willingness of Windstream and future customers to meet and/or perform their obligations under any contractual arrangements that were entered into with us, including master lease arrangements, and any of their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  the ability of Windstream and future customers to comply with laws, rules and regulations in the operation of the assets we lease to them;

  •
  the ability and willingness of Windstream and our future customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

  •
  the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms;

  •
  our ability to generate sufficient cash flows to service our outstanding indebtedness;

  •
  access to debt and equity capital markets;

  •
  credit rating downgrades;

  •
  fluctuating interest rates;

  •
  our ability to retain our key management personnel;

  •
  our ability to qualify or maintain our status as a REIT;

  •
  changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs;

  •
  covenants in our debt agreements that may limit our operational flexibility;

  •
  other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

  •
  additional factors discussed in the sections entitled "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        We caution prospective purchasers of shares of our common stock that the foregoing list of important factors may not contain all of the factors that are important to prospective purchasers of such shares. Forward-looking statements speak only as of the date of this prospectus. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

 SUMMARY

        This summary highlights selected information included in this prospectus. It may not contain all information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included in this prospectus. You should read this prospectus in its entirety, including the information set forth under the heading "Risk Factors" in this prospectus, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Unless otherwise indicated or required by the context, references in this prospectus to the "Company," "CS&L," "we," "us," and "our" are to Communications Sales & Leasing, Inc. together with its consolidated subsidiaries, and references to "Windstream" refer to Windstream Holdings, Inc. and its consolidated subsidiaries.

Communications Sales & Leasing, Inc.

        CS&L, an independent, publicly traded REIT, is engaged in the ownership, acquisition, leasing, and funding the construction of communication distribution systems (CS&L intends to elect to be taxed as a REIT for U.S. federal income tax purposes starting with its taxable year ending December 31, 2015). CS&L generates revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover advantage to capitalize on the large and fragmented telecom infrastructure industry. Additionally, our long-term lease structure provides us a highly predictable and steady cash flow.

        CS&L expects to grow and diversify its portfolio and tenant base by pursuing a range of transaction structures with communication service providers, including, (i) Sale Leaseback Transactions, whereby we acquire existing distribution systems from communication service providers and lease these assets back on a long-term triple net basis; (ii) Capital Investment Financing, whereby we offer communication service providers a cost efficient method of raising funds for discrete capital investments to upgrade or expand their network; (iii) Mergers and Acquisitions Financing, whereby we facilitate mergers and acquisition ("M&A") transactions as a capital partner; and (iv) Whole Company Acquisitions, which may include the use of one or more taxable REIT subsidiaries (each, a "TRS"), which are permitted under the tax laws to acquire non-REIT operating businesses and assets.

        CS&L has the flexibility to create tax-efficient, tailored solutions for communication service providers seeking to monetize their communication distribution assets, to fund investment in their communication distribution infrastructure or to fund acquisitions in the communication service sector. Additionally, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs to pursue these transactions.

        Prior to April 24, 2015, CS&L was a subsidiary of Windstream Holdings, Inc. ("Windstream Holdings"). On April 24, 2015, Windstream contributed certain telecommunications network assets to CS&L and subsequently distributed approximately 80.4% of the total outstanding common stock of CS&L to existing stockholders of Windstream Holdings in a tax-free spin-off. As a result, CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements that were previously owned by Windstream Holdings (collectively, together with certain other rights, title and interests, the "Distribution Systems"). The Distribution Systems are leased to Windstream Holdings on a triple-net basis pursuant to a long-term exclusive lease agreement (the "Master Lease"). Additionally,

CS&L operates a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business").

Business

        Currently, our primary source of revenue is rental revenues from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets.

        Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years ($250 million in total). At our discretion we can elect to make or not to make the requested capital expenditures. If we elect to fund the requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

        Separate from the above capital expenditure funding option, Windstream Holdings has requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. If fully completed and funded, these capital expenditures would increase rent from Windstream Holdings by $4.06 million on an annualized basis, per the terms of the Master Lease.

        Our Master Lease with Windstream Holdings provides us with highly stable and predictable cash flow and the optional capital expenditures arrangement provides us an incremental growth opportunity to increase our rental revenues.

Our Portfolio / Properties

        CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements. Below is the summary of the fiber and copper assets that are leased to Windstream

Holdings pursuant to the Master Lease, as well as a map showing the geographic distribution of such assets by fiber and copper mileage:

  Network Route Miles(1)

State	Fiber	Copper	Total	% of Total
GA	8,500	45,400	53,900	18%
TX	7,800	40,400	48,200	16%
IA	8,200	33,100	41,300	14%
KY	7,700	32,100	39,800	13%
NC	3,800	18,400	22,200	7%
AR	3,100	13,000	16,100	5%
OH	3,400	11,500	14,900	5%
OK	1,600	12,400	14,000	5%
MO	900	10,800	11,700	4%
FL	1,300	8,500	9,800	3%
NM	800	5,300	6,100	2%
IL	4,000	—	4,000	1%
AL	600	2,400	3,000	1%
IN	3,000	—	3,000	1%
MI	2,400	—	2,400	1%
WI	2,200	—	2,200	1%
Other	5,000	1,900	6,900	2%

	64,300	235,200	299,500	100%

(1)
Windstream transferred approximately 87% of its fiber and approximately 82% of its copper, by net book value, to CS&L.

  Geographic Distribution of Assets by Route Miles

        In addition, Windstream Holdings leases telephone poles and other assets from the Company under the Master Lease.

TRS Properties

        We conduct the Consumer CLEC Business through Talk America Services, LLC, an indirect, wholly-owned subsidiary of CS&L ("Talk America"). Talk America provides local telephone, high-speed Internet and long distance service to approximately 53,000 customers principally located in 17 states across the eastern and central United States. Talk America generated approximately $36.0 million of revenue in 2014 (although its revenue is expected to decline significantly each year due to competitive pressures) and approximately $7.9 million of revenue during the first quarter of fiscal 2015.

        CS&L and Talk America have jointly elected for Talk America to be treated as a TRS for federal income tax purposes. As a TRS, Talk America generally may provide services and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. Under current Internal Revenue Service (the "IRS") rules, up to 25% of CS&L's total assets may be in the form of TRS securities. As such, the TRS currently gives us the capacity to acquire over $1.5 billion in non-REIT assets by way of whole company acquisitions or otherwise, providing us the flexibility to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator.

Industry

        To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to communication service providers on a triple-net basis. We believe we will benefit from this first mover competitive advantage as we seek to grow and diversify our portfolio and tenant base.

        We believe that we are well positioned to take advantage of the favorable Internet, data, and wireless growth trends driving the ongoing demand for bandwidth infrastructure, and to be an active participant in the consolidation of the telecommunications industry. The growth of cloud-based computing, video, mobile and social media applications, machine-to-machine connectivity, and other bandwidth-intensive applications, continues to drive rapidly increasing consumption of bandwidth on a global basis. This growth in consumption requires the support of a robust communications infrastructure. Fiber networks are a critical component of the overall communications infrastructure connecting data centers, cellular towers, and other carrier and private networks. We believe that as telecom operators choose to focus on their business operations to capitalize on these trends, CS&L can provide such telecom operators with an opportunity to outsource the funding of the build out and/or acquisition of infrastructure at an attractive cost of capital, on a long-term, passive basis.

        CS&L benefits from a large universe of potential existing operator counterparties, which provides us with the opportunity to:

  •
  Acquire additional communication service assets through sale leaseback transactions or other transactions: There are approximately 133 million copper / coaxial connections in the United States, according to a 2013 FCC report, and approximately 186 million fiber route miles worldwide. CS&L currently represents less than 2% of these markets.

  •
  Provide cost-efficient passive funding to telecom providers for network investment or M&A activity: Public telecom companies' aggregate spend on capital expenditures in 2014 was $62 billion according to S&P Capital IQ. In addition, annual fiber investment was approximately $15 billion from 2006 to 2011 as reported by industry research firm CRU Group. Furthermore, announced U.S. telecom M&A activity was $71 billion between May 1, 2014 and May 27, 2015 according to ThomsonOne.

        CS&L believes it has a large universe of potential partners in the fragmented telecom industry. These providers include:

  •
  Fiber and Copper Network Providers: There are over 2,000 independent small companies that may seek to build fiber and copper networks to capitalize on the wireless backhaul and broadband demand.

  •
  Incumbent and Rural Local Exchange Carriers ("ILEC" and "RLEC"): Wireline providers that have a large copper network, with millions of access lines, that require upgrades to remain competitive in the market.

  •
  Cable Operators: Cable operators who are seeking to invest in their coaxial cable network to deliver faster broadband speeds and pursue opportunities in the enterprise and small-to-medium sized business markets.

  •
  Other Partners: Non-traditional buyers of communication networks looking to capitalize on the large growth in demand for data bandwidth.

Business and Growth Strategy

        Our primary goal is to create long-term shareholder value by (i) generating reliable and growing cash flows, (ii) diversifying our tenant and asset base, (iii) paying a consistent dividend, and (iv) maintaining our financial strength and liquidity. To achieve this goal, we plan to employ a business strategy that leverages our first mover advantage in the sector and our strong access to the capital markets. We intend to pursue investment opportunities that meet our investing and financing objectives where we can earn attractive risk-adjusted rates of return. The key components of our business strategy include:

Acquire Additional Distribution Systems Through Sale Leaseback Transactions

        We are actively seeking to acquire distribution systems from communication service providers and lease these assets back to the communication service providers on a long-term triple-net basis. We believe this type of transaction benefits the communication service providers with incremental liquidity which can be used to reduce indebtedness or for other investment, while they continue to focus on their existing business. Additionally, this transaction structure is well established and extensively used in other sectors, including between wireless carriers and tower operators. We will employ a disciplined, opportunistic acquisition strategy and seek to price transactions appropriately based on, among other things, growth opportunities, the mix of assets acquired, length and terms of the lease, and credit worthiness of the tenant.

Fund Capital Extensions and Improvements of Distribution Systems For Existing and New Tenants

        We believe the communications infrastructure industry in the U.S. is currently going through an upgrade cycle driven by the consumer's general desire for greater bandwidth. These upgrades require significant capital expenditures, and we believe CS&L provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their networks at an attractive cost of capital.

        We intend to support our tenant operators and other communication service providers by providing capital to them for a variety of purposes, including capacity augmentation projects and network expansions. We expect to structure these investments as lease arrangements that produce additional rents. In these types of transactions we would provide the capital investment needed to expand or improve the distribution system, and take ownership of this or another distribution system owned by the operator, in exchange for ongoing lease payments.

Facilitate M&A Transactions in the Communication Service Sector as a Capital Partner

        We believe CS&L can provide cost efficient funds to potential acquirors in the communication service sector, and thereby facilitate M&A transactions as a capital partner. The highly fragmented nature of the communication service sector is expected to result in more consolidation, which we believe will provide ample opportunity for CS&L to pursue these types of transactions. Over the last 5 years, there has been approximately $268 billion in telecom-focused M&A volume in the U.S. according to Securities Data Company.

Acquire Whole Companies Leveraging Our TRS Capacity

        Under our REIT structure, we currently have the capacity through TRSs to acquire over $1.5 billion in non-REIT operating businesses and assets by way of whole company acquisitions or otherwise, giving us the option to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator. This provides us with additional flexibility as we explore opportunities for growth.

Diversify Tenant Relationships

        We are actively pursuing new leasing relationships with potential tenants and communication service providers in order to expand our mix of tenants and other real property and, in doing so, to reduce our concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy is to acquire new distribution systems and other real property within the communications infrastructure industry to further diversify our overall portfolio.

Acquire Adjacent Communications Infrastructure and Other Real Property Assets

        Over time, we believe we have the potential to diversify our asset portfolio further by investing in adjacent communications infrastructure, such as stand-alone fiber assets, wireless towers, data center assets and potentially other related assets. As we enhance our scale through mergers and acquisitions and asset and tenant diversification, we expect to have the potential to consider investing in other asset classes.

Maintain Balance Sheet Strength and Liquidity

        We will seek to maintain a capital structure that provides the resources and financial flexibility to position us to capitalize on strategic growth opportunities. Our access to, and cost of, external capital is dependent on various factors, including general market conditions, credit ratings on our securities, interest rates and expectations of our future business performance. We intend to maintain a strong balance sheet through disciplined use of leverage, striving to lower our relative cost of capital over time, and continuing to have access to multiple sources of capital and liquidity. As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. All of our debt is either fixed rate debt, or floating rate debt that we have fixed through the use of interest rate swaps.

Competitive Strengths

        We believe that we have significant competitive advantages that support our leadership position in owning, funding the construction of and leasing communications infrastructure, including:

First Mover Advantage; Uniquely Positioned to Capitalize on Expansion Opportunities

        To our knowledge, we are the first and only REIT primarily focused on owning and developing communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover competitive advantage to capitalize on the large and fragmented telecom infrastructure industry. A large market opportunity exists to provide capital to communication service providers who would like to repay debt and rebalance their capital structures while continuing to operate their existing business. Others are seeking liquidity to enhance existing communication distribution systems or build new ones. CS&L has the flexibility to create cost-efficient, customized solutions for such communication service providers through sale-leaseback transactions, funding investment in their communication distribution infrastructure or funding acquisitions in the communication service sector. In pursuing these transactions, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs in pursuing these transactions. Additionally, we believe our position, scale and national reach will help us achieve operational efficiencies and support these future growth opportunities.

Large Scale Anchor Tenant; Stable Rent Revenues

        We believe the assets we lease to Windstream Holdings under the Master Lease are critical for Windstream to successfully run its business and operations. Windstream, as our anchor tenant, provides us with a base of stable and highly predictable rent revenues as an initial platform for us to grow and diversify our portfolio and tenant base.

        Windstream is a publicly-traded company that provides advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream continues to operate the Distribution Systems, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off.

        Windstream has a diverse customer base, encompassing enterprise and small business customers, carriers and consumers. The Distribution Systems assets that we lease to Windstream Holdings are located in 29 different states across the continental United States. The properties in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

        Windstream is subject to the reporting requirements of the SEC, which include the requirements to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Windstream's filings with the SEC can be found at www.sec.gov. Windstream's filings are not incorporated by reference into this prospectus.

Long-Term, Triple Net Lease Structure

        All of our properties (except properties owned by our TRS, Talk America) are leased to Windstream Holdings under the Master Lease on a triple-net lease basis for an initial term of 15 years. Under the Master Lease, Windstream Holdings is responsible for maintaining the Distribution Systems in accordance with prudent industry practice and in compliance with all federal and state utility commissions delivery standards. The maintenance responsibilities include, among others, (i) repairing fiber and copper cuts with respect to the Distribution Systems and (ii) replacing poles, conduits and other facilities at the Distribution Systems as required to comply with Windstream Holdings' maintenance obligations. Windstream Holdings is required to submit periodic reports to us upon request on operational matters to enable us to confirm that Windstream Holdings is complying with its maintenance and other obligations under the Master Lease. In addition to maintenance requirements, Windstream is responsible for insurance required to be carried under the Master Lease, taxes levied on or with respect to the Distribution Systems and all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted on the Distribution Systems. The Master Lease is a single, indivisible lease of the Distribution Systems and not separate leases. At the option of Windstream Holdings, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. If Windstream Holdings elects to extend the initial term of the Master Lease from 15 to 20 years, the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

        We plan to pursue similar long-term, triple net lease structures as we expand and diversify our portfolio and tenant base.

Strong Relationships with Communication Service Providers

        Members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records.

Flexible UPREIT Structure

        We operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through our indirect wholly owned operating partnership, CSL National, LP (the "Operating Partnership"). The Operating Partnership is managed by our subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Our senior management team is comprised of veteran leaders with strong backgrounds in their respective disciplines. As a result of extensive public company experience, our senior management team has over 70 years of combined experience in managing telecommunications operations, consummating mergers and acquisitions and accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

The Spin-Off and Related Transactions

        On April 24, 2015, Windstream contributed to CS&L the Distribution Systems and the Consumer CLEC Business (which comprised less than 25% of Windstream's consolidated total assets, by book value), and distributed 80.4% of the outstanding shares of CS&L common stock to its shareholders. Windstream retained the remaining 19.6% of CS&L shares. Immediately after the Spin-Off, we and Windstream Holdings entered into the Master Lease, under which Windstream Holdings leases the Distribution Systems on a triple-net basis. We also entered into a number of other agreements with Windstream Holdings to govern the relationship between us following the Spin-Off. See "Our Current Relationship with Windstream."

        In connection with the Spin-Off, we incurred approximately $3.65 billion in funded long-term debt, consisting of approximately $1.51 billion of notes and approximately $2.14 billion in term loans under our new senior secured credit facilities. Our new senior secured credit facilities also include a $500 million revolving credit facility, which is undrawn as of the date of this prospectus.

The Retained Stake

        In the Spin-Off, Windstream Services retained 29,385,064 shares, or 19.6%, of our common stock. While our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting shareholders from owning more than 9.8% of the outstanding shares of our common stock, Windstream was granted consent by our board of directors to own more than 9.8% of the outstanding shares of our common stock in connection with the Spin-Off.

        In connection with this offering, 21,293,525 shares of our common stock held by Windstream Services will be exchanged by Windstream Services in a debt-for-equity exchange with Citigroup Global Markets Inc. ("Citigroup"), as the selling stockholder (24,487,553 shares if the underwriters exercise their option to purchase additional shares). Windstream has informed us that it expects that shares retained following this offering, if any, will be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt. See "Selling Stockholder."

Our Current Relationship with Windstream

        To govern our relationship with Windstream after the Spin-Off, we entered into, among other arrangements: (1) a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Windstream and CS&L (the "Separation and Distribution Agreement"), (2) the Master Lease, (3) an agreement relating to the rights of the administrative agent under Windstream's credit facility with respect to the Master Lease (the "Recognition Agreement"), (4) an agreement relating to tax matters (the "Tax Matters Agreement"), (5) an agreement pursuant to which Windstream provides certain administrative and support services to CS&L on a transitional basis (the "Transition Services Agreement"), (6) an agreement relating to employee matters (the "Employee Matters Agreement"), (7) a Wholesale Master Services Agreement pursuant to which Windstream provides services in support of the Consumer CLEC Business (the "Wholesale Master Services Agreement"); (8) an agreement pursuant to which Windstream provides billing and collection services to CS&L (the "Master Services Agreement"), (9) an agreement relating to intellectual property matters (the "Intellectual Property Matters Agreement") and (10) an agreement pursuant to which CS&L agrees to provide Windstream with certain customer service support on a transitional basis (the "Reverse Transition Services Agreement"). See "Our Current Relationship with Windstream."

Our Corporate Information

        We are a Maryland corporation. Prior to the Spin-Off, we did not commence any operations nor did we have any material assets or liabilities. We own substantially all of our properties and conduct substantially all of our operations, other than the Consumer CLEC Business, through our Operating Partnership. Our principal executive offices are located at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, AR 72211 and our telephone number is (501) 850-0820. We maintain a website at www.cslreit.com. Information contained on or accessible through our website is not part of this prospectus.

 THE OFFERING

The offering	21,293,525 shares of common stock offered by the selling stockholder.
Option to purchase additional shares of common stock	3,194,028 shares offered by the selling stockholder.
Common stock outstanding after this offering	149,827,214 shares.
Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholder.
Risk factors

You should carefully consider all information in this prospectus before investing in our common stock. In particular, you should evaluate the specific risks described in the section entitled "Risk Factors" in this prospectus beginning on page 16.

Listing	Our common stock is listed on NASDAQ under the symbol "CSAL."
Tax Status	We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. See "Material U.S. Federal Income Tax Considerations."
Dividend Policy

Commencing with our taxable year ending December 31, 2015, we expect to initially pay dividends in cash in an amount equal to $2.40 per share per annum, subject to declaration by our board of directors. On May 6, 2015, CS&L declared a pro-rated $0.4418 per share quarterly dividend to shareholders of record at the close of business on June 30, 2015 for the period from April 25, 2015 through June 30, 2015, which represents a quarterly dividend of $0.60 per share. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the amount required to qualify as a REIT. See "Dividend Policy" for more information regarding limitations on our ability to pay dividends.

Transfer restrictions

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of CS&L's common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of CS&L stock, without the prior consent of CS&L's board of directors. See "Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock."

Conflicts of Interest

Because Citigroup, an underwriter in this offering, is also the selling stockholder in this offering and because Citigroup or affiliates of Citigroup will receive at least 5% of the proceeds of this offering, a conflict of interest under Financial Industry Regulatory Authority, Inc. ("FINRA") Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with that rule. See "Underwriting—Conflicts of Interest."

        Unless we specifically state otherwise, all share information in this prospectus (i) is based on the number of common shares outstanding as of June 1, 2015 and (ii) does not take into account:

  •
  895,600 shares of common stock issuable upon the vesting of restricted stock and restricted stock units outstanding as of June 1, 2015; or

  •
  5,236,738 shares of common stock available for future issuance under our equity incentive plans as of June 1, 2015.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

        The following table sets forth summary financial data for CS&L on a historical basis, as well as on a pro forma basis to give effect to the Spin-Off from Windstream and certain related transactions described below. Prior to the Spin-Off, we did not operate the Consumer CLEC Business separately from Windstream, nor did we commence our leasing business.

        The summary historical combined financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this prospectus. The summary historical combined financial data as of and for the three months ended March 31, 2015 and for the three months ended March 31, 2014 has been derived from the unaudited financial statements of the Consumer CLEC Business and Distribution Systems.

        The summary unaudited pro forma combined financial data for the year ended December 31, 2014 and as of and for the three months ended March 31, 2015 has been derived from the pro forma combined financial statements included elsewhere in this prospectus. The pro forma data gives effect to the Spin-Off from Windstream Holdings effective April 24, 2015 and certain related transactions, and includes: (i) the transfer of certain assets and liabilities from Windstream to CS&L immediately prior to the Spin-Off that are not included in CS&L's historical balance sheet as of March 31, 2015; (ii) the issuance of $3.65 billion of long-term debt by CS&L and the related debt discounts, debt issuance costs and interest expense as further discussed in notes (A) and (B) of the pro forma financial statements; (iii) our issuance of approximately 149.8 million shares of CS&L common stock to Windstream Services, of which 80.4% (or 120.4 million shares) were distributed to the stockholders of Windstream Holdings through a tax-free stock dividend, with Windstream retaining the remaining 19.6% of the common stock of CS&L (or approximately 29.4 million shares); (iv) a cash payment by CS&L to Windstream Holdings immediately prior to the Spin-Off in an amount representing Windstream Holdings' tax basis in the Distribution Systems transferred to CS&L, and the transfer by us of certain of our debt to Windstream Services, as consideration for the contribution of the Distribution Systems and the Consumer CLEC Business; (v) rental income associated with the Master Lease for the Distribution Systems assets transferred to CS&L that would have been received had the Spin-Off occurred on the earlier dates as provided herein; (vi) the elimination of certain deferred income tax liabilities in conjunction with the election of REIT status; and (vii) costs related to various services as described in the Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement.

        The unaudited pro forma combined income statements for the year ended December 31, 2014 and the three months ended March 31, 2015 assume the Spin-Off and related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and related transactions occurred on March 31, 2015. The historical pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated if we had been a separate, stand-alone company during the periods presented, nor does it purport to represent our future financial condition or results of operations. The actual results reported in periods following the Spin-Off may differ significantly from those reflected in the unaudited pro forma combined financial data for a number of reasons, including inaccuracy of assumptions used to prepare this financial data. See "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus for a discussion of matters that could cause our results to differ materially from those contained in the unaudited pro forma condensed combined financial data.

	As of and for the Year Ended December 31,								As of and for the Three Months Ended March 31,
	Pro Forma 2014		2014		2013		2012		Pro Forma 2015		2015	2014
	(Million, except per share amounts)
Revenues and Sales:
Leasing and rental revenues(a)	$667.2		$—		$—		$—		$166.8		$—	$—
Consumer CLEC revenues	36.0		36.0		45.1		63.5		7.9		7.9	9.7

Total revenues and sales	703.2		36.0		45.1		63.5		174.7		7.9	9.7
Costs and Expenses:
CLEC operating expenses	23.7		19.0		23.2		32.4		5.5		4.4	5.1
Selling, general and administrative	1.8	(b)	0.1		0.1		0.7		0.4	(b)	—	—
Depreciation and amortization	347.7		4.6		5.3		5.9		86.8		1.0	1.2

Total costs and expenses	373.2		23.7		28.6		39.0		92.7		5.4	6.3
Operating income	330.0		12.3		16.5		24.5		82.0		2.5	3.4
Interest expense	259.9		—		—		—		64.4		—	—

Income before income taxes	70.1		12.3		16.5		24.5		17.6		2.5	3.4
Income tax expense	3.1		—		—		—		0.6		—	—

Net income	$67.0		$12.3		$16.5		$24.5		$17.0		$2.5	$3.4

Earnings per share:
Basic(c)	$0.45		*		*		*		$0.11		*	*
Diluted(c)	$0.45		*		*		*		$0.11		*	*
Non-GAAP financial measures:
EBITDA(d)	$677.7		*		*		*		$168.8		*	*
Net EBITDA(e)	$652.7		*		*		*		$162.5		*	*
FFO(f)	$410.1		*		*		*		$102.8		*	*
AFFO(f)	$412.2		*		*		*		$103.3		*	*
Balance sheet data
Total assets	*		$2,588.5		$2,704.9		$29.4	(g)	$2,608.0		$2,545.8	*
Total long-term debt	*		*		*		*		$3,506.2		*	*
Total liabilities	*		$7.9		$9.7		$13.1		$3,524.9		$7.5	*
Total equity	*		$2,580.6	(h)	$2,695.2	(h)	*		$(916.9)		*	*

*
Information not applicable for periods presented

(a)
Reflects revenues under Master Lease amortized on a straight line basis and not on a cash basis. Cash rental payments will be $650.0 million in the first year of the Master Lease.

(b)
Does not reflect any incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity, including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs, which are estimated to be $20.0 million to $25.0 million annually.

(c)
Our pro forma earnings per share are based upon the distribution of 149.8 million shares of our common stock. The number of CS&L shares used to compute basic earnings per share for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the number of shares of CS&L common stock outstanding on the distribution date, or 149.8 million shares.

(d)
We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. Net EBITDA includes the effects of the estimated incremental general and administrative expenses discussed in note (b) above. Since EBITDA and Net EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP. Furthermore, EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

  The following table reconciles our calculation of EBITDA and Net EBITDA for the year ended December 31, 2014 and the three months ended March 31, 2015, after giving effect to the Spin-Off and the related transactions to pro forma net income for the same periods:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Interest expense	259.9	64.4
Income tax	3.1	0.6
Depreciation	343.1	85.8
Amortization	4.6	1.0

EBITDA	$677.7	$168.8
Estimated general and administrative expenses	(25.0)	(6.3)

Net EBITDA(e)	$652.7	$162.5

(e)
Net EBITDA is EBITDA less an amount for estimated general and administrative expenses. We estimate that annual general and administrative expenses will be approximately $20.0 million to $25.0 million, but do not have a precise estimate. We have adjusted EBITDA by $25 million for the year ended December 31, 2014 and $6.3 million for the three months ended March 31, 2015, although actual costs could vary materially from that estimate. Net EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

(f)
FFO is defined as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. FFO does not reflect any incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity, including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs, which are estimated to be $20.0 million to $25.0 million annually. AFFO is defined as FFO (i) excluding non-cash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight-line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. Furthermore, FFO and AFFO have not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X. See "Non-GAAP Financial Measures."

  The following table reconciles our calculations of FFO and AFFO for the year ended December 31, 2014 and the three months ended March 31, 2015, after giving effect to the Spin-Off and the related transactions to pro forma net income for the same period:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited; in millions)
Net Income	$67.0	$17.0
Real estate depreciation and amortization	343.1	85.8

FFO	410.1	102.8
Stock-based compensation	—	—
Amortization of customer list intangibles	4.6	1.0
Amortization of debt discounts and deferred financing costs	14.7	3.8
Straight-line rental revenue	(17.2)	(4.3)

AFFO	$412.2	$103.3

(g)
Does not include Distribution Systems.

(h)
Includes net assets contributed of the Consumer CLEC Business.

RISK FACTORS

        Investment in our common stock involves risk. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring the common stock offered by this prospectus. If any of the following risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Business

We are dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream's business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.

        Windstream Holdings is the lessee of the Distribution Systems pursuant to the Master Lease and, therefore, is presently the source of substantially all of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on Windstream Holdings to pay all insurance, taxes, utilities, charges relating to the easements, permits and pole arrangements and maintenance and repair expenses in connection with the Distribution Systems, subject to limited carveouts, and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease. The inability or unwillingness of Windstream Holdings to meet its rent obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our shareholders as required to maintain our status as a REIT. The inability of Windstream Holdings to satisfy its other obligations under the Master Lease, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the Distribution Systems as well as the business, financial position and results of operations of Windstream. Since Windstream Holdings is a holding company, it will be dependent on distributions from Windstream Services and its subsidiaries in order to satisfy the payment obligations under the Master Lease, and the ability of Windstream Services and its subsidiaries to make such distributions may be adversely impacted in the event of the insolvency or bankruptcy of such entities or by covenants in its subsidiaries' debt that restrict the amount of the distributions that may be made by such entities. For these reasons, if Windstream Holdings, Windstream Services or their subsidiaries were to experience a material and adverse effect on its business, financial position or results of operations, our business, financial position or results of operations could also be materially and adversely affected.

        Due to our dependence on rental payments from Windstream Holdings as our primary source of revenues, we may be limited in our ability to enforce our rights under, or to terminate, the Master Lease. Failure by Windstream Holdings to comply with the terms of the Master Lease or to comply with the regulations to which the Distribution Systems are subject could require us to find another lessee for such Distribution Systems and there could be a decrease or cessation of rental payments by Windstream Holdings.

        There is no assurance that we would be able to lease the Distribution Systems to another lessee on substantially equivalent or better terms than the Master Lease, or at all, successfully reposition the Distribution Systems for other uses or sell the Distribution Systems on terms that are favorable to us. It may be more difficult to find a replacement tenant for a telecommunications property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for the Distribution Systems, transfers of operations of communication distribution systems are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition the Distribution Systems.

We intend to pursue acquisitions of additional properties and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions.

        We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefits of such a transaction.

        We operate in a highly competitive market and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, telecommunications operators, lenders and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition makes it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our board of directors may change our investment objectives at any time without shareholder approval. If we cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT and, in order to preserve the tax-free treatment to Windstream of the Spin-Off, may be limited in our ability to issue equity for two years after the Spin-Off, may limit our ability to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

        The Master Lease contains certain non-compete provisions, which, during the term of the lease, limit our ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an incumbent local exchange carrier ("ILEC") and where the distribution system is subject to the Master Lease.

        Acquisitions of properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment's performance will fail to meet expectations or that the tenant, operator or manager will underperform.

Required regulatory approvals can delay or prohibit transfers of the rights to use our real property utilized by telecommunications operators, which could result in periods in which we are unable to receive rent for such assets.

        Some of our tenants may be operators of telecommunications assets, which operators must be licensed under applicable state and federal laws. Prior to the transfer of the rights to use our real property to successor operators, the new operator generally must become licensed under state and federal laws. If an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent. The Master Lease with Windstream provides that if it is terminated and we find a new tenant but cannot obtain regulatory approvals, Windstream would continue as the tenant for a period of time pursuant to a management agreement, although such arrangement would only be temporary and at a higher cost.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        As of May 31, 2015, we had outstanding long term indebtedness of approximately $3.65 billion consisting of a combination of senior notes and term loans. Additionally, we have entered into a revolving credit facility in an aggregate principal amount of up to $500 million (which is undrawn as of the date of this prospectus), provided by a syndicate of banks and other financial institutions. Although our debt agreements restrict the amount of our future indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without shareholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

        Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

        We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

        The agreements governing our indebtedness, including the indentures and our new senior secured credit facilities, contain customary covenants, which may limit our operational flexibility. The indentures have terms customary for high yield senior notes, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L's assets, and customary provisions regarding optional redemption and events of default.

Our credit agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. The credit agreement also contains customary events of default and requires us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. In addition, defaults under the Master Lease, including defaults associated with the bankruptcy of the tenant or the termination of the Master Lease, may result in cross-defaults under certain of our indebtedness.

        Covenants that limit our operational flexibility, as well as covenant breaches or defaults under our debt instruments, could materially and adversely affect our business, financial position or results of operations, or our ability to incur additional indebtedness or refinance existing indebtedness.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

        If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations under the credit agreement. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions. Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which could adversely affect the market price of our common stock.

If we are not able to hire, or if we lose, key management personnel, we may not be able to successfully manage our business and achieve our objectives.

        Our success depends in large part upon the leadership and performance of our executive management team, particularly our President and Chief Executive Officer, Kenneth Gunderman, and other key employees. If we lose the services of Mr. Gunderman or are not able to hire, or if we lose, other key employees we may not be able to successfully manage our business or achieve our business objectives.

We or our tenants may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expenses.

        The Master Lease requires, and new lease agreements that we enter into are expected to require, that the tenant maintain comprehensive insurance and hazard insurance or self-insure its insurance obligations. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

        Our properties are located in 29 states, and if one of our properties experiences a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from the property. If the damaged property is subject to recourse indebtedness, we could continue to be liable for the indebtedness even if the property is irreparably damaged.

        In addition, even if damage to our properties is covered by insurance, a disruption of business caused by a casualty event may result in loss of revenue for our tenants or us. Any business interruption insurance may not fully compensate them or us for such loss of revenue. If one of our tenants experiences such a loss, it may be unable to satisfy its payment obligations to us under its lease with us.

We are dependent on the communications industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

        As the owner of distribution systems serving the communications industry, we are impacted by the risks associated with the communications industry. Therefore, our success is to some degree dependent on the communications industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the communications business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

        The communications industry is characterized by a high degree of competition among a large number of participants. Competition is intense between telecommunications, wireless and cable operators in most of the markets where our properties are located. As competing properties are constructed, the lease rates we assess for our properties may be negatively impacted upon renewal or new tenant pricing events.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business in the manner currently contemplated.

        Our business, and that of our tenants, is subject to federal, state, local and foreign regulation. In certain jurisdictions these regulations could be applied or enforced retroactively. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new distribution system construction and modifications, thereby limiting our ability to respond to customer demands and requirements. Existing regulatory policies may materially and adversely affect the associated timing or cost of such projects and additional regulations may be adopted which increase delays or result in additional costs to us, or that prevent such projects in certain locations. These factors could materially and adversely affect our business, results of operations or financial condition. For more information regarding the regulations we are subject to, please see the section entitled "Business—Government Regulation, Licensing and Enforcement."

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

        We believe that, as a publicly-traded company independent from Windstream, CS&L has the ability to pursue transactions with other telecommunications operators that would not pursue transactions with Windstream as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Windstream, and to pursue certain transactions that Windstream otherwise may be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Windstream in the time we expect, if at all. For instance, it may take longer than anticipated for operators to, or operators may never, embrace a lease structure for distribution system assets.

If the Spin-Off, together with certain related transactions, failed to qualify as a tax-free transaction for U.S. federal income tax purposes, both we and Windstream could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Windstream for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

        Windstream received a private letter ruling from the IRS (the "IRS Ruling") to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations and assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream will not be able to rely on the IRS Ruling. In addition, the IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Sections 355 and 368(a)(1)(D) of the Code and Windstream's use of CS&L indebtedness and common stock to retire certain Windstream debt (the "debt exchanges"). Accordingly, the Spin-Off was conditioned upon the receipt by Windstream of a tax opinion from its counsel with respect to the requirements on which the IRS did not rule, which concluded that such requirements also should be satisfied. The tax opinion was based on, among other things, the IRS Ruling, current law and certain representations and assumptions as to factual matters made by Windstream and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the tax opinion. In addition, the tax opinion is not binding on the IRS or the courts, and the IRS and/or the courts may not agree with the tax opinion.

        If the Spin-Off were determined to be taxable, Windstream would recognize taxable gain. Under the terms of the Tax Matters Agreement, we are generally responsible for any taxes imposed on Windstream that arise from the failure of the Spin-Off and the debt exchanges to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Section 355 and Section 368(a)(1)(D) of the Code, as applicable, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, indebtedness, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representations provided in connection with the tax opinion. Our indemnification obligations to Windstream are not limited by any maximum amount and such amounts could be substantial. If we are required to indemnify Windstream under the circumstances set forth in the Tax Matters Agreement, we may also be subject to substantial tax liabilities. For more information regarding the Tax Matters Agreement, see "Our Current Relationship with Windstream—Tax Matters Agreement."

        In addition, if the Spin-Off or the debt exchanges failed to qualify as tax free for U.S. federal income tax purposes, Windstream may incur significant tax liabilities that could materially affect Windstream's ability to make payments under the Master Lease.

We may not be able to engage in desirable strategic transactions and equity issuances for two years following the Spin-Off because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

        To preserve the tax-free treatment to Windstream of the Spin-Off, for the two-year period following the Spin-Off, CS&L may be prohibited, except in specific circumstances, from taking certain actions, including: (1) entering into any transaction pursuant to which all or a portion of CS&L's stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, or (3) repurchasing CS&L's common stock. In addition, we are prohibited from taking or failing to take any other action that prevents the Spin-Off and related transactions from being tax-free.

        These restrictions may limit CS&L's ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of CS&L's business or to raise additional equity financing to fund debt source needs. For a more detailed description, see "Our Current Relationship with Windstream—Tax Matters Agreement."

Our agreements with Windstream may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

        The agreements that we entered into with Windstream in connection with the Spin-Off, including the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement, were entered into in the context of the Spin-Off while we were still controlled by Windstream. As a result, they may not reflect terms that would have resulted from negotiations between unaffiliated third parties. The terms of the agreements entered into in the context of the Spin-Off concern, among other things, divisions and allocations of assets and liabilities and rights and obligations, between Windstream and us. For a more detailed description, see "Our Current Relationship with Windstream."

The historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

        Our combined historical financial data and our pro forma combined financial data included in this prospectus may not reflect our business, financial position or results of operations had we been an independent, publicly-traded company during the periods presented, or what our business, financial position or results of operations will be in the future. Prior to the Spin-Off, our business was operated by Windstream as part of one corporate organization and not operated as a stand-alone company. Because the Distribution Systems and Consumer CLEC Business assets that comprise our business were not acquired by us until immediately prior to the Spin-Off, there are no historical financial statements for CS&L in this prospectus, and the historical financial statements included in this prospectus are not indicative of how we will exist following the Spin-Off. Significant changes have and will continue to occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and our transactions with Windstream that have not existed historically, including the Master Lease and an estimated $20 to $25 million of incremental operating expenses that we expect to incur.

        The pro forma financial data included in this prospectus includes adjustments based upon available information that our management believes to be reasonable to reflect these factors. However, the assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. In addition, the pro forma financial data does not include adjustments for estimated general and administrative expenses. For these reasons, our cost structure may be higher and our future financial costs and performance may be worse than the performance implied by the pro forma financial data presented in this prospectus. For additional information about the basis of presentation of our combined historical financial data and our pro forma combined financial data included in this prospectus, see "Financial Information,"" "Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data," "Capitalization, "CS&L's Unaudited Pro Forma Combined Financial Data," "Selected Combined Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

        The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Windstream and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations. In addition, disputes with Windstream could arise in connection with the Master Lease, the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Recognition Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement, the Stockholder's and Registration Rights Agreement or other agreements.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

        A court could deem the Spin-Off of CS&L common stock or certain internal restructuring transactions undertaken by Windstream in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to Windstream some or all of the shares of our common stock issued in the distribution, to return some of the Purging Distribution (as defined in "Material U.S. Federal Income Tax Considerations—Earnings and Profits Distribution Requirement"), if any, to CS&L, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risks Related to Our Status as a REIT

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders.

        We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. References throughout this document to the "first taxable year" for which we intend to elect to be taxed as a REIT refer to the taxable year ending December 31, 2015. In connection with this offering, we expect to receive an opinion of Davis Polk & Wardwell LLP, our tax counsel, with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of tax counsel represents only the view of tax counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Tax counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of tax counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate liability could be substantial and could reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on us.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the "Treasury"). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

        On February 26, 2014, House Ways and Means Committee Chairman David Camp released a proposal, formally introduced recently as proposed legislation, H.R. 1, the Tax Reform Act of 2014 (the "Camp Proposal"), for comprehensive tax reform. The Camp Proposal includes a number of provisions that, if enacted, would have an adverse effect on corporations seeking to make an election to be taxed as a REIT. These include the following: (i) if the stock of a corporation is distributed in a tax-free spin-off under Section 355 of the Code, such corporation will not be eligible to make an election to be taxed as a REIT for the ten-year period following the taxable year in which the spin-off occurs; (ii) if a corporation elects to be taxed as a REIT, such corporation will be required to recognize certain built-in gains inherent in its property as if all its assets were sold at their fair market value immediately before the close of the taxable year immediately before the corporation became taxed as a REIT; (iii) for purposes of the REIT income and asset tests, "real property" would be defined to exclude all tangible property with a class life of less than 27.5 years (as defined under the depreciation rules); and (iv) any dividend made to satisfy the REIT requirement that a REIT must not have any earnings and profits accumulated during non-REIT years by the end of its first tax year as a REIT must be made in cash instead of a combination of cash and stock. Provisions (i) and (ii), if enacted in their current form, would apply to REIT elections and tax-free spin-off distributions made on or after February 26, 2014. If enacted in its current form, the Camp Proposal would materially and adversely affect our ability to make an election to be taxed as a REIT. See the risk factor captioned "If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders." It is uncertain whether the Camp Proposal, in its current form as it relates to CS&L, or any other legislation affecting REITs and entities desiring to elect REIT status will be enacted and whether any such legislation will apply to CS&L.

We could fail to qualify as a REIT if income we receive from Windstream is not treated as qualifying income.

        Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. See "Material U.S. Federal Income Tax Considerations—Taxation of REITs in General—Income Tests." Rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify as a REIT.

        In addition, subject to certain exceptions, rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of the REIT gross income requirements if we or a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the total combined voting power of all classes of Windstream Holdings stock entitled to vote or 10% or more of the total value of all classes of Windstream Holdings stock. Our charter provides for restrictions on ownership and transfer of our shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from Windstream to be treated as non-qualifying rent for purposes of the REIT gross income requirements. The provisions of our charter that restrict the ownership and transfer of our stock are described in "Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock." Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of REIT qualification requirements.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum U.S. federal income tax rate applicable to income from "qualified dividends" payable by U.S. corporations to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

        We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

        Our FFO are currently generated primarily by rents paid under the Master Lease. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax, including the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. See "Material U.S. Federal Income Tax Considerations—Taxation of CS&L." For example, we hold some of our assets and conduct certain of our activities through a TRS subsidiary corporation that is subject to U.S. federal, state and local corporate-level income taxes as a regular C corporation. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm's-length basis. Any of these taxes could decrease cash available for distribution to our shareholders.

Complying with the REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

        To qualify as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and "real estate assets" (as defined in the Code). The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See "Material U.S. Federal Income Tax Considerations—Taxation of CS&L." If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

        In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify any such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See "Material U.S. Federal Income Tax Considerations—Taxation of CS&L." As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, unless such losses are able to be carried back or forward against past or future taxable income in the TRS.

Even if we qualify as a REIT, we could be subject to tax on any unrealized net built-in gains in our assets held before electing to be treated as a REIT.

        We own certain appreciated assets that we acquired from Windstream pursuant to the Spin-Off. If we dispose of any such appreciated assets during the ten-year period following our qualification as a REIT, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we became a REIT over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We will be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell such appreciated assets in a taxable transaction during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

Risks Related to Our Common Stock and This Offering

A trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, the market price and trading volume of our common stock may fluctuate widely.

        We have only been a public company for several months, and thus there is a limited trading history in our common stock, which has been traded on NASDAQ under the symbol "CSAL" since April 20, 2015. We cannot predict the prices at which our common stock may trade. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

  •
  a shift in our investor base;

  •
  our quarterly or annual earnings, or those of comparable companies;

  •
  actual or anticipated fluctuations in our operating results;

  •
  our ability to obtain financing as needed;

  •
  changes in laws and regulations affecting our business;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  announcements by us or our competitors of significant investments, acquisitions or dispositions;

  •
  the failure of securities analysts to cover our common stock;

  •
  changes in earnings estimates by securities analysts or our ability to meet those estimates;

  •
  the operating performance and stock price of comparable companies;

  •
  overall market fluctuations; and

  •
  general economic conditions and other external factors.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Future sales or distributions of our common stock, including the disposition by Windstream of our common stock that Windstream retained after the Spin-Off, could depress the market price for shares of our common stock.

        Following this offering, Windstream Services will retain a passive ownership interest in 5.4% of the common stock of CS&L, or 3.3% if the underwriters exercise their over-allotment option in full. Pursuant to the Stockholder's and Registration Right Agreement with Windstream Services, Windstream Services is required to vote such shares in proportion to the votes cast by our other shareholders, will grant CS&L a proxy with respect to such shares, and will agree not to seek a seat on the board of directors of CS&L. Windstream Services also agreed in the Stockholder's and Registration Rights Agreement not to acquire additional shares of CS&L common stock.

        Windstream has informed us that it intends to dispose of the retained shares opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt, including pursuant to this offering. Pursuant to the Stockholder's and Registration Rights Agreement, we have agreed that, upon the request of Windstream Services, we will use our best efforts to effect the registration under applicable securities laws of the shares of common stock retained by Windstream. See "Our Current Relationship with Windstream."

        Any disposition by Windstream Services of our common stock, or the perception in the market that such dispositions could occur, may cause the price of our common stock to fall. Any such decline could impair our ability to raise capital through future sales of our common stock. Further, our common stock may not qualify for other investment indices, including indices specific to REITs, and any such failure may discourage new investors from investing in our common stock.

        We, our executive officers and directors and Windstream Services have agreed not to sell or transfer any shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain customary exceptions, for a period of 90 days after the date of this prospectus, subject to extension in the case of an earnings release or material news or a material event relating to us. Citigroup may, in its sole discretion, terminate these lock-up agreements or release all or any portion of the shares of common stock subject to lock-up agreements. See "Underwriting" for a description of these lock-up agreements.

We cannot assure you of our ability to pay dividends in the future.

        It is expected that our initial dividend will be $2.40 per share per annum, subject to approval of our board of directors. On May 6, 2015, CS&L declared a pro-rated $0.4418 per share quarterly dividend to shareholders of record at the close of business on June 30, 2015 for the period from

April 25, 2015 through June 30, 2015, which represents a quarterly dividend of $0.60 per share. In no event will the annual dividend be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our ability to pay dividends may be adversely affected by a number of factors, including the risk factors described in this prospectus. Dividends will be authorized by our board of directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Maryland law or applicable debt covenants, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and other factors our directors deem relevant. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash dividends or year-to-year increases in cash dividends in the future.

        Furthermore, while we are required to pay dividends in order to maintain our REIT status (as described above under "Risks Related to Our Status as a REIT—REIT distribution requirements could adversely affect our ability to execute our business plan"), we may elect not to maintain our REIT status, in which case we would no longer be required to pay such dividends. Moreover, even if we do maintain our REIT status, after completing various procedural steps, we may elect to comply with the applicable distribution requirements by distributing, under certain circumstances, shares of our common stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of common stock in lieu of cash, such action could negatively affect our business and financial condition as well as the market price of our common stock. No assurance can be given that we will pay any dividends on shares of our common stock in the future.

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

        In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which we elect to be taxed and qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed and qualify as a REIT). Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary or advisable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by the board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. Windstream is exempt from these ownership restrictions. See "Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock" and "Material U.S. Federal Income Tax Considerations." The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our stock or otherwise be in the best interests of our shareholders. The acquisition of less than 9.8% of our outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% in value of our outstanding stock, and thus violate our charter's ownership limit. Our charter also prohibits any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, our charter provides that (i) no person shall beneficially own shares of stock to the extent such beneficial ownership of stock would result in us failing to qualify as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially or constructively own shares of stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the transfer being automatically void.

Maryland law and provisions in our charter and bylaws may delay or prevent takeover attempts by third parties and therefore inhibit our shareholders from realizing a premium on their stock.

        Our charter and bylaws contain, and Maryland law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirors to negotiate with our board of directors, rather than to attempt a hostile takeover. Our charter and bylaws, among other things, (1) contain transfer and ownership restrictions on the percentage by number and value of outstanding shares of our stock that may be owned or acquired by any shareholder; (2) provide that shareholders are not allowed to act by written consent; (3) permit the board of directors, without further action of the shareholders, to increase or decrease the authorized number of shares and to issue and fix the terms of one or more classes or series of preferred stock, which may have rights senior to those of the common stock; (4) permit only the board of directors to amend the bylaws; (5) establish certain advance notice procedures for shareholder proposals and director nominations; and (6) designate the Maryland courts as the exclusive forum for resolving certain claims.

        We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Failure to maintain effective internal controls in accordance with The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") could have a material adverse effect on our business and stock price.

        As a public company with SEC reporting obligations, we are required to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley ("Section 404"), which will require annual assessments by management and our independent registered public accounting firm of the effectiveness of our internal control over financial reporting beginning with our financial statements as of and for the year ending December 31, 2016. During the course of our testing, we may identify deficiencies that we are unable to remediate in a timely manner. Testing and maintaining our internal control over financial reporting may also divert management's attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing, and remediation actions or its effect on our operations because there is presently no precedent available by which to measure compliance adequacy. Moreover, any material weakness or other deficiencies in our internal control over financial reporting may impede our ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in our reported financial information or our common stock listing on NASDAQ to be suspended or terminated, which could have a negative effect on the trading price of our common stock.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the common stock in this offering.

 PRICE RANGE OF COMMON STOCK

        Our common stock has been traded on NASDAQ under the symbol "CSAL" since April 20, 2015. Prior to that time, there was no public market for our common stock. The following table sets forth for the period indicated the high and low sale price of our common stock, as reported by NASDAQ.

2015	High	Low
Second Quarter (from April 20, 2015 to June 24, 2015)	$34.63	$25.15

        On June 24, 2015, the last reported sale price of our common stock as reported on NASDAQ was $27.42 per share. As of May 22, 2015, we had approximately 266,176 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015 on a historical basis and on a pro forma basis giving effect to the Spin-Off Transactions.

        The following table should be reviewed in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and accompanying notes included elsewhere in this prospectus.

	As of March 31, 2015
	(Unaudited; in millions)
	Actual	Pro Forma
Cash and cash equivalents	—	$62.2

Debt:
Total debt	—	$3,506.2

Equity:
Stockholders' equity	—	$(916.9)

Total capitalization	—	$2,589.3

 DIVIDEND POLICY

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Commencing with our taxable year ending December 31, 2015, we expect to initially pay dividends in cash in an amount equal to $2.40 per share per annum, subject to declaration by our board of directors. On May 6, 2015, CS&L declared a pro-rated $0.4418 per share quarterly dividend to shareholders of record at the close of business on June 30, 2015 for the period from April 25, 2015 through June 30, 2015, which represents a quarterly dividend of $0.60 per share. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. In no event will the annual dividend be less than the distribution required to qualify as a REIT, unless our board of directors determines that it is no longer in our best interest to qualify as a REIT.

        Initially, cash available for distribution to our shareholders will be derived solely from the rental payments under the Master Lease and the income, if any, from operations of the Consumer CLEC Business. All dividends will be made by us at the discretion of our board of directors and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which include limits on dividends), applicable law and other factors as our board of directors deems relevant. Other than the pro-rated dividend declared on May 6, 2015 described above, our board of directors has not yet determined when any dividends will be declared or paid, although we currently expect that dividends will be paid on a quarterly basis. We cannot guarantee, and there can be no assurance, that we will declare or pay any dividends or distributions.

        Our pro forma financial results for the year ended December 31, 2014 anticipate that we will receive estimated annual cash rental revenues of $650 million. After adjusting for non-cash depreciation and amortization expense of $347.7 million, we anticipate that we would have sufficient funds to support our projected quarterly dividend. The following table sets forth in greater detail the cash we expect to be available for distribution for the twelve-month period following the Spin-Off assuming no changes to our existing operations or capital structure.

Dollars in millions, except per share amounts
Estimated annual cash rental payment	$650.0
Estimated cash expenses:
Interest expense	245.2
Cash compensation, audit, legal, board of director fees, shareholder-related and other general expenses	25.0
Total cash expenses	270.2
Excess of annual rental payment over cash expenses	379.8
Add: net cash provided from Consumer CLEC Business	10.5
Estimated cash available for distribution	390.3
Estimated annual dividend ($2.40 per share, 150.4 million common and restricted shares issued and outstanding)	361.0
Estimated excess cash available after dividend distributions	$29.3

Note:    Information presented in the table above includes certain estimates with respect to cash interest, other cash expenses and the net cash provided from the Consumer CLEC Business.

        We currently intend to pay quarterly dividends in cash. We anticipate that our dividends will generally be taxable as ordinary income to our shareholders, although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our shareholders, see "Material U.S. Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders."

        Our dividend policy enables us to review from time to time alternative funding sources to pay our required distributions. We presently anticipate that any future property acquisitions will be financed through the proceeds of debt we incurred in connection with the Spin-Off, other debt financing or the issuance of equity securities or a combination thereof. To the extent those funding sources are insufficient to meet our cash needs, or the cost of such financing exceeds the cash flow generated by the acquired properties for any period, cash available for distribution could be reduced. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any such shortfall, including borrowing under available debt facilities, selling certain of our assets or using a portion of the net proceeds we receive in future securities offerings, if any. However, the sale of any properties acquired in connection with the Spin-Off within a ten-year period following the Spin-Off may subject us to adverse tax consequences. See "Risk Factors—Risks Related to Our Status as a REIT."

        For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions and a portion of our distributions may consist of our stock or our debt instruments. In either event, a shareholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such shareholder. The IRS Ruling allows us to make REIT distributions in our first two taxable years in a combination of cash and stock (similar to the Purging Distribution, if any) to satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. For more information, see "Material U.S. Federal Income Tax Considerations—Taxation of REITs in General—Annual Distribution Requirements." We currently believe that we will have sufficient available cash to pay our required distribution for 2015 in cash, but there can be no assurance that this will be the case.

 THE SPIN-OFF AND RELATED TRANSACTIONS

Background of the Spin-Off

        On July 29, 2014, the board of directors of Windstream Holdings announced its plan to implement the Spin-Off. As part of the Spin-Off, Windstream reorganized its assets and liabilities into two companies:

  •
  Windstream, which continues to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

  •
  CS&L, which, through its subsidiaries, owns, acquires and leases distribution systems serving the communications infrastructure industry and potentially other industries and operates the Consumer CLEC Business.

        Windstream accomplished the separation by having its wholly owned subsidiary Windstream Services, or Windstream Services' subsidiaries, contribute to CS&L the assets constituting the Distribution Systems and the Consumer CLEC Business, and related liabilities in exchange for:

  •
  the issuance to Windstream Services of CS&L common stock distributed in the Spin-Off;

  •
  the transfer of approximately $1.04 billion from CS&L to Windstream Services, an amount that did not exceed the tax basis of Windstream Services in the CS&L common stock, which Windstream Services used to retire certain Windstream Services debt; and

  •
  the transfer from us to Windstream Services of our debt, including the notes and term loans under our new senior secured credit facilities, which Windstream Services used in a debt-for-debt exchange to retire Windstream Services debt.

        Subsequently, Windstream Services distributed 80.4% of the outstanding shares of CS&L common stock to Windstream Holdings and Windstream Holdings distributed the same 80.4% of the outstanding shares of CS&L common stock pro rata to holders of Windstream Holdings common stock pursuant to the Spin-Off. Windstream Services retained a passive ownership interest in 19.6% of the common stock of CS&L at the time of the Spin-Off. The retained shares are expected to be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt, including pursuant to this offering.

        Following the Spin-Off, CS&L became an independent, publicly-traded company, with 19.6% of its common stock held by Windstream Services (without giving effect to this offering). Immediately after the Spin-Off, we and Windstream Holdings entered into the Master Lease, under which Windstream Holdings leased the Distribution Systems on a triple-net basis. We and Windstream also entered into a number of other agreements to govern our relationship following the Spin-Off, and divided and allocated various assets and liabilities and rights and obligations. For a more detailed description of these agreements, see the section entitled "Our Current Relationship with Windstream."

The Spin-Off Related Financing

        In connection with the Spin-Off, we incurred approximately $3.65 billion in funded long-term debt, consisting of approximately $1.51 billion of notes and approximately $2.14 billion in term loans under our new senior secured credit facilities. Our new senior secured credit facilities also include a $500 million revolving credit facility, which is undrawn at the time of this prospectus. The $1.51 billion in principal amount of notes issued by us and $990 million of term loans were transferred to Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Services. Windstream Services exchanged the notes for outstanding debt of Windstream Services. Approximately $1.04 billion in cash from the proceeds of our term loans was transferred to Windstream Services in connection with the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Services, and was used to retire certain of Windstream Services' debt. The remaining proceeds of the debt issuance are available to us for working capital purposes, to fund acquisitions and for general corporate purposes.

The Debt-for-Equity Exchange

        In the Spin-Off, Windstream Services retained 29,385,064 shares of our common stock. In connection with this offering, 21,293,525 shares of our common stock (or 24,487,553 shares if the underwriters exercise their over-allotment option in full) held by Windstream Services will be exchanged by Windstream Services in a debt-for-equity exchange with Citigroup, as the selling stockholder. See "Selling Stockholder."

        Windstream Services will exchange such common stock with Citigroup, as the selling stockholder for debt obligations of Windstream Services held by the selling stockholder. The selling stockholder will then sell the 21,293,525 shares of our common stock (or 24,487,553 shares if the underwriters exercise their over-allotment option in full) to the underwriters for cash for distribution pursuant to this offering. This debt-for-equity exchange will occur on the closing date of this offering immediately prior to Citigroup's sale of the common stock to the underwriters. We refer to this exchange as the "debt-for-equity exchange." Upon completion of the debt-for-equity exchange, the debt obligations received by Windstream Services in the debt-for-equity exchange will be retired. This will yield debt reduction by Windstream Services of approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full).

 CS&L'S UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial statements present CS&L's unaudited pro forma combined income statement for the year ended December 31, 2014 and the three months ended March 31, 2015, and its unaudited pro forma combined balance sheet as of March 31, 2015, which have been derived from and should be read in conjunction with the historical financial statements of our Consumer CLEC Business and Distribution Systems and accompanying notes included elsewhere in this prospectus.

        The following unaudited pro forma combined financial statements give effect to the Spin-Off from Windstream Holdings effective April 24, 2015 and certain related transactions, and include: (i) the transfer of certain assets and liabilities from Windstream to CS&L immediately prior to the Spin-Off that are not included in CS&L's historical balance sheet as of March 31, 2015; (ii) the issuance of $3.65 billion of long-term debt by CS&L and the related debt issuance costs and interest expense as further discussed in notes (A) and (B) below; (iii) our issuance of approximately 149.8 million shares of CS&L common stock to Windstream Services, of which 80.4% (or 120.4 million shares) were distributed to the stockholders of Windstream Holdings through a tax-free stock dividend, with Windstream Services retaining the remaining 19.6% of the common stock of CS&L (or approximately 29.4 million shares), a cash payment by CS&L to Windstream Holdings immediately prior to the Spin-Off in an amount representing Windstream Holdings' tax basis in the Distribution Systems transferred to CS&L, and the transfer by us of certain of our debt to Windstream Services, all as consideration for the contribution of the Distribution Systems and the Consumer CLEC Business; (iv) rental income associated with the Master Lease for the Distribution Systems assets transferred to CS&L that would have been received had the Spin-Off occurred on the earlier dates as provided herein; (v) the elimination of certain deferred income tax liabilities in conjunction with the election of REIT status; and (vi) costs related to various services as described in the Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement. The unaudited pro forma combined income statements for the year ended December 31, 2014 and the three months ended March 31, 2015, assume the Spin-Off and related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and related transactions occurred on March 31, 2015. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from Windstream, and for purposes of the pro forma income statements, are expected to have a continuing impact on us.

        Our unaudited pro forma combined financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the Spin-Off and related transactions as of the dates noted above. The pro forma financial results assume that 100% of taxable income during the applicable periods has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire periods presented herein.

        Our unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma combined financial statements. The following unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the Spin-Off and related transactions been completed on January 1, 2014 or as of March 31, 2015, as the case may be. Our unaudited pro forma combined financial statements also do not give effect to the impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Spin-Off and related transactions.

        We expect to incur incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs estimated to be $20.0 million to $25.0 million on an annual basis. These amounts are not reflected in the pro forma combined statements of income.

COMMUNICATIONS SALES & LEASING, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2015

	As Reported
	CLEC Business	Distribution Systems	Pro Forma Adjustments		Pro Forma
	(Millions)
Assets
Real estate investments, net of accumulated depreciation	$—	$2,530.4	$—		$2,530.4
Cash and cash equivalents	—	—	62.2	A	62.2
Accounts receivable, net	1.7	—	—		1.7
Customer list intangible assets, net	13.4	—	—		13.4
Other assets	0.3	—	—		0.3

Total Assets	$15.4	$2,530.4	$62.2		$2,608.0

Liabilities and Shareholders' Equity
Current liabilities	$2.4	$—	$9.0	B	$11.4
Long-term debt	—	—	3,506.2	B	3,506.2
Deferred income taxes	5.1	—	2.2	C	7.3

Total liabilities	7.5	—	3,517.4		3,524.9

Net assets	7.9	—	(7.9)	D	—
Invested equity	—	2,530.4	(2,530.4)	D	—
Common stock	—	—	—		—
Distributions in excess of capital	—	—	(916.9)	E	(916.9)

Total shareholders' equity	7.9	2,530.4	(3,455.2)		(916.9)

Total Liabilities and Shareholders' Equity	$15.4	$2,530.4	$62.2		$2,608.0

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

	As Reported
	CLEC Business	Pro Forma Adjustments		Pro Forma
	(Millions)
Revenues:
Leasing rental revenues	$—	$166.8	F	$166.8
Consumer CLEC service revenues	7.9	—		7.9

Total revenues	7.9	166.8		174.7

Costs and expenses:
CLEC operating expenses	4.4	1.1	G	5.5
Selling, general and administrative	—	0.4	H	0.4
Depreciation and amortization	1.0	85.8	I	86.8

Total costs and expenses	5.4	87.3		92.7

Operating income	2.5	79.5		82.0
Interest expense	—	64.4	J	64.4
Income before income taxes	2.5	15.1		17.6
Income tax expense	—	0.6	K	0.6

Net income	$2.5	$14.5		$17.0

Earnings per share:
Basic				$.11	L
Diluted				$.11	L
Weighted average shares:
Basic				149.8	L
Diluted				149.8	L

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

	As Reported
	CLEC Business	Pro Forma Adjustments		Pro Forma
	(Millions)
Revenues:
Leasing rental revenues	$—	$667.2	F	$667.2
Consumer CLEC service revenues	36.0	—		36.0

Total revenues	36.0	667.2		703.2

Costs and expenses:
CLEC operating expenses	19.0	4.7	G	23.7
Selling, general and administrative	0.1	1.7	H	1.8
Depreciation and amortization	4.6	343.1	I	347.7

Total costs and expenses	23.7	349.5		373.2

Operating income	12.3	317.7		330.0
Interest expense	—	259.9	J	259.9

Income before income taxes	12.3	57.8		70.1
Income tax expense	—	3.1	K	3.1

Net income	$12.3	$54.7		$67.0

Earnings per share:
Basic				$.45	L
Diluted				$.45	L
Weighted average shares:
Basic				149.8	L
Diluted				149.8	L

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

        Operations—As a result of the Spin-Off, we own the Distribution Systems and the Consumer CLEC Business that Windstream contributed to us. The unaudited pro forma combined financial statements give effect to the Spin-Off and related transactions as discussed above.

        Debt-for-Debt Exchange and Debt Retirement—In conjunction with the Spin-Off, while still a wholly-owned subsidiary of Windstream Holdings, CS&L issued to Windstream approximately $2.4 billion in CS&L debt, consisting of a mixture of term loans under our senior secured credit facilities, the notes and our senior secured notes. Such debt was exchanged by Windstream in a debt-for-debt exchange to retire certain outstanding indebtedness of Windstream. Additionally, on the date of the Spin-Off, CS&L made a cash payment from the proceeds of its term loan borrowings to Windstream of $1.040 billion, which did not exceed Windstream's tax basis in the contributed Distribution Systems.

        Long-term Lease Agreement—Following the Spin-Off, Windstream Holdings entered into the Master Lease to lease back the Distribution Systems from CS&L. Under the terms of the Master Lease, Windstream Holdings has the exclusive right to use the Distribution Systems for an initial term of 15 years with four (4) five-year renewal options. If Windstream Holdings renews in the first five years in consideration of CS&L funding certain network improvements, the initial term of the Master Lease will be extended from 15 years to 20 years. Windstream Holdings is required to pay all property taxes, insurance, and repair or maintenance costs associated with the leased property. The Master Lease provides for an annual cash rent of $650.0 million paid in equal monthly installments in advance and is fixed for the first three years. Thereafter, rent increases on an annual basis at a base rent escalator of 0.5%. Future lease payments due under the Master Lease reset to fair market rental rates upon Windstream Holdings' execution of the renewal options. CS&L recognizes rental revenues from the Master Lease on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

Pro Forma Adjustments

        (A)  To reflect cash payment and exchange of our debt for Windstream Services debt. Following the cash payment and other distributions to Windstream Holdings, CS&L's cash balance is as follows:

(millions)
Issuance of debt	$3,650.0
Debt discounts and debt issuance costs	(134.8)
Cash payment to Windstream Holdings	(1,040.0)
Exchange of our debt for debt of Windstream Services	(2,413.0)

Estimated cash balance	$62.2

        (B)  CS&L issued $3.65 billion of long-term debt utilizing a mixture of secured and unsecured debt consisting of the following:

(millions)
Term loans	$2,140.0
Senior notes	1,110.0
Secured notes	400.0

Total debt issued	$3,650.0

        The weighted average maturity of CS&L's debt is approximately 8.0 years.

        The carrying value of the debt is as follows:

(millions)
Debt principal	$3,650.0
Debt discounts	(75.5)
Debt issuance costs	(68.3)

Total debt issued	$3,506.2

        Approximately $9 million of the debt issuance costs were unpaid at the time of issuance.

        (C)  To record state deferred income taxes related to the Distribution Systems.

        (D)  To reflect distribution of 149.8 million shares of our common stock and the elimination of the net asset and invested equity account balances attributable to the Consumer CLEC Business and the Distribution Systems, respectively.

        (E)  The pro forma adjustments to distributions in excess of capital consist of the following:

(millions)
Adjustment for net assets of Consumer CLEC Business	$7.9
Adjustment for invested equity of Distribution Systems	2,530.4
State deferred income taxes	(2.2)
Cash payment to Windstream Holdings	(1,040.0)
Exchange of the notes for debt securities of Windstream Services	(2,413.0)
Net adjustment to distributions in excess of capital	$(916.9)

        (F)  To reflect rental income associated with the Master Lease recognized on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

        (G)  The pro forma adjustments to CLEC operating expenses consist of the following:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(millions)
Adjustment for franchise and gross receipts tax expense	$0.1	$0.3
Transport service charge pursuant to pricing under the Wholesale Master Services Agreement	4.3	19.4
Remove interconnection and leased network facility costs	(3.3)	(15.0)

Net adjustment to CLEC operating expenses	$1.1	$4.7

        The Distribution Systems operations will be subject to franchise and gross receipts taxes in certain state jurisdictions. Franchise and gross receipts tax expense was estimated to be $0.1 million for the three months ended March 31, 2015 and $0.3 million for the year ended December 31, 2014.

        We have entered into a Wholesale Master Services Agreement with Windstream Holdings pursuant to which Windstream Holdings and its affiliates provide us with network transport services for the Consumer CLEC Business. The transport service charge under this agreement is in lieu of interconnection and leased network facilities costs that the Consumer CLEC Business has historically incurred and was estimated to be $4.3 million for the three months ended March 31, 2015 and $19.4 million for the year ended December 31, 2014 based on the pricing for the services provided to us under terms of the Wholesale Master Services Agreement. See "Our Current Relationship with Windstream."

        (H)  Windstream and CS&L have entered into a Transition Services Agreement pursuant to which Windstream and its affiliates provide to CS&L, on an interim, transitional basis, various services, including information technology services, payment processing and collection services, financial and tax services, regulatory compliance and other support services. Windstream and CS&L have also entered into a Master Services Agreement pursuant to which Windstream and its affiliates agreed to provide to CS&L various services to support the operations of the Consumer CLEC Business, including information technology services, customer billing, payment processing and collection services, and other customer support services. The fees charged to CS&L for services furnished under the Transition Services Agreement are based on fixed hourly or monthly rates and are intended to approximate the actual costs incurred by Windstream in providing these services to CS&L. The fees charged to CS&L for services under the Master Services Agreement are based on fixed hourly or monthly rates as negotiated and available on commercially reasonable terms. See "Our Current Relationship with Windstream."

        (I)   To reflect depreciation expense related to the Distribution Systems transferred to CS&L.

        (J)   Interest expense related to new CS&L debt was computed based on the effective interest rate of the debt issued by CS&L.

        The weighted-average cash interest rate, excluding discounts and fees, on the debt is approximately 6.1%. In the unaudited pro forma combined income statements, interest expense was calculated assuming constant debt levels throughout the period presented. Interest expense may be higher or lower if CS&L's actual interest rate or credit ratings change. A 0.125% change to the annual interest rate would change interest expense by approximately $4.6 million on an annual basis.

        (K)  Assumes that CS&L will distribute 100% of taxable income and has met all conditions necessary to be treated as a REIT, and as a result no provision for federal income taxes has been made for the Distribution Systems operations. The Distribution Systems operations are subject to state and local income taxes in certain jurisdictions. State and local income tax expense was estimated to be $0.2 million for the three months ended March 31, 2015 and $0.7 million for the year ended December 31, 2014, based on applicable statutory rates. As a taxable REIT subsidiary, operations of the Consumer CLEC Business are taxable and tax expense attributable to the Consumer CLEC Business was calculated based on the estimated statutory tax rate of 38.5% and resulted in federal income tax expense of $0.4 million for the three months ended March 31, 2015 and $2.4 million for the year ended December 31, 2014.

        (L)  Our pro forma earnings per share are based upon the distribution of 149.8 million shares of our common stock. The number of CS&L shares used to compute basic earnings per share for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the number of shares of CS&L common stock outstanding on the distribution date, or 149.8 million shares.

 SELECTED COMBINED HISTORICAL FINANCIAL DATA

        The following table sets forth selected financial data for CS&L (as described below) on a historical basis. Prior to the Spin-Off, we did not operate the Consumer CLEC Business separately from Windstream, nor did we commence our leasing business. The selected combined historical financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this prospectus. The selected combined historical financial data as of and for the three months ended March 31, 2015 and for the three months ended March 31, 2014 has been derived from our unaudited combined financial statements. The following should be read in conjunction with the combined financial statements, accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which are included elsewhere in this prospectus.

	As of and For the Year Ended December 31,						As of and For the Three Months Ended March 31,
	2014		2013		2012		2015		2014
	(in millions)
Revenues	$36.0		$45.1		$63.5		$7.9		$9.7
Revenues in Excess of Direct Expenses	$12.3		$16.5		$24.5		$2.5		$3.4
Balance Sheet Data
Total Assets	$2,588.5		$2,704.9		$29.4	(b)	$2,545.8		*
Total Liabilities	$7.9		$9.7		$13.1		$7.5		*
Total Equity	$2,580.6	(a)	$2,695.2	(a)	*		$2,538.3	(a)	*

*
Information not applicable for periods presented.

(a)
Includes net assets contributed of the Consumer CLEC Business.

(b)
Does not include Distribution Systems.

Selected Quarterly Financial Data of the Consumer CLEC Business

        The following table summarizes the unaudited quarterly financial information of the Consumer CLEC Business for 2014 and 2013:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in millions)
2014 Revenues	$9.7	$9.3	$8.7	$8.3	$36.0
Revenues in Excess of Direct Expenses	3.4	3.1	3.0	2.8	12.3

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Quarter
	(in millions)
2013 Revenues	$12.3	$11.6	$11.0	$10.2	$45.1
Revenues in Excess of Direct Expenses	4.5	4.3	4.0	3.7	16.5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following management's discussion and analysis of financial condition and results of operations includes (i) a discussion and analysis of our financial condition immediately following the Spin-Off and (ii) the historical results of operations of the Consumer CLEC Business for the three months ended March 31, 2015 and the year ended December 31, 2014. The Distribution Systems were not operated by Windstream Holdings as a stand-alone business, and accordingly, there are no historical results of operations related to these assets. This discussion should be read in conjunction with the accompanying (a) unaudited interim financial statements as of and for the quarter ended March 31, 2015 for the Consumer CLEC Business and the Distribution Systems, (b) audited annual financial statements as of and for the year ended December 31, 2014 for the Consumer CLEC Business and the Distribution Systems and (c) unaudited pro forma combined financial information. CS&L's financial statements for the three months ended March 31, 2015 and the year ended December 31, 2014 include only the results of operations of the Consumer CLEC Business. However, during such time we did not operate the Consumer CLEC Business separately from Windstream Holdings. Accordingly, preparation of CS&L's historical financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Our management believes the assumptions underlying CS&L's historical financial statements and accompanying notes are reasonable. However, such financial statements may not necessarily reflect our financial condition and results of operations in the future, or what they would have been had we been a separate, stand-alone company during the periods presented.

Overview

        On April 24, 2015, Windstream completed the previously announced Spin-Off of CS&L from Windstream Holdings pursuant to which Windstream contributed the Distribution Systems and the Consumer CLEC Business to CS&L and CS&L issued common stock and indebtedness and paid cash obtained from borrowings under CS&L's senior credit facilities to Windstream. In connection with the Spin-Off, we entered into the Master Lease, pursuant to which all real property currently owned by CS&L is leased to Windstream Holdings and from which all of CS&L's rental revenues are currently derived.

        We are an independent, publicly-traded REIT, primarily engaged in the ownership, acquisition, leasing, and funding the construction of communications distribution systems (we intend to elect to be taxed a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2015). We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs).

        The Consumer CLEC Business, which was historically reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We have elected to treat the Consumer CLEC Business as a "taxable REIT subsidiary" effective on the first day of the first taxable year that CS&L qualifies as a REIT.

        We expect to grow and diversify our portfolio and tenant base by pursuing a range of transaction structures with communication service providers, including (i.) Sale Leaseback Transactions, whereby we acquired existing distribution systems from communication service providers and lease these assets back on a long-term triple net basis; (ii) Capital Investment Financing, whereby we offer communication service providers a cost efficient method of raising funds for discrete capital investments to upgrade or expand their network; (iii) Mergers and Acquisitions Financing, whereby we facilitate M&A transactions as a capital partner; and (iv) Whole Company Acquisitions, which may include the use of one or more TRSs, which are subsidiaries that are permitted under the tax laws to acquire non-REIT operating businesses and assets.

        We operate what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through our indirect wholly-owned Operating Partnership. The Operating Partnership is managed by our indirect wholly-owned subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. CSL National GP, LLC does not have any employees (all employees will be at the Operating Partnership level or employed by our wholly owned subsidiary, Talk America), and the directors and officers of CS&L who are identified in this prospectus under the heading "Management" controls the management decisions made by CSL National GP, LLC. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

        In connection with the Spin-Off, we entered into several agreements with Windstream to facilitate our separation from Windstream and to govern our relationship with Windstream going forward. These agreements include: the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employees Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement. For a summary description of these agreements, see "Our Current Relationship with Windstream."

Components of Income

  Revenues

        At present, our earnings are primarily attributable to rental revenue from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. Rental revenues over the 15 year initial term of the

Master Lease will be recognized in the financial statements on a straight line basis, representing approximately $667.2 million per year.

  General and Administrative Expenses

        General and administrative expenses include compensation costs (including stock-based compensation awards), professional services, office costs and other costs associated with administrative activities. To the extent we request, Windstream Holdings will provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement. We expect that the fees charged to us for transition services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Windstream Holdings in providing such transition services to us for the relevant period.

        We expect general and administrative expenses to be approximately $20 million to $25 million on an annual basis. These amounts were determined based on the experience of management and discussions with outside service providers, consultants and advisors. Non-cash stock-based compensation, incentive-based cash compensation and acquisition costs are not included in these amounts.

  Depreciation and Amortization Expense

        We incur depreciation and amortization expense for the property, plant, and equipment and customer list intangible assets Windstream Holdings transferred to us, which is expected to be between $340.0 million and $350.0 million on an annual basis. This amount was determined based on the remaining useful lives of the assets as of December 31, 2014.

  Operations of the Consumer CLEC Business

        We own and operate a CLEC business offering voice, broadband, long distance and value-added services to consumer customers, which operates as a TRS. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other carriers. We intend to market these services to new residential customers in the service areas covered by these operations. As a result, we expect the rate of decline in the revenues of this business to moderate over time. As a TRS, we expect the Consumer CLEC Business will be taxed at an effective statutory rate of 38.5%.

  Interest Expense

        We incur interest expense from our borrowing obligations and the amortization of our debt discounts and debt issuance costs related to our indebtedness. Our current aggregate principal amount of debt outstanding is approximately $3,650.0 million, and our annual interest costs are expected to be approximately $260 million based on a weighted average interest rate of 6.7%, after giving effect to the interest rate swap agreement. See "—Liquidity and Capital Resources" below for more information.

Critical Accounting Estimates

        We make certain judgments and use certain estimates and assumptions when applying accounting principles in the preparation of our financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. We have identified the accounting for income taxes, revenue recognition, useful lives of assets, and the impairment of property, plant and equipment as critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgments.

        We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our results of operations and, in certain situations, could have a material adverse effect on our financial condition.

  Income Taxes

        We anticipate that we will qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2015, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT for future taxable years. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders. As a REIT, we will generally not be subject to U.S. federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders will not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

        Historically, our operations were included in Windstream Holdings' U.S. federal and state income tax returns and all income taxes were paid by Windstream. Income tax-related information included in the pro forma combined financial statements are presented on a separate tax return basis as if we filed our own tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, our pro forma combined financial statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the periods presented.

        Deferred tax assets and liabilities are established for temporary differences between the financial basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. We generally expect to fully utilize our deferred tax assets; however, when necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.

        In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in relevant fields. Due to certain risks associated with our estimates and assumptions, actual results could differ.

  Revenue Recognition

        Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

  Useful Lives of Assets

        The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and customer lists intangible assets. Some of our Distribution Systems assets use a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property.

        Rapid changes in technology or changes in market conditions could result in significant changes to the estimated useful lives of our property, plant and equipment that could materially affect the carrying value of these assets and our future operating results. An extension of the average useful life of our property, plant and equipment of one year would decrease depreciation expense by approximately $20.3 million per year, while a reduction in the average useful life of one year would increase depreciation expense by approximately $18.2 million per year.

        At March 31, 2015, our unamortized customer lists intangible assets totaled $13.4 million. The customer lists are amortized using the sum-of-the-years digits method over their estimated useful lives. A reduction in the average useful lives of the customer lists of one year would have increased the amount of amortization expense recorded during the year ended December 31, 2014 by approximately $0.2 million and would have increased the amount of amortization expense recorded during the three months ended March 31, 2015 by approximately $50,000.

  Impairment of Property, Plant, and Equipment

        We continually monitor events and changes in circumstances that could indicate that the carrying amount of our property, plant and equipment may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of those assets through its undiscounted future cash flows and the eventual disposition of the asset. If, based on this analysis, we do not believe that we will be able to recover the carrying value of our property, plant and equipment, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the related assets.

Results of Operations (Consumer CLEC Business)

  Basis of Presentation

        CS&L's historical financial statements of the Consumer CLEC Business were prepared on a stand-alone basis and were derived from the consolidated financial statements and accounting records of Windstream Holdings. These statements reflect the historical financial condition and results of operations of the Consumer CLEC Business in accordance with GAAP. All intercompany transactions and accounts have been eliminated.

  Quarterly Results

	Three Months Ended March 31,		Increase / (Decrease)
	2015	2014	Amount	%
	(Thousands)
Revenues	7,891	9,704	(1,813)	(19)%
Direct expenses:
Cost of revenues	4,351	5,100	(749)	(15)%
Selling, general, and administrative	15	14	1	7%
Amortization	1,013	1,173	(160)	(14)%

Total direct expenses	5,379	6,287	(908)	(14)%

Revenues in Excess of Direct Expenses	2,512	3,417	(905)	(26)%

  Revenues

        Consumer CLEC Business revenues are principally derived from voice, broadband, long-distance, and value-added services provided to residential customers in primarily rural markets. Revenues also include sales of customer premise equipment and routers. Consumer CLEC Business revenues for the quarter ended March 31, 2015 declined by $1.81 million, or 19%, as compared to the same period for the prior year. The decrease in revenue was primarily attributable to a 36% decrease in customers between the two periods which resulted from Windstream's ceasing to accept new residential customers and increased competition from wireless carriers, cable companies and other providers using emerging technologies in the service areas covered by the Consumer CLEC Business.

  Cost of revenues

        Consumer CLEC Business cost of revenues primarily consists of charges incurred for interconnection, bad debt and customer support. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the Internet, including charges paid to other carriers to lease network facilities where we do not own network infrastructure. The decrease in cost of revenues is primarily due to a reduction in interconnection costs due to lower usage of other carriers' networks caused by the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

        In connection with the Spin-Off, we entered into a Wholesale Master Services Agreement with Windstream pursuant to which the Consumer CLEC Business is operated as a reseller of telecommunication services. Under this agreement, Windstream provides us transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes), and repair services (routine and emergency network maintenance, network audits and network security). The Wholesale Master Services Agreement is limited to residential customers, and Windstream charges us retail rates included in Windstream's tariffs/agreements for each customer served, less a monthly volume discount based on the number of active customers serviced by us.

  Selling, general, and administrative

        Selling, general, and administrative expenses include costs resulting from sales and marketing efforts, including advertising and sales.

  Amortization

        Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets attributable to the Consumer CLEC Business are amortized using the sum-of-the-years digits method over their estimated useful lives. The effect of using an accelerated amortization method results in incremental declines in amortization expense each period as the related customer lists amortize.

  Annual Results

  Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

			(Decrease)
	2014	2013	Amount	%
	(Thousands)
Revenues	$36,015	$45,126	$(9,111)	(20)%

Direct expenses:
Cost of revenues	19,060	23,239	(4,179)	(18)%
Selling, general and administrative	80	121	(41)	(34)%
Amortization	4,586	5,253	(667)	(13)%

Total direct expenses	23,726	28,613	(4,887)	(17)%

Revenues in excess of direct expenses	$12,289	$16,513	$(4,224)	(26)%

  Revenues

        The decrease in revenues primarily reflected a reduction in customers due to the effects of competition and customer attrition resulting from Windstream's decision to no longer market services to new residential customers. As of December 31, 2014, the number of customers served was approximately 54,000 compared to approximately 77,000 at December 31, 2013, a decrease of 23,000 customers or 30%. As a result, the decrease in revenues primarily reflected the decline in customers due to the effects of competition and customer attrition.

  Cost of revenues

        The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers' networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

  Selling, general, and administrative

        The decrease was attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream's decision to no longer accept new residential customers in the residential areas served by the Consumer CLEC Business.

  Amortization

        The decrease in amortization expense reflected the use of sum-of-the-years digits method to amortize the customer list intangible assets. As previously noted, the effect of using an accelerated amortization method results in incremental declines in expense each period as the related customer lists amortize.

  Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

			(Decrease)
	2013	2012	Amount	%
	(Thousands)
Revenues	$45,126	$63,478	$(18,352)	(29)%
Direct expenses:
Cost of revenues	23,239	32,362	(9,123)	(28)%
Selling, general and administrative	121	682	(561)	(82)%
Amortization	5,253	5,921	(668)	(11)%

Total direct expenses	28,613	38,965	(10,352)	(27)%

Revenues in excess of direct expenses	$16,513	$24,513	$(8,000)	(33)%

  Revenues

        The decrease in revenues primarily reflected a reduction in customers due to the effects of competition and customer attrition resulting from Windstream's decision in 2012 to no longer market services to new residential customers. As of December 31, 2013, the number of customers served was approximately 77,000 compared to approximately 99,000 at December 31, 2012, a decrease of 22,000 customers or 22%.

  Cost of revenues

        The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers' networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

  Selling, general, and administrative

        The decrease was primarily attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream's decision in 2012 to no longer accept new customers in the residential areas served by the Consumer CLEC Business.

  Amortization

        The decrease in amortization expense reflected the use of sum-of-the-years digits method to amortize the customer list intangible assets. As previously noted, the effect of using an accelerated amortization method results in incremental declines in expense each period as the related customer lists amortize.

Liquidity and Capital Resources

        As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. Our principal liquidity needs are to (i) fund operating expenses, (ii) meet debt service requirements, (iii) fund investment activities and (iv) make dividend distributions. Based on our current expectations, we anticipate that our cash on hand, borrowing availability under our revolving credit facility, combined with our cash flows provided by leasing activities will be sufficient to fund our business operations, debt service and distributions to our shareholders over the next twelve months. However, we may take advantage of opportunities to generate additional liquidity through capital markets transactions. The amount, nature and timing of any capital markets transactions will depend on: our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions. These expectations are forward-looking and subject to a number of uncertainties and assumptions. If our expectations about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this shortfall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

        In connection with the Spin-Off, we entered into a senior secured credit facility, which includes a term loan facility in the initial principal amount of $2.14 billion and a revolving credit facility with availability of $500 million. Additionally, we issued $1.11 billion in aggregate principal amount of 8.25% Senior Notes due October 15, 2023 (the "Senior Notes") and $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes" and together with the Senior Notes, the "Notes").

        We transferred $1.04 billion of cash proceeds from borrowings under our term loan facilities to Windstream Services, our parent immediately preceding the Spin-Off, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under our credit facility, the issuance of the notes and term loans to Windstream Services, and the transfer of cash to Windstream Services, we retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC ("CSL Capital"), co-issued $400 million aggregate principal amount of Secured Notes and $1.11 billion aggregate principal amount of Senior Notes. The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to Windstream Services in connection with the Spin-Off, and Windstream Services exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act, but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        In addition, on April 24, 2015, the Company and CSL Capital entered into a credit agreement (the "Credit Agreement"), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 24, 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00%, bear interest at a rate equal to a Eurodollar rate, subject to a 1% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned domestic subsidiaries (the "Guarantors"), and are secured by substantially all of the assets of the Company, CSL Capital and the Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving

Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        Access to capital markets impacts our cost of capital and ability to fund future investment activities, as well as our ability to refinance maturing indebtedness. Credit ratings impact our ability to access capital and directly impact our cost of capital as well. As of June 25, 2015, we had a credit rating of BBB– from Fitch, Ba3 from Moody's and BB from S&P on our Term Loan Facility and Secured Notes, and BB from Fitch, B3 from Moody's, and B from S&P on our Senior Notes.

        On April 27, 2015, we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

        In connection with the Spin-Off, we entered into a Master Lease pursuant to which we lease the Distribution Systems back to Windstream Holdings. The Master Lease has an initial term of 15 years which, at the option of Windstream, may be extended for up to four renewal terms of five years each beyond the initial term. In addition, Windstream has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The initial annual rent under the Master Lease is $650 million during the first three years. Commencing with the fourth year the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. In addition, if we fund any capital improvements by Windstream Holdings, the rent may be increased to account for such funding.

Capital Expenditures

        We do not anticipate incurring significant capital expenditures on an annual basis in connection with operating our Consumer CLEC Business. Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years (but in no event to extend beyond the end of the sixth year of the Master Lease); however, Windstream Holdings cannot require CS&L to make such capital expenditures. If we elect to fund requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter.

        Windstream has separately requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. This funding is separate and apart from the up to $250 million of capital expenditures that CS&L, upon Windstream Holdings' request, has the right to fund under the Master Lease as described above. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

Obligations and Commitments

        As of March 31, 2015, we had no contractual obligations or commitments. Subsequent to March 31, 2015, we issued $3.65 billion of long-term debt as discussed above under "—Liquidity and Capital Resources." In addition, we have agreed to fund capital expenditures in accordance with the terms of the Master Lease. Set forth below is a summary of our material contractual obligations and commitments as of May 13, 2015:

	Payments Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
	(millions)
Long-term debt(a)	$16	$43	$43	$3,548	$3,650
Interest payments on long-term debt obligations(b)	233	488	483	708	1,912
Capital expenditure funding under Master Lease	50	—	—	—	50

Total projected obligations and commitments	$299	$531	$526	$4,256	$5,611

(a)
Excludes $75.5 million of unamortized discounts on long-term debt.

(b)
Interest rates on our term loan facility are based on our swap rates.

Dividends

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our board of directors. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

Off-Balance Sheet Arrangements

        As of the date of this prospectus, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        Our primary market risk exposure is interest rate risk with respect to financing future acquisitions or investments as well as refinancing our debt when it matures. An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing resulting in higher interest expense.

        In connection with the Spin-Off, we raised approximately $3.65 billion in long-term debt, including $2.14 billion of variable rate borrowings under our term loan facility. We have entered into interest rate swap agreements for the entire $2.14 billion of term loan facility to mitigate the inherent interest rate risk. In addition, we have entered into a revolving credit facility, which has a variable interest rate, in an aggregate principal amount of $500 million, which is undrawn as of the date of this prospectus. We expect to manage our future exposure to interest rate risk by maintaining an appropriate blend of fixed and variable rates for our indebtedness.

BUSINESS

Overview

        On July 29, 2014, the board of directors of Windstream Holdings announced its plan to separate its business into two separate and independent publicly-traded companies:

  •
  Windstream, which continues to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

  •
  CS&L, which, through its subsidiaries, owns, acquires and leases distribution systems serving the communications infrastructure industry and potentially other industries and operates the Consumer CLEC Business.

        On April 24, 2015, the reorganization was accomplished through the Spin-Off, under which Windstream Holdings distributed 80.4% of the outstanding shares of our common stock to Windstream Holdings shareholders on a pro rata basis. Windstream Services retained a passive ownership interest in 19.6% of the common stock of CS&L at the time of the Spin-Off. Windstream has informed us that it expects that shares retained following this offering, if any, will be transferred opportunistically (in additional exchanges for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt.

        As a result, CS&L and its subsidiaries own the Distribution Systems, which are composed of approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements that are currently owned by Windstream. Additionally, CS&L operates the Consumer CLEC Business through its subsidiary, Talk America.

        The Distribution Systems are leased to Windstream Holdings on a triple-net basis pursuant to the Master Lease and CS&L's primary source of revenue is rent payable under the Master Lease. Approximately 35 employees are employed by CS&L following the Spin-Off. Many of these employees are employed by Talk America, an indirect wholly owned subsidiary of CS&L that conducts the Consumer CLEC Business. CS&L and Talk America have jointly elected to treat Talk America as a TRS effective on the first day of the first taxable year of CS&L as a REIT.

        CS&L operates as an independent, publicly-traded REIT, engaged in the ownership, acquisition, leasing, and funding the construction of communication distributions systems (CS&L intends to elect to be taxed as a REIT for U.S. federal income tax purposes starting with its taxable year ending December 31, 2015). To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover advantage to capitalize on the large and fragmented telecom infrastructure industry. Additionally, our long-term lease structure provides us a highly predictable and steady cash flow.

Business

        Currently, our primary source of revenue is rental revenues from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Each five-year renewal option will provide

Windstream Holdings the opportunity to renew any or all of the market areas, which it will be required to do in the event it wishes to continue operations with the Distribution Systems in these markets.

        Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years ($250 million in total). At our discretion we can elect to make or not to make the requested capital expenditures. If we elect to fund the requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding.

        Separate from the above capital expenditure funding option, Windstream Holdings has requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. If fully completed and funded, these capital expenditures would increase rent from Windstream Holdings by $4.06 million on an annualized basis, per the terms of the Master Lease.

        Our Master Lease with Windstream Holdings provides us with highly stable and predictable cash flow, and the optional capital expenditures arrangement provides us an incremental growth opportunity to increase our rental revenues.

Our Portfolio / Properties

  REIT Properties

        CS&L and its subsidiaries own approximately 64,300 fiber network route miles, representing approximately 3.5 million fiber strand miles, approximately 235,200 route miles of copper cable lines, central office land and buildings across 29 states and beneficial rights to permits, pole agreements and easements. Below is the summary of the fiber and copper assets that are leased to Windstream Holdings pursuant to the Master Lease, as well as a map showing the geographic distribution of such assets by fiber and copper mileage:

  Network Route Miles (1)

Summary of Network Route Miles
State	Fiber	Copper	Total	% of Total
GA	8,500	45,400	53,900	18%
TX	7,800	40,400	48,200	16%
IA	8,200	33,100	41,300	14%
KY	7,700	32,100	39,800	13%
NC	3,800	18,400	22,200	7%
AR	3,100	13,000	16,100	5%
OH	3,400	11,500	14,900	5%
OK	1,600	12,400	14,000	5%
MO	900	10,800	11,700	4%
FL	1,300	8,500	9,800	3%
NM	800	5,300	6,100	2%
IL	4,000	—	4,000	1%
AL	600	2,400	3,000	1%
IN	3,000	—	3,000	1%
MI	2,400	—	2,400	1%
WI	2,200	—	2,200	1%
Other	5,000	1,900	6,900	2%

	64,300	235,200	299,500	100%

(1)
Windstream transferred approximately 87% of its fiber and approximately 82% of its copper, by net book value, to CS&L.

  Geographic Distribution of Assets by Route Miles

        In addition, Windstream Holdings leases telephone poles and other assets from the Company under the Master Lease.

        Under the terms of the Separation and Distribution Agreement and before giving effect to the terms of the Master Lease:

  •
  the Company holds all right and interest in all easements and intangible licenses (i.e., pole attachment agreements, highway department permits and municipal franchises) (collectively, "Intangible Assets"), but Windstream will retain bare legal title to such Intangible Assets for the benefit of the Company;

  •
  no assignments of easements from Windstream to the Company with respect to Intangible Assets will be recorded in the real property records, and no agreements governing Intangible Assets will be amended or assigned to reflect the Company as a party to the agreement;

  •
  the Company has the right to all future income, gains and benefits from Intangible Assets, and will bear all risk of loss associated with Intangible Assets; and

  •
  the Company has the right, at its option and discretion, to require legal title to the Intangible Assets to be transferred to the Company subject to obtaining all required authorizations and the payment of all costs and expenses associated with the transfer.

        The Company has the option to acquire legal title to the Intangible Assets by making a de minimis payment to Windstream under the terms of the transfer documents. The remaining costs and expenses to be incurred in connection with a transfer of ownership of the Intangible Assets include filing fees with county real estate offices for the transfer of the easements, consent/transfer fees that may be charged by either a governmental entity issuing a permit (or franchise) or a counterparty to a pole attachment agreement and attorneys' fees. Real estate filing fees and related title work incurred to transfer easements is expected to be approximately $500,000. Neither Windstream nor the Company has engaged in discussions to date with any governmental agency issuing the permits (or franchises) or any counterparty to the pole attachment agreements regarding a transfer of legal title to such assets. Accordingly, it is not presently possible to accurately estimate the total cost and expenses that the Company will incur to acquire legal title to the Intangible Assets; however, based on our experience with these types of arrangements, we do not believe that such costs would be material to the overall financial position or results of operations of the Company.

        Except as described in the immediately preceding paragraph, the Company holds all rights, titles and interests in and to the assets, including all property rights associated with the fiber and copper assets.

TRS Properties

        We conduct the Consumer CLEC Business through Talk America, an indirect, wholly-owned subsidiary of CS&L. Talk America provides local telephone, high-speed Internet and long distance service to approximately 53,000 customers principally located in 17 states across the eastern and central United States. Talk America generated approximately $36.0 million of revenue in 2014 (although its revenue is expected to decline significantly each year due to competitive pressures) and approximately $7.9 million of revenue during the first quarter of fiscal 2015.

        CS&L and Talk America have jointly elected for Talk America to be treated as a TRS for federal income tax purposes. As a TRS, Talk America generally may provide services and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. Under current IRS rules, up to 25% of CS&L's total assets may be in the form of TRS securities. As such, the TRS currently gives us the capacity to acquire over $1.5 billion in non-REIT assets by way of whole company acquisitions or otherwise, providing us the flexibility to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator.

Industry

        To our knowledge, CS&L is the first and only REIT primarily focused on acquiring and funding the construction of communication distribution systems to lease to communication service providers on a triple-net basis. We believe we will benefit from this first mover competitive advantage as we seek to grow and diversify our portfolio and tenant base.

        We believe that we are well positioned to take advantage of the favorable Internet, data, and wireless growth trends driving the ongoing demand for bandwidth infrastructure, and to be an active participant in the consolidation of the telecommunications industry. The growth of cloud-based computing, video, mobile and social media applications, machine-to-machine connectivity, and other bandwidth-intensive applications, continues to drive rapidly increasing consumption of bandwidth on a global basis. This growth in consumption requires the support of a robust communications infrastructure. Fiber networks are a critical component of the overall communications infrastructure connecting data centers, cellular towers, and other carrier and private networks. We believe that as telecom operators choose to focus on their business operations to capitalize on these trends, CS&L can provide such telecom operators with an opportunity to outsource the funding of the build out and/or acquisition of infrastructure at an attractive cost of capital, on a long-term, passive basis.

        CS&L benefits from a large universe of potential existing operator counterparties, which provides us with the opportunity to:

  •
  Acquire additional communication service assets through sale leaseback transactions or other transactions: There are approximately 133 million copper / coaxial connections in the United

    States, according to a 2013 FCC report, and approximately 186 million fiber route miles worldwide. CS&L currently represents less than 2% of these markets.

  •
  Provide cost-efficient passive funding to telecom providers for network investment or M&A activity: Public telecom companies' aggregate spend on capital expenditures in 2014 was $62 billion according to S&P Capital IQ. In addition, annual fiber investment was approximately $15 billion from 2006 to 2011 as reported by industry research firm CRU Group. Furthermore, announced U.S. telecom M&A activity was $71 billion between May 1, 2014 and May 27, 2015 according to ThomsonOne.

        CS&L believes it has a large universe of potential partners in the fragmented telecom industry. These providers include:

  •
  Fiber and Copper Network Providers: There are over 2,000 independent small companies that may seek to build fiber and copper networks to capitalize on the wireless backhaul and broadband demand.

  •
  ILEC and RLEC: Wireline providers that have a large copper network, with millions of access lines, that require upgrades to remain competitive in the market.

  •
  Cable Operators: Cable operators who are seeking to invest in their coaxial cable network to deliver faster broadband speeds and pursue opportunities in the enterprise and small-to-medium sized business markets.

  •
  Other Partners: Non-traditional buyers of communication networks looking to capitalize on the large growth in demand for data bandwidth.

Business and Growth Strategy

        Our primary goal is to create long-term shareholder value by (i) generating reliable and growing cash flows, (ii) diversifying our tenant and asset base, (iii) paying a consistent dividend, and (iv) maintaining our financial strength and liquidity. To achieve this goal, we plan to employ a business strategy that leverages our first mover advantage in the sector and our strong access to the capital markets. We intend to pursue investment opportunities that meet our investing and financing objectives where we can earn attractive risk-adjusted rates of return. The key components of our business strategy include:

Acquire Additional Distribution Systems Through Sale Leaseback Transactions

        We are actively seeking to acquire distribution systems from communication service providers and lease these assets back to the communication service providers on a long-term triple-net basis. We believe this type of transaction benefits the communication service providers with incremental liquidity which can be used to reduce indebtedness or for other investment, while they continue to focus on their existing business. Additionally, this transaction structure is well established and extensively used in other sectors, including between wireless carriers and tower operators. We will employ a disciplined, opportunistic acquisition strategy and seek to price transactions appropriately based on, among other things, growth opportunities, the mix of assets acquired, length and terms of the lease, and credit worthiness of the tenant.

Fund Capital Extensions and Improvements of Distribution Systems For Existing and New Tenants

        We believe the communications infrastructure industry in the U.S. is currently going through an upgrade cycle driven by the consumer's general desire for greater bandwidth. These upgrades require significant capital expenditures, and we believe CS&L provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their networks at an attractive cost of capital.

        We intend to support our tenant operators and other communication service providers by providing capital to them for a variety of purposes, including capacity augmentation projects and network expansions. We expect to structure these investments as lease arrangements that produce additional rents. In these types of transactions we would provide the capital investment needed to expand or improve the distribution system, and take ownership of this or another distribution system owned by the operator, in exchange for ongoing lease payments.

Facilitate M&A Transactions in the Communication Service Sector as a Capital Partner

        We believe CS&L can provide cost efficient funds to potential acquirors in the communication service sector, and thereby facilitate M&A transactions as a capital partner. The highly fragmented nature of the communication service sector is expected to result in more consolidation, which we believe will provide ample opportunity for CS&L to pursue these types of transactions. Over the last 5 years, there has been approximately $268 billion in telecom-focused M&A volume in the U.S. according to Securities Data Company.

Acquire Whole Companies Leveraging Our TRS Capacity

        Under our REIT structure, we currently have the capacity through TRSs to acquire over $1.5 billion in non-REIT operating businesses and assets by way of whole company acquisitions or otherwise, giving us the option to operate the newly acquired business, sell the entire business or sell only the operations of the business and lease the network assets to an operator. This provides us with additional flexibility as we explore opportunities for growth.

Diversify Tenant Relationships

        We are actively pursuing new leasing relationships with potential tenants and communication service providers in order to expand our mix of tenants and other real property and, in doing so, to reduce our concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy is to acquire new distribution systems and other real property within the communications infrastructure industry to further diversify our overall portfolio.

Acquire Adjacent Communications Infrastructure and Other Real Property Assets

        Over time, we believe we have the potential to diversify our asset portfolio further by investing in adjacent communications infrastructure, such as stand-alone fiber assets, wireless towers, data center assets and potentially other related assets. As we enhance our scale through mergers and acquisitions and asset and tenant diversification, we expect to have the potential to consider investing in other asset classes.

Maintain Balance Sheet Strength and Liquidity

        We will seek to maintain a capital structure that provides the resources and financial flexibility to position us to capitalize on strategic growth opportunities. Our access to, and cost of, external capital is dependent on various factors, including general market conditions, credit ratings on our securities, interest rates and expectations of our future business performance. We intend to maintain a strong balance sheet through disciplined use of leverage, striving to lower our relative cost of capital over time, and continuing to have access to multiple sources of capital and liquidity. As of May 31, 2015, we had approximately $614 million of liquidity, consisting of unrestricted cash and cash equivalents of $114 million and $500 million of unused borrowing availability under our revolving credit facility. All of our debt is either fixed rate debt, or floating rate debt that we have fixed through the use of interest rate swaps.

Competitive Strengths

        We believe that we have significant competitive advantages that support our leadership position in owning, funding the construction of and leasing communications infrastructure, including:

First Mover Advantage; Uniquely Positioned to Capitalize on Expansion Opportunities

        To our knowledge, we are the first and only REIT primarily focused on owning and developing communication distribution systems to lease to telecommunications operators. We believe this provides us with a significant first mover competitive advantage to capitalize on the large and fragmented telecom infrastructure industry. A large market opportunity exists to provide capital to communication service providers who would like to repay debt and rebalance their capital structures while continuing to operate their existing business. Others are seeking liquidity to enhance existing communication distribution systems or build new ones. CS&L has the flexibility to create cost-efficient, customized solutions for such communication service providers through sale-leaseback transactions, funding investment in their communication distribution infrastructure or funding acquisitions in the communication service sector. In pursuing these transactions, we believe our existing liquidity and REIT structure will provide us with access to capital at attractive costs in pursuing these transactions. Additionally, we believe our position, scale and national reach will help us achieve operational efficiencies and support these future growth opportunities.

Large Scale Anchor Tenant; Stable Rent Revenues

        We believe the assets we lease to Windstream Holdings under the Master Lease are critical for Windstream to successfully run its business and operations. Windstream, as our anchor tenant, provides us with a base of stable and highly predictable rent revenues as an initial platform for us to grow and diversify our portfolio and tenant base.

        Windstream is a publicly-traded company that provides advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream continues to operate the Distribution Systems, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off.

        Windstream has a diverse customer base, encompassing enterprise and small business customers, carriers and consumers. The Distribution Systems assets that we lease to Windstream Holdings are located in 29 different states across the continental United States. The properties in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

        Windstream is subject to the reporting requirements of the SEC, which include the requirements to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Windstream's filings with the SEC can be found at www.sec.gov. Windstream's filings are not incorporated by reference into this prospectus.

Long-Term, Triple Net Lease Structure

        All of our properties (except properties owned by our TRS, Talk America) are leased to Windstream Holdings under the Master Lease on a triple-net lease basis for an initial term of 15 years. Under the Master Lease, Windstream Holdings is responsible for maintaining the Distribution Systems in accordance with prudent industry practice and in compliance with all federal and state utility commissions delivery standards. The maintenance responsibilities include, among others, (i) repairing fiber and copper cuts with respect to the Distribution Systems and (ii) replacing poles, conduits and other facilities at the Distribution Systems as required to comply with Windstream Holdings' maintenance obligations. Windstream Holdings is required to submit periodic reports to us upon request on operational matters to enable us to confirm that Windstream Holdings is complying with its maintenance and other obligations under the Master Lease. In addition to maintenance requirements, Windstream is responsible for insurance required to be carried under the Master Lease, taxes levied on or with respect to the Distribution Systems and all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted on the Distribution Systems. The Master Lease is a single, indivisible lease of the Distribution Systems and not separate leases. At the option of Windstream Holdings, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. If Windstream Holdings elects to extend the initial term of the Master Lease from 15 to 20 years, the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

        We plan to pursue similar long-term, triple net lease structures as we expand and diversify our portfolio and tenant base.

Strong Relationships with Communication Service Providers

        Members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records.

Flexible UPREIT Structure

        We operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business are held through the Operating Partnership. The Operating Partnership is managed by our subsidiary, CSL National GP, LLC, which is the sole general partner of the Operating Partnership, and accordingly controls the management and decisions of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure may potentially facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that an owner would otherwise be unwilling to sell. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Our senior management team is comprised of veteran leaders with strong backgrounds in their respective disciplines. As a result of extensive public company experience, our senior management team has over 70 years of combined experience in managing telecommunications operations, consummating mergers and acquisitions and accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Master Lease with Windstream

        The Distribution Systems are leased to Windstream Holdings pursuant to the Master Lease, which is a triple-net lease. The Master Lease provides for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each beyond the initial term, and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The annual rent under the Master Lease is $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, under the Master Lease, the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. Under the Master Lease, we will have the right, but not the obligation, upon Windstream's request, to fund capital expenditures of Windstream in an aggregate amount of up to $250 million for a maximum period of five years. If we exercise this right, the lease payments under the Master Lease will be adjusted at a rate of 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. Windstream Holdings has separately requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. This funding is separate and apart from the up to $250 million of capital expenditures that we, upon Windstream's request, have the right to fund under the Master Lease as described above. Monthly rent paid by Windstream Holdings will increase in accordance with the Master Lease effective as of the date of the funding. Under the Master Lease, Windstream Holdings is required to indemnify us for certain damages and costs we may incur as a result of Windstream's use and operation of the Distribution Systems.

        Because we lease the Distribution Systems to Windstream Holdings under the Master Lease, Windstream Holdings initially is the source of substantially all of our revenues, and Windstream Holdings' financial condition and ability and willingness to satisfy its obligations under the Master Lease and its willingness to renew the Master Lease upon expiration of the initial base term thereof will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our shareholders. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Lease, and any inability or unwillingness on its part to do so would have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations and on our ability to pay dividends to our shareholders, as required for us to qualify, and maintain our status, as a REIT. We also cannot assure you that Windstream Holdings will elect to renew its lease arrangements with us upon expiration of the initial base terms or any renewal terms thereof or, if such leases are not renewed, that we can reposition the affected properties on the same or better terms. See "Risk Factors—Risks Related to Our Business—We are dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream's business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations."

Employees

        We employ approximately 35 employees (including our executive officers), none of whom are subject to a collective bargaining agreement. None of our employees continue to be employees of Windstream.

Competition

        We compete for real property investments with other REITs, investment companies, private equity, hedge fund investors, sovereign funds and communication distribution systems companies. Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we have. However, we believe that the Spin-Off has increased our competitive edge and positioned us to identify and successfully capitalize on acquisition opportunities that meet our investment objectives.

        In addition, revenues from our network properties are dependent, to an extent, on the ability of our operating partners, like Windstream, to compete with other communication service providers. The communications infrastructure industry is characterized by a high degree of competition among a large number of participants, including many local, regional and global corporations. Not only is competition seen strictly in the communication distribution systems business, but also in any means by which information is transferred.

Mortgages, Liens or Encumbrances

        CS&L has not imposed any material mortgages or other liens or encumbrances against any real property it owns.

Government Regulation, Licensing and Enforcement

        As operators of telecommunications facilities, Windstream and any future tenants of our telecommunications assets are typically subject to extensive and complex federal, state and local telecommunications laws and regulations. The Federal Communications Commission ("FCC") regulates interstate matters, and state public utility commissions ("PUCs") regulate intrastate matters. These regulations are wide-ranging and can subject our tenants to civil, criminal and administrative sanctions. We expect that the telecommunications industry, in general, will continue to face increased regulation. Changes in laws and regulations and reimbursement enforcement activity and regulatory non-compliance by our tenants could have a significant effect on their operations and financial condition, which in turn may adversely affect us, as detailed below and set forth under "Risk Factors—Risks Related to Our Business."

        The following is a discussion of certain laws and regulations generally applicable to operators of our telecommunications facilities, and in certain cases, to us.

        Windstream and similarly situated wireline carriers are subject to federal and state regulations that limit their pricing flexibility for regulated voice and high-speed Internet products, subject them to service quality, service reporting and other obligations and expose them to the reduction of revenue from changes to the universal service fund, the intercarrier compensation system, or access to interconnection with competitors' facilities. State regulatory commissions have jurisdiction over local and intrastate services, including, to some extent, the rates that carriers charge and service quality standards. The FCC has primary jurisdiction over interstate services, including the rates that carriers charge other telecommunications companies that use a carrier's network and other issues related to interstate service. In some circumstances, these regulations restrict the carrier's ability to adjust rates to reflect market conditions and may affect the ability of our tenant's to compete and respond to changing industry conditions.

        Talk America operates the CLEC Consumer Business as a reseller of telecommunication services pursuant to the Wholesale Master Services Agreement. In almost all cases, Windstream does not own the underlying telecommunication facilities required to support the Consumer CLEC Business, rather it is a reseller of facility-based services pursuant to wholesale interconnection agreements with the third party carriers who own the underlying telecommunication facilities. Talk America is regulated as a CLEC in each state where it has Consumer CLEC Business customers. These CLEC certifications subject Talk America to regulations requiring it to file and maintain tariffs for the rates charged to its Consumer CLEC Business customers for regulated services and to comply with service quality, service reporting and other obligations. Talk America's ability to operate the Consumer CLEC Business is dependent on existing telecommunication regulations that allow access to such underlying facilities of other carriers at reasonable rates.

        We believe that we have structured the operations for our core real estate business in a manner that will not require us to become regulated as a public utility or common carrier by the FCC or state public service commissions.

        Future revenues, costs and capital investment in the communication businesses of Windstream, Talk America and other carriers could be adversely affected by material changes to, or decisions regarding applicability of, government requirements, including, but not limited to, changes in rules governing intercarrier compensation, interconnection access to network facilities, state and federal USF support and other pricing and requirements. Federal and state communications laws may be amended in the future, and other laws may affect our business. In addition, certain laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts and could be changed at any time. We cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

        In addition, these regulations could create significant compliance costs for us. Delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that we are able to charge our customers. The business of Windstream, Talk America, and future tenants also may be affected by legislation and regulation imposing new or greater obligations related to, for example, assisting law enforcement, bolstering homeland and cyber-security, protecting intellectual property rights of third parties, minimizing environmental impacts, protecting customer privacy, or addressing other issues that affect the business of our tenants.

Environmental Matters

        A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect telecommunications operations and facilities. These complex laws, and their enforcement, involve a myriad of regulations, many of which involve strict liability on the part of the potential offender. Some of these federal, state and local laws may directly impact us. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as us, may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal property damages and the owner's liability therefore could exceed or impair the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, could reduce revenues.

REIT Qualification

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our shareholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Legal Proceedings

        In the ordinary course of our business, we are subject to claims and administrative proceedings, none of which we believe are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

        Pursuant to the Separation and Distribution Agreement, any liability arising from or relating to legal proceedings involving the assets now owned by us will be assumed by us and we will indemnify Windstream (and its directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such legal proceedings. In addition, pursuant to the Separation and Distribution Agreement, Windstream has agreed to indemnify us (including our subsidiaries, directors, officers, employees and agents and certain other related parties) for any liability arising from or relating to legal proceedings involving Windstream's telecommunications business prior to the Spin-Off, and, pursuant to the Master Lease, Windstream has agreed to indemnify us for, among other things, any use, misuse, maintenance or repair by Windstream with respect to the Distribution Systems. Windstream is currently a party to various legal actions and administrative proceedings, including various claims arising in the ordinary course of its telecommunications business, which are subject to the indemnities provided by Windstream to us. While these actions and proceedings are not believed to be material, individually or in the aggregate, the ultimate outcome of these matters cannot be predicted. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on Windstream's business, financial position or results of operations, which, in turn, could have a material adverse effect on our business, financial position or results of operations if Windstream is unable to meet their indemnification obligations.

Insurance

        We maintain, or require in our leases, including the Master Lease, that our tenants maintain, all applicable lines of insurance on our properties and their operations. Under the Master Lease, Windstream has the right to self-insure or use a captive provider with respect to its insurance obligations. We anticipate that the amount and scope of insurance coverage provided by our policies and the policies maintained by our tenants will be customary for similarly situated companies in the telecommunications industry. However, we cannot assure you that our tenants will maintain the required insurance coverages, and the failure by any of them to do so could have a material adverse effect on us. We also cannot assure you that we will continue to require the same levels of insurance coverage under our leases, including the Master Lease, that such insurance will be available at a reasonable cost in the future or that the insurance coverage provided will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we assure you of the future financial viability of the insurers.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain biographical information and ages, as of the date of this prospectus, for individuals who currently serve as our directors and executive officers.

        Our charter does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock will be able to elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Name	Age	Position
Jennifer S. Banner	56	Director
Francis X. "Skip" Frantz	62	Chairman of the Board of Directors
Kenneth A. Gunderman	44	Director, President and Chief Executive Officer
Daniel L. Heard	40	Senior Vice President—General Counsel and Secretary
David L. Solomon	55	Director
Mark A. Wallace	58	Senior Vice President—Chief Financial Officer and Treasurer

        Additional biographical information for each director and executive officer listed above is set forth below. With respect to the directors, the following descriptions outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on the Company's board of directors.

        Jennifer S. Banner, age 56, was appointed to the board of directors on June 1, 2015. Ms. Banner has served as Chief Executive Officer of Schaad Companies, LLC since 2008. Schaad Companies is a 105-year old privately held real estate holding company with businesses in residential and commercial construction, development, property management and leasing, real estate brokerage, and land investments. In addition, Ms. Banner has served as Chief Executive Officer and Manager of the Schaad Family Office, LLC since 2012, and as President and Chief Executive Officer of SchaadSource, LLC (a shared services company) since 2006. Previously, she spent 22 years in public accounting, practicing in the tax area with Ernst & Whinney (now Ernst & Young) in Florida and Pershing Yoakley & Associates in Tennessee. Ms. Banner has been a director of BB&T Corporation since 2003 (presently a member of the executive and risk committees); Branch Banking and Trust Company since 2013; the Federal Reserve Bank of Atlanta (Nashville Branch) since 2010; and is a past director of First Virginia Banks, Inc. and First Vantage Bank. Ms. Banner maintains an active license as a Certified Public Accountant in the state of Tennessee, and she holds Master of Accountancy and Bachelor of Science in Business Administration degrees from the University of Tennessee.

        Ms. Banner's accounting expertise as a Certified Public Accountant, her management experience as Chief Executive Officer of a diversified real estate holding company and her experience in public company board service in the financial services industry qualify her to serve on our board of directors and to serve as chair of the Audit Committee. As a result of this expertise and experience, Ms. Banner is uniquely qualified to advise not only on general accounting and financial matters but on various technical accounting, corporate governance, risk management and real estate matters that the board of directors may address from time to time.

        Francis X. ("Skip") Frantz, age 62, has served as Chairman of the board of directors since the Spin-Off. He previously served as a director of Windstream from 2006 until the Spin-Off, serving as Chairman of its Audit Committee at the time of his resignation from the Windstream board of directors. From July 2006 to February 2010, he served as Chairman of the Windstream board.

Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little Rock, Arkansas from February 2007 until May 2014, and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation ("Alltel"). Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel's mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel's chief legal officer.

        Mr. Frantz's qualifications for election to the board of directors include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz's over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of CS&L's target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as senior executive of Alltel, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecom industry.

        Kenneth A. Gunderman, age 44, has served as President and Chief Executive Officer since March 2, 2015 and was appointed to the board of directors on March 2, 2015. Mr. Gunderman has 17 years of investment banking experience and is focused on creating shareholder value by expanding and diversifying the Company's real estate portfolio. Prior to his appointment as President and Chief Executive Officer of CS&L, he served as the co-head of investment banking at Stephens, Inc. where he was responsible for the strategic direction for the investment banking department and advised on many of the firm's notable investment banking transactions. Mr. Gunderman currently serves on the board of America's Car-Mart, Inc. (NASDAQ: CRMT) and the Arkansas Red Cross. Prior to joining Stephens, Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked as a Certified Public Accountant at KPMG and holds an MBA from Yale and a Bachelor of Arts degree from Hendrix College.

        The board of directors believes it is important that CS&L's Chief Executive Officer serve on the board of directors, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman's qualifications for President and service on our board of directors include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of CS&L.

        Daniel L. Heard, age 40, has served as the Senior Vice President—General Counsel and Secretary of CS&L since April 1, 2015. Most recently he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000, where he represented public companies in corporate, securities and merger and acquisition transactions. His clients comprised a wide range of industries, including telecommunications and information technology processing. Mr. Heard has more than 15 years' experience in negotiating, structuring and consummating mergers and acquisitions, public offerings of debt and equity securities and other corporate finance transactions. Mr. Heard graduated from the William H. Bowen School of Law at the University of Arkansas at Little Rock and has a Bachelor of Arts from the University of Central Arkansas. Mr. Heard is responsible for the Company's legal affairs and corporate governance.

        David L. Solomon, age 55, was appointed to the board of directors on June 1, 2015. Mr. Solomon is a founder and Managing Director of Meritage Funds, a Denver-based manager of private investment funds. Previously, he served as Chief Executive Officer and Executive Chairman of NuVox Communications, Inc., a company that under his leadership grew from annual revenue of less than $200,000 to over $530 million and that was acquired by Windstream in 2010 in a transaction that valued NuVox at approximately $643 million. A Certified Public Accountant (inactive status) with a strong operational and financial background, Mr. Solomon served as Executive Vice President and Chief Financial Officer at Brooks Fiber Properties ("Brooks") immediately following its formation in 1993 until its sale to MCI/WorldCom in 1998 for $3.4 billion. As Chief Financial Officer at Brooks, Mr. Solomon led numerous private and public debt and equity transactions, including Brooks' initial public offering. Mr. Solomon worked in the audit practice of KPMG from 1981 until he joined Brooks. When Mr. Solomon departed KPMG he was a Partner in the audit practice. In connection with Mr. Solomon's responsibilities at Meritage Funds, he currently serves as a board member of several private companies. Mr. Solomon is a member of the American Institute and Tennessee Society of CPAs, and serves on the board of Trustees for his alma mater, Lipscomb University in Nashville, Tennessee.

        Mr. Solomon's financial, accounting and management expertise gained through his long tenure as a senior executive in the telecommunications industry qualifies him to serve on our board of directors and to serve as chair of the Compensation Committee. As a result of his extensive management experience, Mr. Solomon has a deep understanding of corporate planning, risk management, executive compensation and capital markets, which are an invaluable asset to our board of directors.

        Mark A. Wallace, age 58, has served as the Senior Vice President—Chief Financial Officer and Treasurer of CS&L since April 1, 2015. Mr. Wallace previously served as Managing Director of Fortress Investment Group LLC (NYSE: FIG) and affiliates from May 2014 to December 2014, and served as the Chief Financial Officer and Treasurer of New Senior Investment Group (NYSE: SNR), a publicly-traded REIT managed by Fortress from October 2014 until December 2014. Mr. Wallace was previously the Senior Vice President, Chief Financial Officer and Treasurer of Westwood Holdings Group, a Dallas based asset management firm which he joined in November 2012. Mr. Wallace served as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately-held aerospace services company, from September to November 2012, as a financial consultant to a private telecommunication services company from May 2011 to August 2012 and as Chief Financial Officer of Westcore Properties, a private real estate firm, from August to December 2010. Mr. Wallace served as EVP—Chief Financial Officer & Treasurer of HCP, Inc., an S&P 500 healthcare REIT, from March 2004 until March 2009, where his responsibilities included capital markets, SEC reporting, technology, taxes, acquisition evaluation and integration, and financial planning and analysis. He was Chair of the Operating Committee of HCP, and served on both the Executive and Investment Committee. Mr. Wallace's experience includes private and publicly-traded NYSE real estate and industrial companies including Titanium Metals Corporation, Tremont Corporation, Valhi, Inc. and 11 years with Arthur Andersen LLP. Mr. Wallace has a bachelor's degree in business administration from Texas Tech University and an MBA from Colorado State University. He is a Certified Public Accountant in Texas.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Composition of our Board of Directors

        The number of directors that serve on the board of directors is currently set at four and may be fixed from time to time by the board of directors in the manner provided in the Company's bylaws. Our charter provides that our board of directors shall consist of not less than two and not more than nine directors as the board of directors may from time to time determine. Each director will be elected for a one-year term of office. In accordance with the Company's bylaws and Maryland law, each director holds office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification or removal.

Director Independence

        Our board of directors has affirmatively determined that all of the Company's non-employee directors, Mr. Frantz, Ms. Banner and Mr. Solomon, are independent directors under NASDAQ listing standards. In making this determination, the board of directors reviewed the non-employee directors' relationships, if any, with CS&L, and determined that there are no relationships which would impair any non-employee director's ability to exercise independent judgment in carrying out his or her responsibilities as a director.

Committees of the Board of Directors

        The standing committees of our board of directors are the Audit Committee, Compensation Committee and Governance Committee. Each of the Audit, Compensation and Governance Committee has a written charter and is comprised entirely of directors whom the board of directors has determined are independent under applicable NASDAQ listing standards. A brief description of the functions of the Audit, Compensation and Governance Committee is set forth below.

  Audit Committee

        Our Audit Committee consists of Ms. Banner, as chair, Mr. Frantz and Mr. Solomon. Our board of directors has determined that each of Ms. Banner, Mr. Frantz and Mr. Solomon is an "audit committee financial expert," as defined by the rules of the SEC.

        Our board of directors has adopted an Audit Committee Charter. The Audit Committee Charter defines the Audit Committee's primary duties to include, among other things:

  •
  managing both the external and internal audit processes;

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  establishing procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters;

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  overseeing and interacting with our independent auditors regarding the auditor's engagement and/or dismissal, duties, compensation, qualifications and performance;

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  reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices;

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  reviewing and discussing our audited financial statements with our independent auditors and management;

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  monitoring the ongoing review of the Company's systems of disclosure controls and procedures; and

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  reviewing and approving (or disapproving) related party transactions.

  Compensation Committee

        Our Compensation Committee consists of Mr. Solomon, as chair, Mr. Frantz and Ms. Banner. Our board of directors has adopted a Compensation Committee Charter, which sets forth the Compensation Committee's primary duties, including, among other things:

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  making recommendations to the board of directors with respect to the Company's overall compensation philosophy;

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  overseeing the administration of the Company's compensation and benefit plans and programs;

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  reviewing and approving, or recommending to the board of directors for approval, the compensation for our senior executives; and

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  assisting in the Company's compliance with the regulations of the SEC regarding executive compensation disclosure.

  Governance Committee

        Our Governance Committee consists of Mr. Frantz, as chair, Ms. Banner and Mr. Solomon. Our board of directors has adopted a Governance Committee Charter, which defines the Governance Committee's primary duties, including, among other things:

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  establishing and reviewing the criteria for the skills and characteristics required for our board of directors;

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  identifying individuals qualified to become directors consistent with the committee's membership criteria;

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  recommending director nominees for approval by the board of directors and election by the Company's shareholders;

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  reviewing the Company's Corporate Governance Guidelines;

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  assisting the Chairman of the board of directors with an annual evaluation of the board of directors and the committees of the board of directors; and

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  annually, in consultation with the Chairman of the board of directors and the Chief Executive Officer, reviewing management succession plans.

  Other Committees

        Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

        None of our directors have interlocking or other relationships with other boards of directors, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

  Board Leadership Structure

        The roles of the Chairman of the board of directors and Chief Executive Officer will be performed by separate individuals. The board of directors believes this leadership structure improves the ability of the board of directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of CS&L. Having an independent Chairman also strengthens CS&L's corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.

Executive Sessions

        CS&L's Corporate Governance Guidelines specify that the independent directors of the board of directors must meet at regularly scheduled executive sessions without management and that the Chairman of the board of directors shall preside at executive sessions of independent directors.

Risk Oversight

        The board of directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risk. While the board of directors is ultimately responsible for overall risk oversight at our Company, certain of the board of directors' committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee oversees risks relating to financial matters, financial reporting and auditing. The Compensation Committee oversees risks relating to the design and implementation of the Company's compensation policies and procedures.

        The board of directors' discharge of its risk oversight role has not specifically affected the board of directors' leadership structure discussed above. Rather, in establishing the current leadership structure of the board of directors, risk oversight was one factor among many considered. The board of directors will regularly review its leadership structure and evaluate whether it, and the board of directors as a whole, is functioning effectively. If in the future the board of directors believes that a change in its leadership structure is required to, or potentially could, improve the board of directors' risk oversight role, it may make any change it deems appropriate.

Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics confirms our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics and seeks to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and CS&L on the other hand. The Code of Business Conduct and Ethics applies to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics be followed by all of our directors, officers, employees and subsidiaries. This will be communicated to each new director, officer and employee. Any waiver of our code of ethics with respect to our executive officers and directors may only be authorized by our board of directors.

Director Compensation

        No director compensation was paid by us to the non-employee members of our board of directors during 2014.

        On May 29, 2015, the board of directors adopted a non-employee director compensation program. The Company's non-employee director compensation program consists of (i) an annual cash retainer of $75,000; (ii) a one-time restricted stock grant of $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of $100,000 subject to one-year vesting; (iv) an additional annual cash retainer of $75,000 for the chair of the board of directors; (v) annual restricted stock grants of $20,000, $15,000 and $10,000 for the chairs of the board of directors' Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of $10,000, $7,500 and $5,000 for non-chair members of the board of directors' Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting. On June 1, 2015, the board of directors approved an additional one-time restricted stock grant of $300,000 that vests ratably in equal installments over four years to Mr. Frantz, chairman of the board of directors, in recognition of his efforts as the sole non-employee member of our board of directors during our formation and spin-off from Windstream.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our current executive compensation program, including determinations regarding the compensation of our executive officers following our spin-off from Windstream. While we expect our approach to executive compensation to evolve over time, our current compensation program includes appropriate salaries, annual bonus opportunities, and long-term incentives, including equity awards that may be awarded under the Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (the "Equity Plan"). Our executive compensation program is intended to support the following objectives:

  •
  sufficiently provide a high correlation between pay and performance,

  •
  align management's interests with the long-term interests of our stockholders,

  •
  provide competitive compensation and incentives to attract and retain key executives, and

  •
  to not create or encourage unnecessary risk taking.

        To further these objectives, we adhere to the following compensation and corporate governance practices:

What we do	What we do NOT do

•

Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation

•

Employ a clawback policy

•

Require compliance with robust stock ownership guidelines

•

Retain an independent compensation consultant

•

Include double trigger change-in-control provisions in equity awards

•

Establish maximum bonus opportunities

•

Prohibit hedging of our common stock and option trading

•

Do NOT provide tax gross-ups in any circumstance

•

Do NOT provide any perquisites for executives

•

Do NOT provide guaranteed bonuses

•

Do NOT utilize single trigger change-in-control provisions in any employment agreements or severance arrangements

•

Do NOT pay dividends on performance-based restricted stock units prior to vesting

•

Do NOT provide discount stock options or stock appreciation rights

2014 Compensation

        The tables following this "Compensation Discussion and Analysis" provide certain summary information concerning the compensation paid by Windstream for the fiscal year ended December 31, 2014 to Jeffrey W. Small, our Senior Vice President—Operations, who previously served as Senior Vice President—REIT Corporate Development & Operations; Vice President of Procurement and Carrier Service Delivery for Windstream, and is considered to be a named executive officer of CS&L for 2014. As Kenneth A. Gunderman, our principal executive officer, and other members of our executive management were not employed by and did not receive any compensation from Windstream (or from us) during 2014, they are not included in the tables.

2015 Compensation

        Because we did not have employees during 2014, the amounts and forms of compensation reported in the "Summary Compensation Table" below are not necessarily indicative of the compensation that our executive officers will receive following the Spin-Off. As a result, the following discussion gives information about our 2015 compensation program for our three executive officers, who are: Kenneth A. Gunderman, President and Chief Executive Officer; Mark A. Wallace, Senior Vice President—Chief Financial Officer and Treasurer; and Daniel L. Heard, Senior Vice President—General Counsel and Secretary.

How We Structured the 2015 Compensation Program

        Compensation Committee.    Our Compensation Committee is comprised of David Solomon, as chair, Francis Frantz and Jennifer Banner. Our board of directors has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a "non-employee director" for purposes of Section 16 of the Exchange Act and an "outside director" as defined in Section 162(m) of the Internal Revenue Code.

        The Compensation Committee oversees and administers our compensation programs, plans and awards for CS&L's directors and executive officers and is primarily responsible for reviewing and approving (or recommending to the board of directors for approval) our compensation policies and the compensation paid to our executive officers. The Compensation Committee's responsibilities are set forth in its written charter and are more fully described in this prospectus under the heading "Management—Committees of the Board—Compensation Committee."

        With respect to our 2015 compensation program, the Compensation Committee reviewed and approved the compensation opportunities for each of our current executive officers with input from its compensation consultant, Pearl Meyer & Partners (PM&P). In approving such compensation, the Compensation Committee focused on a number of objectively quantifiable metrics to evaluate our performance, in addition to elements of individual and strategic performance, as discussed below.

        Management.    Our executive officers worked closely with the Compensation Committee to analyze relevant peer data and to provide input into the compensation program design for 2015. While the Compensation Committee values the judgment and input from our executive officers, and considers their recommendations, the Compensation Committee ultimately retains sole discretion to approve the compensation packages for each executive officer.

        Independent Consultant.    The Compensation Committee has the authority to retain and terminate any compensation consultant, legal counsel or other adviser as it determines appropriate to assist it in the performance of its responsibilities and to approve such consultant's fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.

        Prior to the completion of the Spin-Off, CS&L was a wholly owned subsidiary of Windstream, who engaged PM&P to assist in the design and development of an executive compensation program for CS&L. PM&P was selected because of its experience in assisting both telecommunications companies and other REITs in designing competitive, well-balanced compensation programs that align the interests of management and stockholders.

        Leading up to and following the Spin-Off, Mr. Frantz and members of our management team met with PM&P to begin the process of establishing the executive compensation program for the Company's executive officers for 2015. PM&P was instructed to advise on structuring short- and long-term compensation programs, provide data on current compensation "best practices" and trends in the REIT industry, and to assist with the development of a peer group for use in structuring our 2015 executive compensation program. A description of the process and rationale utilized for selecting our peer group is described below.

        Competitive Market Analysis; Formulation of Peer Group.    In designing our 2015 compensation program, the Compensation Committee, with the assistance of PM&P and senior management, gathered and reviewed information about the compensation program and processes of other publicly traded REITs (the "Peer Group") as an informal "market check" of compensation practices, salary levels, and target incentive levels to determine whether our 2015 compensation program was consistent with market practices and to ensure our executive compensation was set at levels that will attract and motivate qualified executives. In selecting the Peer Group, the Compensation Committee and PM&P considered many factors, focusing particularly on REITs with comparable revenues and enterprise values to CS&L and net-lease REITs that focus on unique market segments or niches and/or employ a similar business model to CS&L. Management assisted PM&P and the Compensation Committee in the process, providing additional REIT-industry insight. Applying these criteria, PM&P recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:

Alexandria Real Estate Equities, Inc.	Gaming and Leisure Properties, Inc.	Realty Income Corporation
BioMed Realty Trust Inc.	Lexington Realty Trust	Retail Properties of America, Inc.
Digital Realty Trust Inc.	Medical Properties Trust Inc.	Spirit Realty Capital, Inc.
DuPont Fabros Technology, Inc.	National Retail Properties, Inc.	W. P. Carey Inc.
EPR Properties	Omega Healthcare Investors Inc.

        The Compensation Committee will review the composition of the Peer Group annually.

        The Compensation Committee reviewed each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) for each of our executive officers compared to similarly situated employees of companies in the Peer Group, but did not target compensation to a specific percentile of the market data. The Compensation Committee set compensation levels for each executive officer on the basis of several factors, including, the Peer Group data, the executive's experience, performance, internal pay equity, scope of responsibilities and specific skills, together with his ability to impact business results, or other business conditions. While the Compensation Committee believes compensation paid by other companies is an important consideration and used the Peer Group data as an input in developing base salaries, annual short-term cash incentive targets and long-term equity incentive awards for our executive officers, such data was not the primary factor in the Compensation Committee's decision-making process.

Elements of 2015 Compensation

        Annual Base Salaries.    All of our executive officers were hired during 2015 in connection with preparation for the Spin-Off. Their initial base salaries were primarily based on individual negotiations in the recruitment process and took into account the executive's position, responsibilities, personal expertise and experience, internal pay equity, and the Peer Group data. The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate qualified executives. The executive officers' base salaries are subject to annual review and adjustment. As an executive's responsibilities and ability to affect the financial results of the Company increase, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component, further aligning his interests with those of our stockholders. For 2015, the executive officers' annualized base salaries are as follows:

Name	Base Salary
Kenneth A. Gunderman	$700,000
Mark A. Wallace	$400,000
Daniel L. Heard	$350,000

        Based on PM&P's market pay analysis, base salaries were within a competitive range (+/–10%) of the 50th percentile of the Peer Group data.

        Short-Term Incentive Plan.    On May 29, 2015, the Compensation Committee approved the Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (the "Cash Incentive Plan"), which is administered by the Compensation Committee. The Cash Incentive Plan permits the Compensation Committee to award and pay performance-based cash bonuses to our executive officers upon the attainment of criteria set forth in the Cash Incentive Plan. The Cash Incentive Plan is designed to reward and motivate the Company's executive officers to achieve performance goals that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the executive officers' interests with those of the Company's stockholders.

        For 2015, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, that the executives are eligible to receive under the Cash Incentive Plan:

	2015 Short-Term Incentive Plan Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Kenneth A. Gunderman	75%	150%	225%
Mark A. Wallace	50%	100%	150%
Daniel L. Heard	50%	100%	150%

        Awards for fiscal 2015 will be tied to the Company's achievement of (i) a threshold level of normalized Adjusted Funds from Operations ("AFFO") for the period from April 27, 2015 to December 31, 2015 (the "Performance Period") and (ii) performance-related corporate goals, consisting of:

  •
  Corporate development and investments

  •
  Capital market transactions

  •
  Stakeholder engagement

  •
  Organizational development

  •
  Corporate governance

  •
  Spin-off completion and initial financing

        No payout will be made if the Company's AFFO is less than $250 million for the Performance Period. Payouts up to the target or maximum (for superior performance) levels may be made, if at all, based upon the Compensation Committee's qualitative assessment of the level of achievement of the performance-related corporate goals listed above.

        The Compensation Committee selected the performance measures discussed above to motivate the executive officers to achieve certain Company growth objectives that we believe are most likely to increase stockholder value in 2015 as we begin to execute on our business plan and growth strategy as an independent, publicly-traded company. The Compensation Committee believes the interplay of these key financial and operational performance metrics incentivize our executives to deliver financial results and to execute our growth strategy, which the Compensation Committee believes will foster long-term success for CS&L.

        The Compensation Committee selected AFFO because it is a key supplemental measure used industry-wide by analysts, investors and other interested parties to evaluate a REIT's operating performance. FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT's FFO and AFFO can have a significant impact on the trading price of its common stock and, therefore, its total stockholder return. We define AFFO as FFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items.

        The other corporate goals for the Cash Incentive Plan established by the Compensation Committee represent key elements in the execution of the Company's business plan and growth strategy in 2015, which are not necessarily captured in AFFO described above. The Compensation Committee, in consultation with the board of directors and management, set these goals for each executive officer, tailored to the executive's specific role within and expected contribution to CS&L.

        Equity Compensation.    Our Equity Plan permits us to make grants of equity awards to our employees, including our executive officers. We expect to make equity grants to our executive officers as part of our annual compensation program to align their long-term interests with those of stockholders and to maintain the competitiveness of the total compensation package.

        To date during 2015, we have granted time-based restricted stock and performance-based restricted stock units ("RSUs") to our executive officers. The Compensation Committee has elected to grant awards of restricted stock and performance-based RSUs instead of other equity awards such as stock options because it believes for a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, restricted stock and performance-based RSUs (that accrue a dividend equivalent that is paid in cash when and to the extent the underlying RSUs vest) better align the interests of our executive officers and stockholders. The Compensation Committee also views restricted stock and performance-based RSUs as being more effective than stock options in enhancing employee retention and managing equity plan dilution. As a result, the Compensation Committee believes that our desired compensation objectives are better achieved by awarding restricted stock and performance-based RSUs.

        As part of the recruitment hiring process for each executive officer, we made the following initial sign-on equity grants in the form of restricted stock that will vest in full in 2018:

Name	# of Restricted Shares
Kenneth A. Gunderman	94,836
Mark A. Wallace	18,064
Daniel L. Heard	12,645

        In addition, as part of our annual equity grant program, we made the following equity grants to each of our executive officers, of which (i) 50% was in the form of performance-based RSUs that are eligible for vesting in April 2018 if we meet specified performance goals, as further described below, and (ii) 50% was in the form of time-based restricted stock that vests in three equal installments on March 31 of each year, beginning on March 31, 2016.

Name	# of Restricted Shares	# of Performance- Based RSUs (at Target)
Kenneth A. Gunderman	47,418	47,420
Mark A. Wallace	7,226	7,226
Daniel L. Heard	6,323	6,324

        The actual amount of the performance-based RSUs that may be earned and become vested will be between 0% and 150% of the target amount, depending on our achievement of relative total shareholder return ("TSR") over a three-year period. In measuring our relative TSR, 50% will be weighted to our performance against the MSCI US REIT Index (measured in basis points), and 50% will be weighted to our performance against the Peer Group (measured by percentile ranking). Specifically, the metrics for the three-year performance cycle ending April 27, 2018 are:

Performance Criteria	Weight	Threshold	Target	Maximum
TSR relative to TSR of the MSCI US REIT Index	50%	0 basis points	+250 basis points	+500 basis points
TSR position within the Peer Group	50%	33rd percentile	50th percentile	75th percentile

        Threshold, target and maximum performance will result in the executive officers earning 50%, 100% or 150% of the target number of performance-based RSUs associated with each component, with linear interpolation between specified levels. No performance shares are earned for below-threshold performance, and payout is capped at 150% of target even if performance exceeds the maximum goal.

        While the Cash Incentive Plan is designed to incentivize our executive officers to achieve specific near-term financial and operational performance goals, the Equity Plan's long-term incentive opportunity is designed to focus our executive officers on our long-term performance by increasing their stock ownership in us, while encouraging long-term dedication to us and operating as a retention mechanism. The Compensation Committee believes that a high level of equity compensation motivates executives to increase our long-term value by aligning a significant portion of their total compensation with the interests of our stockholders. The Compensation Committee further believes that equity compensation is a critical tool in attracting and retaining qualified executives that we believe are integral to our success.

        Other Benefit Plans.    Our executive officers are entitled to receive health, welfare, life insurance and retirement benefits from CS&L. Our retirement benefits are provided in the form of a 401(k) plan.

        Severance and Change in Control Provisions.    We have entered into agreements with our executive officers that provide for severance benefits upon qualifying termination events, including enhanced severance if the termination occurs in connection with a change in control. These agreements are described below under "Potential Payments Upon Termination Or Change In Control." We believe the arrangements are reasonable and were an important part of the recruitment and expected long-term retention of our executive management team.

        Clawback Policy.    We maintain a clawback policy ("Clawback Policy") that may require an executive officer to repay or forfeit certain compensation in the event that our financial statements become subject to restatement and the Audit Committee determines (i) that fraud caused or significantly contributed to the need for the restatement, regardless of whether the executive officer engaged in such conduct, (ii) that the compensation was based on the achievement of financial results that were the subject of the restatement and would have been lower had the financial results been properly reported and (iii) that it is in the best interests of us and our stockholders for the executive officer to repay or forfeit the compensation. The Clawback Policy applies to annual or short-term incentive compensation, performance-based restricted stock, and other performance-based compensation, in each case granted or awarded during the three fiscal years preceding the restatement, and any other compensation as the Audit Committee of our board of directors may designate as subject to the Clawback Policy.

Stock Ownership Guidelines

        We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders' interests. We have adopted minimum stock ownership guidelines applicable to our directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of our common stock valued at $500,000. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Officer	Ownership Level
Chief Executive Officer	five times base salary
Other Officers	three times base salary

        Directors and executive officers have a transition period of four and three years, respectively, from their initial election (or from the first annual meeting of stockholders following their election) to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines require that each officer and director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director or officer. For the purposes of the guidelines, unvested shares or units of restricted stock are considered to be owned.

        Pursuant to the stock ownership guidelines, the initial ownership guideline amount for each of our directors and executive officers will be determined at the 2016 annual meeting of stockholders, and the directors and executive officers will have until the 2020 and 2019 annual meetings of stockholders, respectively, to meet the ownership guidelines.

Risk Considerations in our Overall Compensation Program

        The Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include robust stock ownership guidelines, the Clawback Policy, and a three-year vesting cycle for equity-based compensation.

Summary Compensation Table

        The following table provides certain summary information regarding compensation from Windstream Holdings to Jeffery W. Small as of December 31, 2014. None of our other executive officers were employed by or received compensation from Windstream Holdings or us during 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffery W. Small	2014	$198,069	—	$199,993	—	$31,572	—	$9,859	(4)	$439,493
Windstream-SVP—REIT Corporate Development & Operations; Vice President of Procurement and Carrier Service Delivery(1)

(1)
Mr. Small became Senior Vice President—Operations of CS&L at the time of the Spin-Off.

(2)
Represents the value of 24,999 restricted shares of Windstream Holdings common stock calculated using the closing stock price of Windstream Holdings common stock on the grant date ($8.18). The shares vest in three annual installments generally subject to continuous employment.

(3)
Represents payouts associated with Windstream's Management Incentive Compensation Plan. The payout was subject to the attainment of certain Windstream quarterly and annual financial objectives during 2014.

(4)
Consists of imputed life insurance of $165, company contributions to 401(k) defined contribution plan of $9,094 and cell phone allowance of $600.

Grants of Plan-Based Awards

        The following table provides certain summary information concerning grants of awards by Windstream Holdings to Jeffery W. Small as of December 31, 2014. None of our other executive officers received any awards during 2014.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffery W. Small	3/6/2014	—	—	—	24,449	$199,993

Outstanding Equity Awards At Fiscal Year-End

        The following table provides certain summary information concerning outstanding Windstream Holdings equity awards held by Jeffery W. Small as of December 31, 2014. Our other executive officers did not hold any Windstream Holdings equity awards as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested($)
Jeffery W. Small	—	—	—	—	34,210	(2)	$281,890	—	—

(1)
The market value of shares or units of stock that have not vested was calculated using the closing stock price of Windstream Holdings common stock of $8.24 per share on December 31, 2014.

(2)
The number of shares or units of stock held by Mr. Small that have not vested as of December 31, 2014 includes 5,513 shares that vested in full on February 15, 2015, 8,150 shares that vested in full on March 1, 2015, 4,247 shares that vest in full on February 15, 2016, 8,150 shares that vest in full on March 1, 2016 and 8,150 shares that vest in full on March 1, 2017.

Option Exercises and Stock Vested

        The following table shows any Windstream options exercised, or stock awards that vested, held by Jeffery W. Small during the year ended December 31, 2014. Our other executive officers did not hold any Windstream Holdings equity awards as of December 31, 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Jeffery W. Small	—	—	13,663	117,365

Deferred Compensation and Defined Benefit Plans

        There were no deferred compensation or defined benefit plans in place for 2014.

Potential Payments Upon Termination Or Change In Control

Employment Agreement with Kenneth Gunderman

        Effective as of February 12, 2015, we entered into an Employment Agreement with Kenneth Gunderman (the "Employment Agreement") pursuant to which Mr. Gunderman serves as our Chief Executive Officer and President and a member of our board of directors. The original term of the Employment Agreement runs through December 31, 2018, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2018 unless either party gives the other at least 90 days' notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $700,000 per year (subject to periodic review and increase) and provides further that he is eligible to participate in any annual compensation plans as may be implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of the then base salary at the discretion of the Compensation Committee.

        Pursuant to the Employment Agreement, following the consummation of the Spin-Off, we granted Mr. Gunderman a time-based restricted stock award with a grant date value of $2,625,000, which will vest in full on the third anniversary of the Spin-Off. Additionally, we granted Mr. Gunderman restricted stock with a grant date value of $2,625,000; which consisted of 50% performance-based restricted stock units and 50% time-based restricted stock vesting in three equal installments on March 31 of each year, beginning on March 31, 2016. Mr. Gunderman is further entitled to receive health, welfare and retirement benefits from CS&L.

        The Employment Agreement provides that should Mr. Gunderman's employment be terminated during the term of the Employment Agreement by his death or disability, by the Company for "cause" (as defined in the Employment Agreement) or by Mr. Gunderman without "good reason" (as defined in the Employment Agreement), then we will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid.

        In the event we terminate Mr. Gunderman's employment during the term of the Employment Agreement and following the Spin-Off without cause or Mr. Gunderman terminates his employment for good reason, then we will pay to Mr. Gunderman a lump-sum severance benefit equal to two times his annual base salary (in addition to any other amounts already due and owing). If Mr. Gunderman is terminated without cause or he terminates his employment with CS&L for good reason, in each case within two years of a "change in control" of CS&L (as defined in the Employment Agreement), then we will pay to Mr. Gunderman, in a lump sum, the following amounts (in addition to any other amounts already due and owing): (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the higher of his annual target bonus in effect prior to the change in control or his target annual bonus in effect prior to his termination; and (iii) an amount equivalent to the cost of two-years' health and dental insurance continuation. No severance payable following a change in control is subject to gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In any event, any severance payable to Mr. Gunderman will be subject to his execution of a release of claims, and the Employment Agreement also imposes one-year post-termination noncompetition/nonsolicitation obligations.

Severance Agreements with Mark A. Wallace and Daniel Heard

        We have entered into a Severance Agreement with each of Mr. Wallace and Mr. Heard, the term of which continues until the earliest of (i), prior to a change in control, the date of termination determined in accordance with the Severance Agreement or June 1, 2018, or (ii), after a change in control, the Company's performance of its obligations under the Severance Agreement if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after June 1, 2018.

        The Severance Agreement provides that should the executive officer's employment be terminated: (i) whether due to his death or disability, by the Company for cause, or by him with or without good reason, the Company must pay to the executive officer his base salary and any accrued vacation pay through the date of termination in a lump sum within thirty days, to the extent not already paid; or (ii) by the Company without cause and such termination does not occur at the same time or within two years following a change in control of the Company, the Company must pay, in lieu of any other post-

termination benefits, (x) the executive officer's annual base salary and any accrued vacation pay through the date of termination in a lump sum within thirty days, to the extent not already paid, and (y) an amount no less than his annual base salary in effect on the date of termination in equal installments over a period of one year.

        Should the executive officer's employment be terminated by the Company without cause or by him with good reason and such termination occurs at the same time as or within two years following a change in control of the Company, the Company must pay to the executive officer the following:

  •
  his base salary and any accrued vacation pay through the date of termination;

  •
  any incentive compensation that has been awarded to him for the completed fiscal year or other completed measuring period prior to the date of termination but not yet paid to him;

  •
  an amount equal to the annual incentive target in effect prior to the payment trigger pro-rated through the date of termination, reduced by any amount paid or payable for the fiscal year during which the date of termination occurs;

  •
  an amount equal to two times the sum of: (x) the higher of (1) his annual base salary immediately prior to the change in control and (2) his annual base salary in effect immediately prior to the payment trigger and (y) the higher of (1) his annual incentive target in effect immediately prior to the change in control and (2) his annual incentive target in effect immediately prior to the payment trigger;

  •
  his health and dental insurance benefits for twenty-four months; and

  •
  certain outplacement services.

        The Company will pay or provide the foregoing in the manner set forth in the Severance Agreement.

        In the event that certain payments or benefits under the Severance Agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the Severance Agreement.

        The Company is only obligated to pay or provide, or continue to pay and provide, benefits in the event of a payment trigger to the extent that the executive officer executes a waiver and release in the form set forth in the Severance Agreement and otherwise remains in compliance with certain covenants set forth therein. The Severance Agreement includes one year post-termination non-disclosure, non-compete and non-interference covenants.

Equity Awards

        Our restricted stock awards and performance-based RSUs granted to our executive officers provide for pro-rated vesting if the holder is terminated without cause, or resigns for good reason, before the vesting date. For the performance-based RSUs, the award will not vest until the end of the performance period and the amount will depend on our actual achievement of the specified performance goals for the entire performance period. If such termination occurs within two years following a change in control, all restricted stock awards and performance-based RSUs will become fully vested (at target level for the performance-based RSUs).

Equity Plan

        We have adopted the Equity Plan, under which 6,000,000 shares of our common stock may be issued or transferred.

Description of the Equity Plan

        The following is a description of the material provisions of the Equity Plan.

        Equity Plan Administration.    The Compensation Committee will administer the Equity Plan, or may delegate its authority to do so as described below, except that all authority with respect to awards, or the making of awards, to non-employee directors under the Equity Plan rests exclusively with our board of directors, not with the Compensation Committee. In our board of directors' sole discretion, or in the absence of the Compensation Committee, our board of directors may determine to administer the Equity Plan. The Compensation Committee, or if no Compensation Committee has been appointed, our board of directors, may delegate administration of the Equity Plan to a committee or committees of one or more members of our board of directors. The Compensation Committee may delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Equity Plan, as may be adopted from time to time by our board of directors. Our board of directors may abolish, suspend or supersede the Compensation Committee at any time and revest in our board of directors the administration of the Equity Plan. To the extent permitted under applicable law, authority to perform the following responsibilities may also be delegated by resolution to one or more of our officers: to (i) designate employees (other than those employees who are (A) our officers or directors or (B) who beneficially own more than 10% of any class of our equity securities) to be recipients of awards; and (ii) determine the size of such awards. Any officer to whom such authority has been delegated must report to the Compensation Committee periodically regarding the nature and scope of awards granted pursuant to such authority.

        Among other things, the Compensation Committee has the authority to:

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  construe and interpret the Equity Plan;

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  make rules and regulations relating to the administration of the Equity Plan;

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  designate eligible persons to receive awards;

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  establish the terms and conditions of awards; and

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  make all other determinations necessary or advisable for the administration of the Equity Plan.

        Eligibility.    Our officers, employees, non-employee directors and consultants or any of its subsidiaries or affiliates are eligible to receive awards under the Equity Plan. Non-employee directors may be granted nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units and other share-based awards, but are not eligible to receive grants of incentive stock options, performance shares or performance units.

        Shares Authorized.    Subject to adjustment in the event of certain specified corporate events, including, without limitation, any merger, recapitalization, stock split, reorganization or similar transaction (see "Adjustments" below), the maximum aggregate number of shares available for issuance under the Equity Plan will be 6,000,000 and the maximum number of shares available for issuance under the Equity Plan with respect to incentive stock options will be 2,000,000. Shares subject to or underlying awards that expire or are cancelled or forfeited will again be available for issuance under the Equity Plan. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the Equity Plan limits and will not be available for issuance in connection with future awards.

        Individual Limits.    The Equity Plan includes the following individual limits: (i) no participant may be granted option rights and stock appreciation rights (whether granted independent of or in tandem with an option right), in the aggregate, for more than 2,000,000 shares of common stock during any calendar year, (ii) no participant may be granted performance shares, restricted shares or restricted stock units specifying management objectives (described below), in the aggregate, for more than 1,000,000 shares of common stock during any calendar year, and (iii) no participant may be granted performance units having an aggregate maximum value in excess of $5,000,000 as of their date of grant during any calendar year.

        Types of Awards.    The Equity Plan provides for the grant of incentive stock options, "non-qualified" stock options, stock appreciation rights, performance units and performance shares, restricted shares, restricted stock units, and other types of incentive awards.

          Options.     Option rights, including both rights that are intended to qualify as incentive stock options under Section 422 of the Code (which may be granted only to our employees) and "non-qualified" stock options, provide the right to purchase shares of our common stock at a price not less than fair market value of our common stock on the date of grant (which date may not be earlier than the date that the Compensation Committee takes action with respect thereto). No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of the retirement, death or disability of the recipient, or other similar event as approved by the Compensation Committee. The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to CS&L of nonforfeitable, unrestricted shares of our common stock that are already owned by the recipient and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that the Compensation Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of option rights may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of our common stock to which the exercise relates, or the payment of the option price in installments, subject to compliance with applicable law. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights. The Compensation Committee may, at the date of grant of any "non-qualified" option rights, provide for the payment of dividend equivalents to the recipient on a current, deferred or contingent basis, or may provide that such equivalents be credited against the option price. Successive grants may be made to the same recipient regardless of whether option rights previously granted to him or her remain unexercised.

          Stock Appreciation Rights.     Stock appreciation rights (SARs) represent the right to receive from CS&L an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for such SARs (not less than the fair market value per share of our common stock on the date of grant) and the market value of the common stock on the date the SARs are exercised. SARs can be tandem (granted with option rights to provide an alternative to exercise of the option rights) or free-standing. Tandem SARs may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing SARs may not be exercisable more than ten years from the date of grant. Any grant of SARs may specify that the amount payable by CS&L on exercise of the appreciation right may be paid in cash, in shares of our common stock or in any combination thereof, and may either grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives. Any grant of SARs may provide for the payment of dividend equivalents in the form of cash or shares of our common stock paid on a current, deferred or contingent basis. Each grant must specify the period of continuous employment that is necessary before the SARs become exercisable, and may provide for the earlier exercise of such SARs in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

          Performance Shares and Performance Units.     A performance share is the equivalent of one share of our common stock and a performance unit is the equivalent of $1.00. The recipient of such a performance award will be given one or more management objectives to meet within a specified period. A minimum level of acceptable achievement will also be established by the

  Compensation Committee. If by the end of the performance period, the specified management objectives have been achieved, then the recipient will be deemed to have fully earned the performance shares or performance units. If the management objectives have not been achieved, but a predetermined minimum level of acceptable achievement has been attained, then the recipient will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by the Compensation Committee in cash, shares of our common stock or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in shares of our common stock on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of CS&L, the retirement, death or disability of the recipient, or other similar transaction or event approved by the Compensation Committee.

          Restricted Shares.     Restricted shares constitute an immediate transfer of ownership of a specified number of shares of our common stock to the recipient in consideration of the performance of services. Unless otherwise determined by the Compensation Committee, upon grant, the recipient becomes entitled to voting, dividend and other ownership rights in shares of our common stock. The transfer may be made with or without the payment of additional consideration by the recipient. Restricted shares must be subject to a "substantial risk of forfeiture," within the meaning of Section 83 of the Code, for a period determined by the Compensation Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares is restricted for the period during which such forfeiture provisions apply. Any grant of restricted shares may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

          Restricted Stock Units.     Restricted stock units constitute an agreement to issue or deliver shares of our common stock, pay an amount in cash, or a combination of the two, to the recipient in the future in consideration of the performance of services over a specified period, subject to the conditions established by the Compensation Committee. During the restriction period the recipient may not transfer any rights under his or her award and has no right to vote or receive dividends on the shares of our common stock covered by the restricted stock units, unless the Compensation Committee otherwise authorizes the payment of dividend equivalents with respect to the restricted stock units, in cash or shares of our common stock, on a current, deferred or contingent basis. The Compensation Committee must fix a restriction period at the time of grant, and may provide for the earlier termination of the restriction period in the event of the retirement, death or disability of the recipient, or other similar event approved by the Compensation Committee. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share of our common stock on the date of grant. Any grant of restricted stock units may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such restricted stock units. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement, of the specified management objectives.

          Other Awards.     Subject to applicable law, the Compensation Committee may, on such terms and conditions as it determines, grant to our officers and other key employees and its subsidiaries and affiliates other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of such shares (including, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for shares of our common stock, or awards with value and payment contingent upon our performance or our subsidiaries or affiliates performance or other factors determined by the Compensation Committee). Shares of our common stock issued or delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Compensation Committee determines. Cash awards, as an element of or supplement to any other award granted under the Equity Plan, may also be granted. The Compensation Committee may also grant shares of our common stock as a bonus, or may grant other awards in lieu of our or our subsidiary or affiliate's obligations to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Compensation Committee.

          Management Objectives/Performance Criteria.     For purposes of awards of performance shares and performance units, and for awards of stock options, stock appreciation rights, restricted shares, restricted stock units and other awards made subject to the achievement of certain performance criteria, the Compensation Committee will establish "management objectives." Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant, or of the affiliate, subsidiary, division, department, region or function within CS&L, affiliate or subsidiary in which the participant is employed and may be made relative to the performance of other companies. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, funds from operations, adjusted funds from operations, cash flow in excess of cost of capital, operating margin, operating expenses, gross expense management, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals (e.g., opening of new offices in new geographic areas) cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may, at its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

        Change in Control.    The Compensation Committee may provide, in an evidence of award or other award agreement, for the accelerated vesting of award(s) made under the Equity Plan in the event of a change in control of CS&L, or other similar transaction as approved by the Compensation Committee; provided that, except with respect to performance shares and performance units as described above, no award will vest or become exercisable early solely as a result of a change in control of CS&L.

        Adjustments.    The Compensation Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding option rights, stock appreciation rights, performance shares, restricted stock units and other share-based awards, in the option price and base price provided in outstanding options and stock appreciation rights, and in the kind of shares covered thereby, as the Compensation Committee in its discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from: (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure; (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all of the outstanding awards under the Equity Plan such alternative consideration (or no consideration) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the number of shares available under the Equity Plan, the various sub-limits described above, the number of shares and price per share applicable to any outstanding award, and other share limitations contained in the Equity Plan as the Compensation Committee may determine to reflect any transaction or event described above.

        Amendments and Miscellaneous.    The Equity Plan may be amended by our board of directors, but any amendment that must be approved by our stockholders in order to comply with applicable laws or stock exchange rules will not be effective unless and until such approval has been obtained. Our board of directors may amend the Equity Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.

        Where the Compensation Committee has established conditions to the exercisability or retention of certain awards, the Equity Plan allows the Compensation Committee to take action in its discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of the death, disability or retirement of a participant.

        Except with respect to adjustments made in connection with a corporate transaction (see "Adjustments" above) neither our board of directors nor the Compensation Committee may, without the further approval of our stockholders, authorize the amendment of any outstanding option right or appreciation right to reduce the option price or base price. No option right or appreciation right may be cancelled and replaced with award(s) having a lower option price or base price, respectively, without further approval of our stockholders.

        To the extent consistent with Section 409A of the Code, the Compensation Committee may permit participants to elect to defer the issuance or delivery of shares of common stock or the settlement of awards in cash under the Equity Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Equity Plan. The Compensation Committee also may provide that deferred issuances or deliveries and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

        The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who we, or any of our affiliates or subsidiaries outside of the United States of America, employ as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom; provided that no such special terms may include provisions that are inconsistent with the terms of the Equity Plan, unless our board of directors could have amended the Equity Plan to eliminate such inconsistency(ies) without obtaining stockholder approval.

        Termination.    The Equity Plan has a term of 10 years from the date of its approval by our board of directors and no awards may be made under the Equity Plan following the expiration of such 10 year period. Notwithstanding the expiration of the Equity Plan, all grants made on or prior to the expiration of the Equity Plan will remain in effect thereafter in accordance with their terms and the terms of the Equity Plan.

        Section 162(m) of the Code.    Section 162(m) of the Code generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a public company's chief executive officer or any of its three next-highest-paid executive officers (other than the principal financial officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m) of the Code, provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation. Thus, if the Equity Plan, including the list of performance criteria available under the Equity Plan for application to certain types of awards, is approved by stockholders, and other conditions of Section 162(m) of the Code are satisfied, the Committee may determine to grant compensation under the Equity Plan intended to qualify as performance-based compensation under Section 162(m) of the Code.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Windstream and CS&L

        CS&L and Windstream operate separately, each as an independent, publicly-traded company. In connection with the Spin-Off, Windstream retained a passive ownership interest of approximately 19.6% of our common stock. Windstream has informed us that it intends to dispose of all of its shares of CS&L common stock opportunistically (in exchange for debt of Windstream Services) during a twelve-month period following the Spin-Off, subject to market conditions, to retire debt, including pursuant to the debt-for-equity exchange with Citigroup immediately prior to this offering.

        To govern our relationship after the Spin-Off, CS&L and Windstream entered into certain agreements prior to the Spin-Off, including, among others: the Separation and Distribution Agreement; the Master Lease; the Recognition Agreement; the Tax Matters Agreement; the Transition Services Agreement; the Employee Matters Agreement; the Wholesale Master Services Agreement; the Master Services Agreement; the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement and the Stockholder's and Registration Rights Agreement. See "Our Current Relationship with Windstream."

        The current Chief Financial Officer and Treasurer of Windstream (Bob Gunderman) is the brother of our Chief Executive Officer (Kenneth Gunderman).

Procedures for Approval of Related Party Transactions

        Our board of directors adopted a policy regarding the approval of any related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, management is responsible for identifying any proposed related party transaction and providing information to the Audit Committee of the board of directors to allow the Committee to review and determine whether to approve the transaction. Based on the Audit Committee's consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that are commercially reasonable and in, or are not inconsistent with, the best interests of CS&L. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to our Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without a vote of our shareholders. However, any change to any of these policies would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our shareholders' best interests.

Investments in Real Estate or Interests in Real Estate

        We conduct a substantial amount of our investment activities through the Operating Partnership, CSL National, LP, and its subsidiaries. Our overall investment objectives are to increase cash flow, provide quarterly cash dividends, maximize the value of our assets and acquire assets with cash flow growth potential. We will employ what we believe to be a disciplined, opportunistic acquisition strategy with a focus on the acquisition of communications distribution systems. We have not established a specific policy regarding the relative priority of our investment objectives. We currently lease all of our properties (other than our Consumer CLEC Business) to Windstream pursuant to the Master Lease which requires Windstream to bear all of the costs, subject to certain limited caveats as set forth in the lease, associated with the property. We expect to pursue our investment objectives through the ownership of properties by our subsidiaries, but may also make investments in other entities, including joint ventures.

        In the future, we have the potential to diversify into other communications assets such as data centers and wireless towers. While our current distribution systems are more heavily weighted in the eastern United States, over time we intend to acquire distribution systems in other geographic areas throughout the United States. As we acquire additional distribution systems we expect to enter into triple-net leases with other communication service providers. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

        We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. We intend to make investments in such a way as to not be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

        We do not have a specific policy as to the amount or percentage of our assets which will be invested in any specific property or leased to any particular operator, but anticipate that our real estate investments will continue to be diversified geographically. Currently, our properties are located in 29 different states across the continental United States.

        From time to time, we may make investments or agree to terms that support the objectives of our operators without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

        From time to time, we may engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

        Pursuant to the terms of the Master Lease, we are subject to certain non-compete provisions, which, during the term of the lease, limit our ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an ILEC and where the distribution system is subject to the Master Lease. These ILEC exchange areas are located in primarily rural areas within 13 states (Arkansas, Georgia, Kentucky, Ohio, Iowa, Alabama, North Carolina, Oklahoma, Texas, Florida, Missouri, Mississippi, and New Mexico). All strategic development opportunities will be conducted in accordance with the terms of the Master Lease.

Investments in Real Estate Mortgages

        While we emphasize equity real estate investments in communication distribution systems, we may, at the discretion of our board of directors and without a vote of our shareholders, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment. We have not invested in, nor do we have any present intention to invest in, real estate mortgages; however, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

        Subject to gross income and asset requirements necessary for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

        We may employ leverage in our capital structure in amounts that we determine from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness. However, we are subject to covenants in the indentures that govern our notes and in our senior secured credit facilities that limit our ability to incur or guarantee indebtedness. We may from time to time modify our leverage profile in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

        To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may borrow under our senior secured credit facilities, issue debt or equity securities, retain earnings (subject to REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in joint ventures, issue other types of securities, or employ a combination of these methods.

Investments in Other Securities

        We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an "investment company" under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors in its sole discretion.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. We intend to make investments in such a way that we will not be treated as an "investment company" under the 1940 Act. However, our board of directors may adopt a lending policy without the vote of our shareholders.

Reporting Policies

        We intend to make available to our shareholders annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Conflicts of Interest

        We have adopted a Code of Business Conduct and Ethics that prohibits transactions involving conflicts of interest between us on the one hand, and our officers, employees and directors on the other hand, except for such transactions that are approved by our board of directors in compliance with the Code of Business Conduct and Ethics. A "conflict of interest" arises when the private interest of a person covered by the code interferes in any way with our interests or his or her service to us. Officers, directors and employees are prohibited from taking advantage of their positions in the Company for personal gain and owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. As a result, unless approved by senior management or our board of directors, our Code of Business Conduct and Ethics prohibits each officer, director and employee from:

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  owning a direct or indirect interest in any supplier, contractor, subcontractor, customer, competitor or other entity that does business with the Company;

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  owning or acquiring property knowing that its value is likely to increase as a result of an action the Company is considering;

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  taking for themselves opportunities that are discovered through the use of any Company property, information or position;

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  giving to others any business opportunity in which the individual knows or should know that the Company would be interested; or

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  performing business activities that may conflict with their ability to devote their full-time efforts to their jobs at the Company.

        Officer, directors and employees are not prohibited from owning the publicly-traded securities of a corporation with which the Company has dealings or from owning other security holdings that could not be used to exert influence, whether because of small size or because of the insignificance of the corporation's dealings with the Company. Accordingly, officers, directors and employees may freely own securities traded on a public stock exchange and securities where the aggregate amount owned by the officer, director or employee or any family member or agent of an officer, director or employee in the corporation providing services to or competing with the Company constitutes less than one percent (1%) of the corporation's securities.

        Waivers of the Code of Business Conduct and Ethics for certain covered persons must be disclosed in accordance with NASDAQ and SEC requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

 OUR CURRENT RELATIONSHIP WITH WINDSTREAM

        As a result of the Spin-Off, CS&L and Windstream operate separately, each as an independent, publicly-traded company. To govern our relationship after the Spin-Off, we entered into the following agreements with Windstream, among others: the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement; and the Stockholder's and Registration Rights Agreement. The following is a summary of the material terms of those agreements.

        The material agreements described below have been filed with the SEC and are available from us upon request. The summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Separation and Distribution Agreement

        The Separation and Distribution Agreement contains the key provisions relating to the separation of the Distribution Systems and Consumer CLEC Business from Windstream. It also contains other agreements that govern certain aspects of our relationship with Windstream following the Spin-Off.

  Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement divided and allocated the assets and liabilities of Windstream prior to the Spin-Off between us and Windstream, and describes when and how any required transfers and assumptions of assets and liabilities occurred.

  The Spin-Off

        The Separation and Distribution Agreement governed the rights and obligations of the parties regarding the Spin-Off. On the distribution date, Windstream Holdings caused its agents to distribute, on a pro rata basis, 80.4% of the issued and outstanding shares of our common stock to Windstream Holdings' stockholders as of the record date.

  Access to Information

        The Separation and Distribution Agreement provides that the parties will exchange, as soon as reasonably practicable after written request therefor, any information reasonably requested by the other party, unless such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, in which case the parties will take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In addition, the parties will use reasonable best efforts to make available to each other directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved to the extent reasonably required.

  Releases, Allocation of Liabilities and Indemnification

        The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the separation, between Windstream and us, except as expressly set forth in the Separation and Distribution Agreement.

        The Separation and Distribution Agreement provides that (i) we will indemnify Windstream and its affiliates and each of their respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Distribution Systems and Consumer CLEC Business, (b) any breach by us of any provision of the Separation and Distribution Agreement or any ancillary agreement and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this prospectus is a part (other than information regarding Windstream provided to us by Windstream for inclusion therein), and (ii) that Windstream will indemnify us and our affiliates and each of our respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Windstream telecommunications business, (b) any breach by Windstream of any provision of the Separation and Distribution Agreement or any ancillary agreement and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this prospectus is a part (solely with respect to information regarding Windstream provided to us by Windstream for inclusion therein).

        The Separation and Distribution Agreement also establishes dispute resolution procedures with respect to claims subject to indemnification and related matters.

        Indemnification with respect to taxes, employee benefits and certain intellectual property is governed by the Tax Matters Agreement, the Employee Matters Agreement and the Intellectual Property Matters Agreement, respectively.

  Expenses

        Pursuant to the Separation and Distribution Agreement, Windstream paid all costs and expenses directly related to the Spin-Off incurred on or prior to the distribution date.

  Net Working Capital Adjustment

        The Separation and Distribution Agreement provides a mechanism for the parties to agree, after closing of the Spin-Off, upon the net working capital of the Distribution Systems and Consumer CLEC Business as of the distribution date. If such amount is less than $0, CS&L will pay such amount to Windstream. If such amount is greater than $0, Windstream will pay such amount to CS&L.

  Master Lease

        We entered into the Master Lease with Windstream Holdings, pursuant to which Windstream Holdings leases the Distribution Systems. Under the Master Lease, the Operating Partnership and our individual subsidiaries that own the properties subject to the Master Lease are the landlord, and Windstream Holdings is the tenant. A default by Windstream Holdings with regard to any property will cause a default with regard to the entire portfolio. The subsidiaries of Windstream Holdings have the right to use, occupy and operate the Distribution Systems and discharge any of Windstream Holdings' obligations under the Master Lease.

        The following description of the Master Lease does not purport to be complete but contains a summary of certain material provisions of the Master Lease.

  Term and Renewals

        The Master Lease provides for the lease of land, buildings, structures and other improvements on the land and appurtenances to the land and improvements (including our rights under any permits, easements and pole agreements) relating to the operation of the Distribution Systems.

        The Master Lease provides for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each, and Windstream Holdings can elect which Distribution Systems then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term of the Master Lease from 15 years to 20 years for all of the Distribution Systems and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years.

        Windstream Holdings does not have the ability to terminate its obligations under the Master Lease prior to its expiration without our consent other than in limited circumstances (i.e., condemnation). If the Master Lease is terminated prior to its expiration other than with our consent, Windstream Holdings may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance and repair costs for the Distribution Systems. See "Risk Factors—Risks Related to Our Business."

  Rental Amounts and Escalators

        The Master Lease is a triple-net lease. Accordingly, in addition to rent, Windstream Holdings is required to pay, among other things, the following items subject to limited carveouts set forth in the Master Lease:

  •
  all impositions and taxes levied on or with respect to the Distribution Systems (other than taxes on our income, gross receipts and capital stock and our franchise taxes);

  •
  all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted thereon;

  •
  all insurance required in connection with the Distribution Systems;

  •
  all maintenance and repair costs with respect to the Distribution Systems;

  •
  charges under the easements, permits and pole agreements; and

  •
  all fees in connection with any licenses or authorizations necessary or appropriate for the Distribution Systems and the business conducted thereon.

        Windstream Holdings will make the rent payment in monthly installments. The annual rent under the Master Lease is $650 million during the first three years of the Master Lease. Commencing with the fourth year and continuing for the remainder of the initial term, the rent will be subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the rent will increase at an escalation rate of 0.5%. If we are required to fund any capital improvements or otherwise elect to fund any capital improvements by Windstream Holdings to the Distribution Systems, the rent will be increased to account for such funding.

  Maintenance, Capital Expenditures and Alterations

        Windstream Holdings is required to maintain the Distribution Systems in accordance with the standard of operation and maintenance then engaged in or approved by a significant portion of the owners of distribution systems that are similar to the Distribution Systems ("Prudent Industry Practice"). Windstream Holdings is required to maintain all of its personal property that is necessary to operate the Distribution Systems in accordance with Prudent Industry Practice and in compliance with all applicable legal, insurance and licensing requirements. Capital expenditures for the Distribution Systems are generally the responsibility of Windstream Holdings, except that we will have the right, but not the obligation, upon Windstream's request, to fund capital expenditures in an aggregate amount of up to $250 for a maximum period of five years. If we exercise this right, the lease payments under the Master Lease will be adjusted at a rate of 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, if we agree to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each. We have separately agreed with Windstream Holdings to fund an additional $50 million in 2015. This funding is separate and apart from the up to $250 million of capital expenditures that CS&L, upon Windstream's request, has the right to fund under the Master Lease as described above.

        Windstream Holdings has the right to make alterations (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) that are constructed in accordance with Windstream Holdings' current engineering standard without our consent. Windstream Holdings' engineering standard may be modified without our consent so long as the standard is consistent with prevailing industry practice and is in compliance with applicable law. Prior to commencing any alterations that require our consent, Windstream Holdings is required to provide us with a general description of the proposed alteration, the projected cost and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as we shall request.

  Indemnification

        Under the Master Lease, Windstream Holdings is required to indemnify us for certain damages and costs we may incur as a result of Windstream's use and operation of the Distribution Systems.

  Use of the Distribution Systems

        Windstream Holdings is permitted to use the Distribution Systems for, among other things, the provision, routing and delivery of voice, data, video, data center, cloud computing and other communication services, the colocation activities in the data center space, the provision of dark or dim rim fiber services to third parties, such other services and uses consistent with its current use or with prevailing communications industry use and/or uses under subleases that are permitted under the Master Lease. Windstream must continuously operate the Distribution Systems for one or more of the permitted uses subject to limited exceptions that are specified in the Master Lease.

  Events of Default

        Under the Master Lease, an "Event of Default" will be deemed to occur upon certain events, including, without limitation:

  •
  the failure by Windstream Holdings to pay rent or other amounts when due and such failure is not remedied within the applicable notice and cure period;

  •
  the revocation, termination or material suspension of any license or other agreement that is not stayed pending appeal and would have a material adverse effect on Windstream Holdings or the operation of the Distribution Systems, taken as a whole;

  •
  the occurrence of a default under another material agreement between us and Windstream Holdings or our respective affiliates, which is not cured within the applicable notice and cure period (excluding certain agreements specified in the Master Lease);

  •
  a voluntary cessation of operations at the Distribution Systems (except as otherwise permitted under the Master Lease) that is not cured within the applicable notice and cure period and would have a material adverse effect on Windstream Holdings or on the operation of the Distribution Systems, taken as a whole;

  •
  the sale or transfer of any license or other authorization relating to the Distribution Systems without our consent subject to the pledges and transfers expressly permitted under the Master Lease;

  •
  the occurrence of an event or condition that results or causes the material indebtedness of Windstream becoming due prior to its stated maturity, or requires a payment, repurchase, redemption or defeasance of the material indebtedness prior to the stated maturity, or if Windstream Holdings fails to pay the principal of any material indebtedness at the final maturity date, in each case subject to limited exceptions set forth in the Master Lease;

  •
  certain events of bankruptcy or insolvency with respect to Windstream Holdings;

  •
  the breach by Windstream Holdings of a representation or warranty in the Master Lease in a manner which materially and adversely affects us and is not cured within the applicable notice and cure period; and

  •
  the failure by Windstream Holdings to comply with any other covenants set forth in the Master Lease that is not cured within the applicable notice and cure period.

  Remedies for an Event of Default

        Upon an Event of Default under the Master Lease, we may (at our option) exercise certain remedies, including, without limitation:

  •
  subject to any rights that a leasehold mortgagee that meets the criteria set forth in the Master Lease or the holder of any indebtedness entered into by Windstream Holdings or its affiliates may have, terminate the Master Lease, dispossess Windstream Holdings from the Distribution Systems, and/or collect monetary damages by reason of Windstream Holdings' breach (including the acceleration of all rent which would have accrued after such termination and could not have been reasonably avoided);

  •
  elect to leave the Master Lease in place and sue for rent and any other monetary damages;

  •
  if we elect to terminate the Master Lease, Windstream Holdings is required to transfer the business operations conducted by Windstream at the Distribution Systems so terminated (with limited exceptions set forth in the Master Lease) to a successor tenant for fair market value pursuant to a process set forth in the Master Lease and cooperate with us to ensure that an operational facility is transferred to the successor tenant; and

  •
  seek any and all other rights and remedies available under law or in equity.

  Assignment and Subletting

        The Master Lease provides that Windstream Holdings may not sublease, assign, encumber or otherwise transfer or dispose of the Master Lease or any Distribution Systems, including by virtue of a change of control of Windstream Holdings, or engage a management company without our consent subject to certain agreed upon exceptions set forth in the Master Lease. These exceptions include, but are not limited to, the following: (i) undergo a change of control in Windstream Holdings if the transferee is a qualified transferee that meets certain criteria set forth in the Master Lease; (ii) an assignment of the Master Lease to any of the subsidiaries of Windstream Holdings; (iii) a pledge or mortgage of Windstream Holdings' interest under the Master Lease to a qualified lender that meets certain criteria and the foreclosure by such lender or its designee; (iv) an assignment of the Master Lease to a qualified transferee that meets certain criteria set forth in the Master Lease; (v) the right to sublease (including, without limitation, any rights granted under dark fiber agreements, dim fiber agreements and colocation agreements) for a non-material portion of the Distribution Systems and (vi) the right to sublease a material portion of the Distribution Systems if the sublease or subtenant meets certain criteria or Windstream is obligated to enter into the colocation arrangement in order to discharge its obligations under any license, authorization or law.

        As a means of promoting competition, the Telecommunications Act of 1996 imposed on an ILEC the requirement to provide a competitor with access to physical space within the ILEC's premises (e.g., central offices) for the placement of equipment necessary for providing interconnection services or to purchase access to the ILEC's network infrastructure at cost, plus a reasonable profit. The term "colocation" refers to the arrangement pursuant to which a competitor either places its equipment within an ILEC's central office or accesses the ILEC's network infrastructure. The terms of the Master Lease allow Windstream to enter into colocation agreements in order to comply with its regulatory requirements.

        In addition, Windstream Holdings is permitted to grant any of its rights and privileges under the Master Lease to any of its subsidiaries, and we have agreed to acknowledge that the performance of any obligations or agreements by any of such subsidiaries shall satisfy Windstream Holdings' obligations to perform such obligation or agreement thereunder.

  New Opportunities

        Generally, neither we nor Windstream Holdings are prohibited from developing, redeveloping, expanding, purchasing or building facilities subject to certain limitations set forth in the Master Lease. By way of example, these limitations may include:

  •
  A requirement that any alterations to the Distribution Systems (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) must be performed in accordance with the terms of the Master Lease.

  •
  A prohibition on us from (i) constructing for any party other than Windstream fiber, copper, coaxial and fixed wireless facilities within the same local exchange area of the ILECs that are subsidiaries of Windstream Holdings and are operating the Distribution Systems or (ii) constructing for any party other than Windstream extensions (including extensions in the form of fiber, copper, coaxial or fixed wireless facilities) of any ILEC facility under the Master Lease into a geographic area that adjoins the local exchange area of any ILEC facilities that are leased by Windstream Holdings under the Master Lease.

  •
  Transfer restrictions that only permit us to sell all (but not less than all) of our interest in the Distribution Systems to a single buyer/assignee that is not a competitor of Windstream.

  •
  Transfer restrictions that prohibit: (1) a competitor of Windstream from acquiring 10% or more of the equity interests in CS&L or the entities comprising the landlord under the Master Lease,

    (2) a competitor of Windstream from acquiring all or substantially all of our assets relating to the Distribution Systems or (3) a merger or consolidation by us with or into a competitor of Windstream.

  •
  Transfer restrictions that require the Operating Partnership and the other subsidiaries that comprise the landlord under the Master Lease to remain subsidiaries of CS&L during the term of the Master Lease.

  Licenses/Successor Lessee Provisions

        Licenses and all other authorizations necessary to operate the facilities subject to the Master Lease are procured and maintained by the tenant pursuant to the terms of the Master Lease. The Master Lease requires Windstream Holdings to transfer, to the extent permitted by law, licenses and all other authorizations at the expiration or earlier termination of the Master Lease to a successor tenant for fair market value pursuant to a process set forth in the Master Lease.

Recognition Agreement

        The Recognition Agreement governs the rights of the administrative agent under Windstream's credit facility with respect to the Master Lease. For example, the Recognition Agreement requires our affiliate, the landlord under the Master Lease, to provide notice to the Windstream administrative agent of any default by the tenant under, or termination of, the Master Lease. In addition, if any event of default occurs under the Master Lease that would entitle the landlord to terminate the Master Lease, the landlord is required to provide notice of its intent to so terminate and the Windstream administrative agent has certain rights to cure such an event of default. In the event of any termination of the Master Lease by the landlord, the landlord may be required to enter into a new lease with the Windstream administrative agent or its designee under certain circumstances for the remainder of the term of the Master Lease.

Tax Matters Agreement

        The Tax Matters Agreement governs our and Windstream's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off Transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

        In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the Spin-Off Transactions, including:

  •
  generally, for two years after the Spin-Off, taking, or permitting any of its subsidiaries to take, an action that might be a disqualifying action without receiving the prior consent of Windstream Holdings;

  •
  for two years after the Spin-Off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition of our stock or the issuance of shares of our stock, or options to acquire or other rights in respect of such stock, unless, generally, the shares are issued to our qualifying employees or retirement plans, each in accordance with "safe harbors" under regulations issued by the IRS;

  •
  for two years after the Spin-Off, repurchasing our shares, except to the extent consistent with guidance issued by the IRS;

  •
  for two years after the Spin-Off, permitting certain wholly owned subsidiaries that were our wholly owned subsidiaries at the time of the Spin-Off to cease the active conduct of the

    Consumer CLEC Business to the extent so conducted by those subsidiaries immediately prior to the Spin-Off; and

  •
  for two years after the Spin-Off, voluntarily dissolving, liquidating, merging or consolidating with any other person.

        Nevertheless, we are permitted to take any of the actions described above in the event that the IRS has granted a favorable ruling to us or Windstream Holdings as to the effect of such action on the tax-free status of the Spin-Off and the related transactions.

        The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Windstream Holdings and/or Windstream Holdings' wholly owned subsidiary Windstream Services that arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, as applicable, and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions taken by such party.

        The Tax Matters Agreement also sets forth our and Windstream's obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Transition Services Agreement

        Windstream agreed to provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement for a period not to exceed eighteen months. The transition services consist of information technology infrastructure support, customer call routing, accounting and collection services. The fees charged to us for transition services furnished pursuant to the Transition Services Agreement approximate the actual cost incurred by Windstream in providing the transition services to us for the relevant period. The Transition Services Agreement provides that we have the right to terminate a transition service upon notice to Windstream, in which case the service shall be terminated as soon as practicable after the notice, but in no event later than thirty days thereafter. The Transition Services Agreement also contains provisions under which Windstream generally agrees to indemnify us for all losses incurred by us resulting from Windstream's material breach of the Transition Services Agreement.

Employee Matters Agreement

        The Employee Matters Agreement governs the respective compensation and employee benefit obligations of us and Windstream with respect to the current and former employees of each company and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The following is a summary of some of the material provisions of the Employee Matters Agreement:

  •
  Windstream retained all liabilities except for salaries and commissions attributable to present and former employees of both us and Windstream in respect of the period before the Spin-Off;

  •
  the employment of the Windstream employees that became our employees at the time of the Spin-Off was transferred from Windstream to us before the Spin-Off and they participated in existing Windstream benefit plans from that time until the Spin-Off (exclusive of incentive compensation plans for 2015 because we have established our own plans for our employees);

  •
  there was no transfer of any employee benefit plan assets or liabilities from Windstream to us and Windstream employees who became our employees are treated as having terminated employment with Windstream at the time of the Spin-Off (except as provided in respect of equity incentive awards (see "Executive Compensation—Outstanding Equity Awards at Fiscal Year-End") and for purposes of paid-time off benefits, which we assumed); and

  •
  we assumed all liabilities in respect of our employees that were attributable to the period beginning on the distribution date and, for purposes of the benefit plans we established after the distribution date, credited our employees for service with Windstream before the Spin-Off (except to the extent it would have resulted in a duplication of benefits).

        We otherwise are generally free to establish the terms and conditions of employment of our employees.

Wholesale Master Services Agreement

        Windstream's CLEC affiliates agreed in the Wholesale Master Services Agreement to resell to Talk America local exchange service (including, among other things, access to emergency services, access to operator services, access to interexchange service, access to directory assistance, toll limitation for qualifying low-income consumers, and any other ancillary functionalities that Talk America must provide pursuant to applicable statutes and regulations), interexchange service and broadband service. In this connection, Windstream provides us with transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes) and repair services (routine and emergency network maintenance, network audits and network security). The Wholesale Master Services Agreement is limited to residential customers. Windstream charges Talk America retail rates included in Windstream's tariffs/agreements for each customer served and provides Talk America a monthly volume discount which is based on the number of active customers served by Talk America.

Master Services Agreement

        Windstream agreed to provide us billing, collection and certain support services pursuant to a Master Services Agreement for an initial term of four years. The Master Services Agreement consists of billing services, and information technology support principally associated with the billing services, output processing, customer call routing, and collection services. The fees charged to us for services provided pursuant to the Master Services Agreement are based on commercially reasonable terms.

Intellectual Property Matters Agreement

        Windstream agreed to provide us with a license to use, for five years, certain domain names owned by Windstream that are used by customers of the Consumer CLEC Business in their email addresses. The purpose of the license is to allow such customers to continue to use existing domain names without requiring any transfer to a new "Talk America" domain, but we will not be permitted to issue any new email addresses using the licensed domains.

        The license granted pursuant to the Intellectual Property Matters Agreement is a royalty-free, nonexclusive license, in those jurisdictions where Windstream has such rights. We are responsible for ensuring that our use of the domain names is in conformity with certain defined standards, and will indemnify Windstream from and against all liability involving or otherwise relating to any actual or alleged infringement of any third party's intellectual property rights arising out of our use of the domain names or any breach or failure by us to comply with any representation, warranty or covenant set forth in the Intellectual Property Matters Agreement.

        Windstream maintains sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the domain names.

Reverse Transition Services Agreement

        We agreed to provide Windstream with customer service support on a transitional basis pursuant to the Reverse Transition Services Agreement for a term of 90 days or upon completion of an internal billing system conversion, whichever is later. The reverse transition services consist of support for inbound/ outbound customer telephone calls, emails, correspondence, order processing support, the ability to move customer service representatives to different call queues based on call volumes and support for customer disconnect requests. The fees charged to Windstream for reverse transition services furnished pursuant to the Reverse Transition Services Agreement approximate the actual cost incurred by us in providing the reverse transition services to Windstream for the relevant period. The Reverse Transition Services Agreement allows us to terminate the services upon notice to Windstream, in which case the services will be terminated as soon as practicable after the notice, but in no event later than 30 days thereafter. The Reverse Transition Services Agreement also contains provisions under which we generally agree to indemnify Windstream for all losses incurred by Windstream resulting our material breach of the terms of the Reverse Transition Services Agreement.

Stockholder's and Registration Rights Agreement

        We and Windstream Services entered into a Stockholder's and Registration Rights Agreement pursuant to which we agreed that, upon the request of Windstream Services, we would use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Windstream Services after the Spin-Off. In addition, Windstream Services granted us a proxy to vote the shares of our common stock that Windstream Services retained after the Spin-Off in proportion to the votes cast by our other shareholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Windstream Services to a person other than Windstream Services, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer. Further, Windstream Services agreed not to seek a seat on the board of directors of CS&L and agreed not to acquire additional shares of CS&L common stock. This offering is being conducted pursuant to a demand from Windstream Services under this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of June 23, 2015, by:

  •
  each of our directors;

  •
  our sole named executive officer for 2014;

  •
  our current executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

        The percentages in the tables below are based on 149,827,214 shares of common stock outstanding as of June 23, 2015.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise noted, the persons and entities in these tables have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Communications Sales & Leasing, Inc., 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.

	Shares Beneficially Owned Before the Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering(1)
Name and Address of Beneficial Owner	Number		Percent	Number	Number		Percent
Named Executive Officers and Directors:
Jennifer S. Banner	6,422		*	—	6,422		*
Francis X. Frantz	156,303	(2)	*	—	156,303	(2)	*
Kenneth A. Gunderman	142,254		*	—	142,254		*
Daniel L. Heard	18,968		*	—	18,968		*
Jeffery W. Small	6,643		*	—	6,643		*
David L. Solomon	6,369		*	—	6,369		*
Mark A. Wallace	25,290		*	—	25,290		*
All directors, nominees and executive officers as a group (seven persons)	399,864		*	—	399,864		*

Five Percent Shareholders:
Windstream Services, LLC 4001 Rodney Parham Road Little Rock, Arkansas 72212	29,385,064	(3)	19.6%	21,293,525	8,091,539		5.4%

*
Indicates less than 1%.

(1)
Assumes no exercise of the underwriters' option to purchase additional shares. See "Underwriting."

(2)
Includes 140 shares held in trust for the benefit of Mr. Frantz's spouse and children. Mr. Frantz's spouse is the trustee of the trust. These shares are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(3)
For a description of certain voting arrangements relating to the shares of our common stock retained by Windstream, see "Our Current Relationship with Windstream—Stockholder's and Registration Rights Agreement."

 SELLING STOCKHOLDER

        Windstream Services will exchange the shares of common stock to be sold in this offering with Citigroup, which is also the selling stockholder in this offering, for outstanding indebtedness of Windstream Services held by Citigroup. Citigroup will then sell the shares to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of Citigroup's sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of common stock from Citigroup, Windstream Services will exchange such shares of common stock with Citigroup for additional Windstream Services indebtedness. Citigroup will then sell such shares of common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of such option exercise, immediately prior to the settlement of Citigroup's sale of such shares to the underwriters. See "Underwriting—Conflicts of Interest—The Debt-for-Equity Exchange."

 DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary description of the material terms of our capital stock as are set forth in our charter and bylaws that govern the rights of holders of our common stock.

        While the following attempts to describe the material terms of our capital stock, the description may not contain all of the information that is important to you. You are encouraged to read the full text of our charter and bylaws, the forms of which are included as exhibits to the registration statement of which this prospectus is a part, as well as the provisions of the Maryland General Corporation Law and other applicable Maryland law.

General

        CS&L was incorporated as a Maryland corporation on September 4, 2014 and intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015. CS&L's Articles of Amendment and Restatement and Amended and Restated Bylaws became effective on April 10, 2015, shortly prior to the Spin-Off. Our authorized stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

        As of June 1, 2015, we had 149,827,214 shares of common stock outstanding. No shares of our preferred stock are issued and outstanding.

Common Stock

        All of the shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of stock, the holders of shares of our common stock generally will be entitled to receive dividends on such stock out of assets legally available for distribution to the shareholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock will also be entitled to share ratably in our net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities.

        Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of stock, each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of the shareholders, including the election of directors. Under our charter there is no cumulative voting in the election of directors. Our bylaws require that each director be elected by a plurality of votes cast with respect to such director, except in the case of an uncontested election, in which case our bylaws require that each director be elected by a majority of votes cast with respect to such director.

        Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of stock, all shares of our common stock will have equal dividend, liquidation and other rights.

Preferred Stock

        Under our charter, our board of directors will be permitted from time to time to establish and to cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without shareholder approval, will be permitted to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of the Company or other corporate action. No shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Our Capital Stock and Issue Additional Shares of Our Common Stock

        Our board of directors will have the authority, without any action by our shareholders, to amend CS&L's charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that CS&L has authority to issue.

        We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or to issue preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law, the terms of any class or series of preferred stock that we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common shareholders otherwise believe to be in their best interests.

Restrictions on Transfer and Ownership of CS&L Stock

        In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related party tenants (generally, a tenant of a REIT owned, beneficially or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See "Material U.S. Federal Income Tax Considerations—Taxation of REITs in General."

        Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. These limits are collectively referred to herein as the "ownership limits." The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or less than 9.8% of our outstanding capital stock, or the acquisition of an interest in an entity that beneficially or constructively owns our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

        Upon receipt of certain representations and agreements and in its sole and absolute discretion, our board of directors will be able to, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular shareholder if the shareholder's ownership in excess of the ownership limits would not result in us being "closely held" under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors will be able to, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Windstream is an excepted holder following the Spin-Off, and may hold up to 19.9% of the common stock of CS&L.

        Our board of directors will also be able to, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limits until the person or entity's ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock will be in violation of the decreased ownership limits.

        Our charter also prohibits:

  •
  any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

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  any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

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  any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a "domestically controlled qualified investment entity," within the meaning of Section 897(h) of the Code;

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  any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property; and

  •
  any person from constructively owning shares of our stock to the extent such constructive ownership would cause any "eligible independent contractor" that operates a "qualified health care property" on behalf of a "taxable REIT subsidiary" of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, will be required to give immediate written notice and, in the case of a proposed transaction, at least 15 days prior written notice, to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares of our stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of our stock, then the transfer of the shares will be null and void and the proposed transferee will acquire no rights in such shares.

        Shares of our stock held in trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

        If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

        Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (2) the market price of such stock on the date we, or our designee, accept such offer. We may reduce the amount so payable to the trustee by the amount of any dividend or other distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust, as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee, and any distributions held by the trustee with respect to such shares to the charitable beneficiary.

        If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of our stock. After selling the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary, together with any distributions thereon. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (a) such shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand. The proposed transferee will have no rights in the shares held by the trustee.

        Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person's name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the shareholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the shareholder's beneficial and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

        The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then prevailing price.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

        Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of the holders of at least a majority in voting power of our outstanding stock will be required to approve all charter amendments or extraordinary actions. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the shareholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

        Our charter also requires the affirmative vote of the holders of at least a majority in voting power of our outstanding stock to amend the provisions of the charter relating to the restrictions on transfer and ownership of our stock, amendment of our bylaws, limitation of liability and indemnification of directors and officers, shareholder action and the inability of shareholders to act by written consent, and the amendment of the foregoing provision of our charter.

        Our board of directors will have the authority, without any action by our shareholders, to amend CS&L's charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that CS&L has authority to issue.

        Our board of directors will have the exclusive power to adopt, alter or repeal any provision of CS&L's bylaws and to adopt new bylaws.

Business Combinations

        CS&L has elected not to be governed by the Maryland Business Combination Act. If it were not for this election (which is stated in our charter and can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock), under the MGCL, certain "business combinations" between us and any interested stockholder or affiliate of an interested stockholder would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

        These supermajority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. In light of the election in our charter, however, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours.

Control Share Acquisitions

        CS&L has exempted all of its shares from the application of the Maryland Control Share Acquisition Act. If it were not for this exemption, Maryland law would provide that issued and outstanding shares of our stock acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  more than 50%.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any shareholder meeting.

        If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our charter contains a provision that exempts from the control share acquisition statute any and all acquisitions by any person of any shares of our stock. This charter provision can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock.

Subtitle 8

        CS&L is prohibited by its charter from electing to be subject to the "unsolicited takeover" provisions of Subtitle 8 of Title 3 of the MGCL which permit a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

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  a majority requirement for the calling of a special meeting of shareholders.

        This prohibition may be rescinded or amended only with the approval of at least a majority in voting power of our outstanding stock.

Special Meetings of the Shareholders; Shareholder Action by Written Consent

        Our charter provides that special meetings of the shareholders may be called at any time by our board of directors or upon the written request of the holders of not less than twenty percent in voting power of our outstanding stock. Our charter prohibits shareholders from taking any action by written consent in lieu of a meeting for so long as any security of the Company is registered under Section 12 of the Exchange Act.

Transactions Outside the Ordinary Course of Business

        Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. Our charter provides that these actions must be approved by a majority in voting power of our outstanding stock.

Advance Notice of Director Nomination and New Business

        Our bylaws provide that, at any annual meeting of shareholders, nominations of individuals for election to the board of directors and proposals of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a shareholder who was a shareholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The shareholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of preceding year's annual meeting.

        Only the business specified in our notice of meeting may be brought before any special meeting of shareholders. Our bylaws provide that nominations of individuals for election to our board of directors at a meeting of shareholders may be made only (1) by or at the direction of its board of directors or

(2) by any shareholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such shareholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the shareholder's notice, containing the information required by our bylaws, is delivered to the secretary (i) in the case of an annual meeting, not less than 120 days or more than 150 days prior to the anniversary of our preceding year's annual meeting; provided that if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made, or (ii) in the case of a special meeting, not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures will also permit a more orderly procedure for conducting shareholder meetings.

Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, without the prior consent of our board of directors. Because our board of directors will be able to approve exceptions to the ownership limits, the ownership limits will not interfere with a merger or other business combination approved by our board of directors.

        The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the advance notice provisions and the procedures that shareholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for shares of our common shareholders or otherwise be in the best interest of our shareholders, and could increase the difficulty of consummating any offer.

Exclusive Forum

        Our bylaws designate the Circuit Court for Baltimore City, Maryland (and, in some circumstances, other federal and state courts in Maryland) as the exclusive forum for resolving:

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  any derivative action or proceeding brought on behalf of CS&L;

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  any action asserting a claim for breach of fiduciary duty owed by any director, officer, shareholder, employee or agent of CS&L to CS&L or its shareholders;

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  any action asserting a claim against CS&L or any director, officer, shareholder, employee or agent of CS&L arising out of or relating to any provision of the MGCL, our charter or our bylaws; or

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  any action asserting a claim against CS&L or any director, officer, shareholder, employee or agent of CS&L governed by the internal affairs doctrine of the State of Maryland.

Transfer Agent and Registrar

        The registrar and transfer agent for our common stock is Wells Fargo Bank, National Association.

Listing

        Our common stock is listed on NASDAQ under the symbol "CSAL."

Limitation of Liability and Indemnification of Directors and Executive Officers

        Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our shareholders for money damages.

        Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation (which our charter provides for, to the maximum extent permitted by Maryland law) to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

        In addition, Maryland law permits a Maryland corporation (which our charter provides for, to the maximum extent permitted by Maryland law) to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter requires, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who is a party to a proceeding (or threatened to be made a party) by reason of his or her service in that capacity, and (2) any individual who, while a director or officer and, at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

        In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and it is therefore unenforceable.

        We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person's service as an officer or director of ours. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. For purposes of this section, references to "CS&L," "we," "our" and "us" generally mean only Communications Sales & Leasing, Inc. and not its subsidiaries or other lower tier entities, except as otherwise indicated. This summary is based on the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any other U.S. federal tax consequences (e.g., estate or gift tax), state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  real estate investment trusts;

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  partnerships, other pass-through entities and trusts;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons who are subject to alternative minimum tax;

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  and, except to the extent discussed below:

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  tax-exempt organizations; and

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  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder's particular tax circumstances. You are urged to consult with your tax advisor as to the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

TAXATION OF CS&L

        We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We are organized and intend to operate in a manner such that we believe we will meet the requirements for taxation as a REIT for the 2015 taxable year and subsequent years. In connection with this offering, we expect to receive an opinion of Davis Polk & Wardwell LLP, our tax counsel, with respect to our qualification to be taxed as a REIT (the "Tax Opinion").

        Investors should be aware, however, that opinion of counsel is not binding on the IRS or any court. The Tax Opinion represents only the view of our tax counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The Tax Opinion is expressed as of the date issued. Tax counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the Tax Opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

        In connection with the Spin-Off, Windstream received the IRS Ruling, which addressed certain issues relevant to our qualification as a REIT, including the character of our assets and income. Although we may generally rely upon the IRS Ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the IRS Ruling.

TAXATION OF REITS IN GENERAL

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates double taxation at the corporate and shareholder levels that typically results from an investment in a corporation. With certain exceptions, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

        Most U.S. shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and are taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes that we generate will not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed net REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property."

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Requirements for Qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms.

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  If we recognize gain on the disposition of any asset held by us on April 25, 2015 (when our REIT election is expected to become effective) during a specified period (generally, ten years) thereafter, then we will owe tax at the highest corporate tax rate on the lesser of (1) the excess of the fair market value of the asset on the effective date of our election to be taxed as REIT over our basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset.

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  If after the effective date of our REIT election, we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

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  The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3)   that would be taxable as a domestic corporation but for its election to be taxed as a REIT;

          (4)   that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

          (5)   the beneficial ownership of which is held by 100 or more persons;

          (6)   in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

          (7)   that meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, is expected to be 2015). Our charter contains restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder's tax return disclosing such record holder's actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to be taxed as a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

  Disregarded Subsidiaries

        If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

  Taxable REIT Subsidiaries

        In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm's-length basis.

  Ownership of Partnership Interests

        If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity to preserve our status as a REIT. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below under "—Income Tests—Failure to Satisfy the Gross Income Tests" and "—Asset Tests."

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

  Rents from Real Property

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

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  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue will generally not be excluded from the term "rents from real property" solely because it is based on a fixed-percentage or percentages of gross receipts or sales;

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  Neither we nor a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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  Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

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  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis threshold and except as provided below. We are permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenues, or a TRS, which may be wholly or partially owned by us, to provide non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as "rents from real property."

  Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued will generally not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

  Dividend Income

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

  Fee Income

        Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

  Hedging Transactions

        Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions is unlikely to be qualifying income for either the 95% or 75% gross income test.

  Failure to Satisfy the Gross Income Tests

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from Windstream failing to qualify as "rents from real property," we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which term generally excludes, among other things, securities having contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

          (1)   the sum of:

            a.     90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

            b.     90% of our after tax net income, if any, from foreclosure property (as described below); minus

          (2)   the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation. In such case, for U.S. federal income tax purposes, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

        If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

Earnings and Profits Distribution Requirement

        In connection with the Spin-Off, Windstream allocated its earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Windstream and us in accordance with provisions of the Code. A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. In order to comply with certain REIT qualification requirements, CS&L will be required to distribute any accumulated earnings and profits attributable to non-REIT years, including any earnings and profits allocated to CS&L in connection with the Spin-Off (the "Purging Distribution"), during its first taxable year in which it elects to be treated as a REIT.

        CS&L does not believe that it has any such accumulated earnings and profits and, accordingly, does not believe that it is required to, and does not expect to, make the Purging Distribution. If, contrary to expectations, we are required to make the Purging Distribution, we may pay the Purging Distribution(s) by declaring a dividend to our shareholders to distribute our accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to us by Windstream in connection with the Spin-Off. If it is subsequently determined that we had non-REIT earnings and profits and we did not make the Purging Distribution by the close of our first taxable year, we could fail to qualify as a REIT. So long as our failure to distribute non-REIT earnings and profits is not due to fraud with intent to evade tax, we generally may cure such failure by paying an interest charge on 50% of the amount of undistributed non-REIT earnings and profits and by making a special distribution to the extent that the undistributed non-REIT earnings and profits exceeds the interest charge. The amount of any such interest charge could be substantial. We may also pay any Purging Distribution(s) in a combination of cash (in an amount not to exceed 20% of the Purging Distribution) and our stock. Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off and certain REIT qualification issues, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) any and all of the cash and stock distributed by us to our shareholders as part of the Purging Distribution would be treated as a distribution of property with respect to our stock, and as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of any distribution of stock received by any of our shareholders as part of the Purging Distribution would be considered to equal the amount of the money which could have been received instead. A holder of our common stock would be required to report dividend income as a result of the Purging Distribution even if such shareholder receives no cash or only nominal amounts of cash in the distribution. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

        We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property.

        We will generally be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        In the future, a TRS may provide services to our tenants. We would set the fees paid to a TRS for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions described above.

        These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders will be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

TAXATION OF SHAREHOLDERS

Taxation of Taxable U.S. Shareholders

        A "U.S. shareholder" is any holder of our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

  Distributions

        For such time as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts or estates from taxable corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  dividends received by the REIT from TRSs or other taxable corporations; or

  •
  income in the prior taxable year from sales of "built-in gain" property acquired by the REIT from corporations in carryover basis transactions (less the amount of corporate tax on such income).

        CS&L does not believe that it is required to, and does not expect to make the Purging Distribution. If, contrary to expectations, we are required to make the Purging Distribution, we may pay the Purging Distribution in a combination of cash (in an amount not to exceed 20% of the Purging Distribution) and our stock. Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) a Purging Distribution would be treated as a dividend to the extent of our earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of our stock received by any of our shareholders as part of a Purging Distribution would be considered to equal the amount of cash that could have been received instead. A taxable U.S. holder of our common stock would be required to report dividend income as a result of a Purging Distribution even if such shareholder received no cash or only nominal amounts of cash in the distribution. Similarly, if in the future we declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

        Distributions that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See "—Taxation of REITs in General—Annual Distribution Requirements." Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates, and 35% in the case of U.S. shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. shareholder's shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of REITs in General—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

  Dispositions of Our Stock

        If a U.S. shareholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the shareholder's adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You are urged to consult with your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  Passive Activity Losses and Investment Interest Limitations

        Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Shareholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. shareholders. A "non-U.S. shareholder" is any holder of our common stock other than a partnership or U.S. shareholder.

  Distributions

        The portion of a distribution that we make to our Non-U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that is not (1) attributable to capital gains that we recognize or (2) effectively connected with a U.S. trade or business of the non-U.S. shareholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, except as discussed below, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. shareholder's investment in our stock is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder will generally be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

        Unless our stock constitutes a U.S. real property interest ("USRPI"), distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, plus (2) the non-U.S. shareholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. shareholder's share of our earnings and profits.

  Capital Gain Dividends

        Under FIRPTA, a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or

USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See "—Distributions" for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and will generally not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see "—Ordinary Dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. shareholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe our stock currently qualifies as "regularly traded," and expect that our common stock will continue to be regularly traded on an established securities market.

  Dispositions of Our Stock

        Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. shareholder will generally not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

        Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a domestically-controlled REIT. A domestically-controlled REIT is a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period (generally the lesser of the five-year period ending on the date of the disposition of our shares or the period of our existence). As described above, our charter contains restrictions designed to protect our status as a domestically-controlled REIT, and we believe that we are, and will remain, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled REIT.

        In the event that we are not a domestically-controlled REIT, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder's sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 5% or less of our outstanding common stock at any time during a prescribed testing period. As noted above, we believe our stock currently qualifies as "regularly traded" and expect that our common stock will continue to be "regularly traded" on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically-controlled REIT, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income ("UBTI"). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI unless the REIT is a "pension-held REIT," as defined below. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment compensation benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust shareholders in order to satisfy the REIT "closely held" test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

        Certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

        Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the IRS. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

State, Local and Foreign Taxes

        We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

UNDERWRITING

        Citigroup, the selling stockholder, is offering the common stock described in this prospectus through a number of underwriters. Citigroup is also acting as book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated                         , 2015, each underwriter named below has severally agreed to purchase, and Citigroup, as the selling stockholder, has agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.

Total	21,293,525

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $        per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more shares than the total number set forth in the table above, Citigroup, as the selling stockholder, has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,194,028 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our executive officers and directors and Windstream Services have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The common stock is listed on the NASDAQ under the symbol "CSAL."

        The following table shows the underwriting discounts and commissions that Citigroup is to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by Selling Stockholder
	No Exercise	Full Exercise
Per share	$	$
Total(1)	$	$

(1)
Citigroup will acquire the total number of shares being sold in this offering, including any shares sold pursuant to the underwriters' option to purchase additional shares, in the debt-for-equity exchange. For purposes of determining the amount of Windstream Services indebtedness that Windstream Services will receive from Citigroup in exchange for such shares, Windstream Services has informed us it expects that the debt obligations will be valued at their fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price of such shares less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. Windstream Services may be deemed to have paid such underwriting discounts and commissions for U.S. securities law purposes. We have agreed to reimburse the underwriters for certain accountable expenses in connection with any filing with, and clearance of the offering by, FINRA.

        We estimate that our portion of the total expenses of this offering will be $            .

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the NASDAQ, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Conflicts of Interest

        Because Citigroup, an underwriter for this offering, is also the selling stockholder in this offering and because Citigroup or affiliates of Citigroup will receive at least 5% of the proceeds of this offering, a "conflict of interest" under FINRA Rule 5121 is deemed to exist. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a "bona fide public market," as defined by FINRA Rule 5121(f)(3), exists. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We and Windstream Services have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Debt-for-Equity Exchange

        It is expected that Windstream Services, Citigroup and, for limited purposes, we will enter into a debt-for-equity exchange agreement. Under the debt-for-equity exchange agreement, subject to certain conditions described below, Citigroup will exchange certain debt obligations of Windstream Services held by Citigroup with Windstream Services for the shares of common stock to be sold in this offering. Citigroup will then sell the shares to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of this offering, immediately prior to the settlement of Citigroup's sale of the shares to the underwriters. If the underwriters exercise their option to purchase additional shares of common stock from Citigroup, Windstream Services will exchange the shares of common stock offered by this prospectus with Citigroup for certain additional Windstream Services indebtedness. Citigroup will then sell such shares of common stock to the underwriters for cash. This debt-for-equity exchange will occur on the settlement date of such option exercise, immediately prior to the settlement of Citigroup's sale of such shares to the underwriters. See "Selling Stockholder."

        The indebtedness of Windstream Services that will be held by Citigroup and available for use in the debt-for-equity exchange will have an aggregate principal amount of $            . The amount of indebtedness of Windstream Services held by Citigroup is expected to be sufficient to acquire all of the shares of common stock to be sold in this offering, inclusive of the shares of common stock that may be sold pursuant to the underwriters' option to purchase additional shares. For purposes of determining the amount of Windstream Services indebtedness that Windstream Services will receive from Citigroup in exchange for such shares, Windstream Services has informed us it expects that the debt obligations will be valued at their fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. If the underwriters exercise their option to purchase additional shares as described above, Citigroup will also acquire the additional shares in exchange for certain debt obligations of Windstream Services held by Citigroup. For purposes of determining the amount of Windstream Services indebtedness that Windstream Services will receive from Citigroup in exchange for the additional shares, Windstream Services has informed us it expects that the debt obligations will be valued at the fair market value on the date of this prospectus, and the aggregate fair market value of the debt obligations to be exchanged will equal the aggregate public offering price less the aggregate underwriting discounts and commissions for such shares, each as shown on the cover page of this prospectus. Citigroup will acquire and sell the shares as principal for its own account, rather than on Windstream Services' behalf. If Windstream Services and Citigroup enter into the debt-for-equity exchange agreement, as described above, Citigroup will become the owner of our shares of common stock it acquires in the debt-for-equity exchange, subject to the satisfaction or waiver of the conditions specified in the debt-for-equity exchange agreement. For example, the debt-for-equity exchange agreement will be terminated if the underwriting agreement is not executed and delivered on the date of the debt-for-equity exchange agreement or, after the execution and delivery of the underwriting agreement, the underwriting agreement is terminated in accordance with its terms or by mutual agreement of the parties thereto prior to the completion of this offering. Citigroup will receive the net proceeds from the sale of the shares in this offering.

        Under U.S. federal securities laws, Citigroup will be deemed to be the underwriter with respect to any shares of common stock that it acquires in the debt-for-equity exchange and sells in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this "Underwriting" section.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

where no consideration is or will be given for the transfer; or where the transfer is by operation of law.

 LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Kutak Rock LLP. Certain other legal matters will be passed upon for us by Davis Polk & Wardwell LLP. The underwriters are being represented in connection with this offering by Cravath, Swaine and Moore LLP. Windstream is being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The special purpose statements of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and the related special purpose statements of revenues and direct expenses for each of the three years in the period ended December 31, 2014, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The combined balance sheet of the Windstream Holdings, Inc. Distribution Systems as of December 31, 2014 and 2013, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Communications Sales & Leasing, Inc.

Condensed Balance Sheet

(unaudited)

March 31, 2015
Assets:
Cash and cash equivalents	$—

Total Assets	$—

Equity:
Common Stock, $0.01 par value, 100 shares authorized, 1 share issued and outstanding	$—

Total Equity	$—

The accompanying notes are an integral part of these condensed balance sheet.

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet

Note 1. Organization and Basis of Presentation

        Communications Sales & Leasing, Inc. (the "Company", "CS&L", "we", "us" or "our") was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014. On that date, we issued one share of common stock to our sole stockholder, Windstream Services, LLC ("Windstream Services"), a subsidiary of Windstream Holdings, Inc. ("Windstream Holdings" and, together with its consolidated subsidiaries "Windstream").

        The accompanying Condensed Balance Sheet reflects the Company's financial position as of March 31, 2015 and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC. Additionally, the interim financial statement has been prepared consistent with Article 10 of Regulation S-X. The elements of the financial statement are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). Certain information and footnote disclosures have been condensed or omitted as permitted by the SEC's rules and regulations. In the opinion of management, all adjustments considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

Note 2. Subsequent Events

        On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream ("Spin-Off"), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business") to CS&L. As a result of the Spin-Off, we are an independent, publicly traded company, primarily engaged in the ownership, acquisition and leasing of communication distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust ("REIT").

        In connection with the Spin-Off, we issued approximately 149.8 million shares of our common stock, par value $0.0001 per share, to Windstream as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business. Windstream Holdings distributed approximately 80.4% of the CS&L shares it received to existing stockholders of Windstream Holdings and Windstream retained a passive ownership interest of approximately 19.6% of the common stock of CS&L. As a result of this ownership and Windstream's relationship to us as a tenant, Windstream is deemed to be a related party following the Spin-Off, and the disclosures required by Accounting Standards Codification 850, Related Party Disclosures, will be provided in future filings.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC ("CSL Capital"), co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes") and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the "Senior Notes" and together with the Secured Notes, the "Notes"). The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet (Continued)

Note 2. Subsequent Events (Continued)

Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. Windstream Services subsequently exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of the CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        In addition, on April 24, 2015 the Company and CSL Capital entered into a credit agreement ("Credit Agreement"), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00% of par, bear interest at a rate equal to a Eurodollar rate, subject to a 1.0% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.0% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned subsidiaries (the "Guarantors"), and are secured by substantially all of the assets of the CS&L, CS&L Capital and the Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio, as defined.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services, the Company's parent immediately preceding the Spin-Off, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

Communications Sales & Leasing, Inc.

Notes to Condensed Balance Sheet (Continued)

Note 2. Subsequent Events (Continued)

        On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

        In connection with the Spin-Off, we entered into a long-term exclusive triple-net lease agreement with Windstream (the "Master Lease"), pursuant to which all real property currently owned by CS&L is leased to Windstream and from which all of CS&L's rental revenues are currently derived. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended.

Consumer CLEC Business

Statements of Assets Contributed and Liabilities Assumed

(unaudited)

(Thousands)	March 31, 2015	December 31, 2014
Assets:
Accounts receivable (less allowance for doubtful accounts of $93 and $104)	$1,678	$1,912
Customer list intangible assets, net	13,438	14,452
Other	311	301

Total Assets	$15,427	$16,665

Liabilities:
Advance payments and customer deposits	$1,085	$1,154
Accrued payroll and commissions	20	39
Accrued interconnection costs	1,291	1,209
Deferred taxes	5,075	5,483

Total liabilities	7,471	7,885

Net Assets Contributed	$7,956	$8,780

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Statements of Revenues and Direct Expenses

(unaudited)

	Three Months Ended March 31,
(Thousands)	2015	2014
Revenues	$7,891	$9,704

Direct expenses:
Cost of revenues	4,351	5,100
Selling, general, and administrative	15	14
Amortization	1,013	1,173

Total direct expenses	5,379	6,287

Revenues in Excess of Direct Expenses	$2,512	$3,417

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Notes to Financial Statements

Note 1. Description of Business

        Communications Sales & Leasing, Inc. (the "Company", "CS&L", "we", "us" or "our") was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014. On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream Holdings, Inc. ("Windstream Holdings" and together with its consolidated subsidiaries "Windstream"), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the "Distribution Systems") and a small consumer competitive local exchange carrier ("CLEC") business (the "Consumer CLEC Business") to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Holdings distributed approximately 80.4% of the outstanding common stock of CS&L that it received to existing stockholders of Windstream Holdings in a tax-free spin-off ("Spin-Off').

        As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in the ownership, acquisition and leasing of communication distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust ("REIT").

        The Consumer CLEC Business, which historically has been reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We will elect to treat the Consumer CLEC Business as a "taxable REIT subsidiary" ("TRS") effective on the first day of the first taxable year that CS&L qualifies as a REIT.

Note 2. Basis of Presentation

        The accompanying unaudited Statement of Assets Contributed and Liabilities Assumed of the Consumer CLEC Business as of March 31, 2015 and December 31, 2014 and the related Statements of Revenues and Direct Expenses for the three months ended March 31, 2015 and 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC and are not intended to be a complete presentation of the financial position or results of operations of the Consumer CLEC Business. Additionally, the interim financial statements have been prepared consistent with Article 10 of Regulation S-X. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). Certain information and footnote disclosures have been condensed or omitted as permitted by the SEC's rules and regulations. In the opinion of management, all adjustments considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

        The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the Consumer CLEC Business that were transferred by Windstream to CS&L pursuant to the Separation and Distribution Agreement between CS&L and

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 2. Basis of Presentation (Continued)

Windstream dated March 26, 2015. Windstream has retained certain assets and liabilities of the Consumer CLEC Business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, income taxes payable and deferred income taxes. Accordingly, the assets and liabilities retained by Windstream have been excluded from the Statements of Assets Contributed and Liabilities Assumed. In addition, the Consumer CLEC Business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

        The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, direct costs incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on assumptions that Windstream management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the Consumer CLEC Business including general corporate overhead costs, interest expense and income taxes. These costs will be incurred by the Consumer CLEC Business in the future when it operates on a standalone basis.

Note 3. Summary of Significant Accounting Policies

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

        Accounts Receivable—Accounts receivable consist of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statements of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $83,000 and $149,000 for the three-months ended March 31, 2015 and 2014, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the consumer CLEC customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $84,000, and $94,000 at March 31, 2015 and December 31, 2014, respectively.

        Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 3. Summary of Significant Accounting Policies (Continued)

customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the-digits method over their estimated useful lives.

        Income Taxes—The operations of the Consumer CLEC Business have historically been included in Windstream's federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the Consumer CLEC Business had been operated as a stand-alone business during the periods presented.

        Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

        Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

        Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is not permitted. Management is in the process of determining the method of adoption and assessing the impact of the ASU on the consumer CLEC financial statements.

        Subsequent Events—The accompanying financial statements of the Consumer CLEC Business are derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended March 31, 2015 on May 7, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of May 7, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 3. Summary of Significant Accounting Policies (Continued)

on May 13, 2015 for purposes of disclosure of unrecognized subsequent events. See Note 7 for additional disclosures related to subsequent events.

Note 4. Customer List Intangible Assets

        The carrying value of the customer list intangible assets at each reporting period was as follows:

	March 31, 2015			December 31, 2014
(Thousands)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$34,501	$21,063	$13,438	$34,501	$20,049	$14,452

        Amortization expense for the customer list intangible assets was $1.0 million and $1.2 million for the three months ended March 31, 2015 and 2014, respectively. Amortization expense is estimated to be $2.9 million for the remainder of 2015. Amortization expense is estimated to be as follows for the years ended December 31:

Year	(Thousands)
2016	$3,258
2017	2,607
2018	1,994
2019	1,384
2020	870
Thereafter	416

Total	$10,529

Note 5. Deferred Income Taxes

        The significant components of the net deferred tax liability at each reporting period was as follows:

(Thousands)	March 31, 2015	December 31, 2014
Customer list intangible assets	$(5,111)	$(5,523)
Bad debt reserve	36	40

Deferred income taxes, net	$(5,075)	$(5,483)

Deferred tax assets	$36	$40
Deferred tax liabilities	(5,111)	(5,523)

Deferred income taxes, net	$(5,075)	$(5,483)

Note 6. Allocations

        As described in Note 2, the accompanying Statements of Revenues and Direct Expenses of the Consumer CLEC Business include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, certain costs

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 6. Allocations (Continued)

incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on revenues and sales. These allocated expenses are included in "Cost of services" and "Selling, general and administrative."

        General and administrative costs incurred by Windstream not directly related to the Consumer CLEC Business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Note 7. Subsequent Events

        On April 24, 2015, we completed the Spin-Off from Windstream, issuing 149.8 million shares of common stock, par value $0.0001 per share to Windstream, as partial consideration for the contribution of the Distribution Systems, valued at $2.5 billion, and the Consumer CLEC Business. Windstream Holdings distributed approximately 80.4% of the CS&L shares it received to existing stockholders of Windstream Holdings and Windstream retained a passive ownership interest of approximately 19.6% of the common stock of CS&L. As a result of this ownership and Windstream's relationship to us as a tenant, Windstream is deemed to be a related party following the Spin-Off.

        On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC ("CSL Capital") co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the "Secured Notes") and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the "Senior Notes" and together with the Secured Notes, the "Notes"). The Secured Notes were issued at an issue price of 100% of par, while the Senior Notes were issued at an issue price of 97.055% of par. The Notes are guaranteed by each of CS&L's wholly owned domestic subsidiaries that guarantee indebtedness under CS&L's senior credit facilities. The Notes were issued to Windstream Services LLC, a wholly owned subsidiary of Windstream Holdings ("Windstream Services") as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. Windstream Services subsequently exchanged the Notes for, and retired, certain outstanding Windstream indebtedness. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were exempt from registration under Rule 144A and Regulation S of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, would be offered in exchange for Senior Notes that are tendered by the holders of those notes.

        The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

Consumer CLEC Business

Notes to Financial Statements (Continued)

Note 7. Subsequent Events (Continued)

        In addition, on April 24, 2015 the Company and CSL Capital entered into a credit agreement ("Credit Agreement"), which provides for a $2.14 billion year Senior Secured Term Loan B facility due October 2022 (the "Term Loan Facility") and a $500 million senior secured revolving credit facility maturing April 2020 (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Facilities"). The term loans under the Facilities were issued at an issue price of 98.00% of par, bear interest at a rate equal to a Eurodollar rate, subject to a 1.0% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.0% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L's wholly owned domestic subsidiaries (the "Guarantors"), and secured by substantially all of the assets of the Company, CSL Capital and the Guarantors, subject to certain exceptions, which assets will also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio.

        We are subject to customary covenants under our Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under our Credit Agreement in an aggregate amount greater than $150 million, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00.

        The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services, the Company's parent immediately preceding the Spin-Off, as partial consideration for the contribution the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

        On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a fixed notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.1050%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

Distribution Systems

Combined Balance Sheets

(unaudited)

(Millions)	March 31, 2015	December 31, 2014
Assets:
Property, plant and equipment, net	$2,530.4	$2,571.8

Total Assets	$2,530.4	$2,571.8

Equity
Invested equity	$2,530.4	$2,571.8

Total Equity	$2,530.4	$2,571.8

See accompanying notes to the combined balance sheet.

Distribution Systems

Notes to Combined Balance Sheets

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets

        On April, 24, 2015, in connection with the separation and spin-off of Communications Sales & Leasing, Inc. ("CS&L"), from Windstream Holdings, Inc. ("Windstream Holdings" and together with its subsidiaries, "Windstream"), Windstream contributed certain telecommunications network assets, including fiber and copper network and other real estate (the "Distribution Systems"), and a small competitive local exchange carrier ("CLEC") business to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Holdings distributed approximately 80.4% of the outstanding common stock of CS&L that it received to existing stockholders of Windstream Holdings in a tax-free spin-off ("Spin-Off").

        As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in leasing activities, which currently principally consists of leasing back to Windstream the Distribution Systems through a triple-net master lease agreement (the "Master Lease").

2. Basis of Presentation

        The accompanying balance sheets reflect the Distribution System assets of Windstream that were transferred to CS&L in connection with the Spin-Off. The balance sheets presented herein are combined on the basis of common control. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and have been derived from the accounting records of Windstream. The Distribution System assets presented in the accompanying balance sheets reflect Windstream's historical carrying value of the assets as of the balance sheet dates consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

        Property, Plant and Equipment—Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

        Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed

Distribution Systems

Notes to Combined Balance Sheets (Continued)

3. Summary of Significant Accounting Policies (Continued)

of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

        Impairment of Long-Lived Assets—Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

        Subsequent Events—The accompanying balance sheets are derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended March 31, 2015 on May 7, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of May 7, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements on May 13, 2015 for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

4. Property, Plant and Equipment

        Net property, plant and equipment consisted of the following as of each reporting period:

($ in Millions)	Depreciable Lives	March 31, 2015	December 31, 2014
Land		$33.0	$33.0
Building and Improvements	3 - 40 years	308.4	305.5
Poles	13 - 40 years	223.4	223.0
Fiber	7 - 40 years	1,850.7	1,841.2
Copper	7 - 40 years	3,439.0	3,430.8
Conduit	13 - 47 years	89.5	89.2
Construction in progress		53.2	34.0

		5,997.2	5,956.7
Less accumulated depreciation		(3,466.8)	(3,384.9)

Net property, plant and equipment		$2,530.4	$2,571.8

5. Concentration of Credit Risks

        In connection with the Spin-Off, we entered into the Master Lease with Windstream, pursuant to which all real property currently owned by CS&L is leased to Windstream and from which all of CS&L's rental revenues are currently derived. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended.

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

        We have audited the accompanying special purpose statements of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier ("CLEC") Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and the related special purpose statements of revenues and direct expenses for each of the three years in the period ended December 31, 2014. These special purpose financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these special-purpose financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying special purpose financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 10 and certain subsequent registration statements of Communications Sales & Leasing, Inc. as described in Note 2 and are not intended to be a complete presentation of CLEC's assets or liabilities or revenues and expenses.

        In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the assets contributed and liabilities assumed of the CLEC Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and its revenues and direct expenses for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 12, 2015

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF ASSETS CONTRIBUTED AND LIABILITIES ASSUMED

As of December 31,

(Thousands)	2014	2013
Assets:
Accounts receivable (less allowance for doubtful accounts of $104 and $146)	$1,912	$2,700
Customer list intangible assets, net	14,452	19,038
Other	301	143

Total Assets	$16,665	$21,881

Liabilities
Advance payments and customer deposits	$1,154	$1,336
Accrued payroll and commissions	39	17
Accrued interconnection costs	1,209	1,066
Deferred taxes	5,483	7,240

Total liabilities	7,885	9,659

Net Assets Contributed	$8,780	$12,222

See accompanying notes to financial statements.

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF REVENUES AND DIRECT EXPENSES

For the Years Ended December 31,

(Thousands)	2014	2013	2012
Revenues	$36,015	$45,126	$63,478

Direct expenses:
Cost of revenues	19,060	23,239	32,362
Selling, general, and administrative	80	121	682
Amortization	4,586	5,253	5,921

Total direct expenses	23,726	28,613	38,965

Revenues in Excess of Direct Expenses	$12,289	$16,513	$24,513

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Description of Business:

        The consumer Competitive Local Exchange Carrier ("CLEC") business historically has been reported as an integrated operation within Windstream Holdings, Inc. ("Windstream") and offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Windstream no longer accepts new residential customers in the service areas covered by its consumer CLEC business.

2. Basis of Presentation:

        The accompanying Statements of Assets Contributed and Liabilities Assumed as of December 31, 2014 and 2013 and the related Statements of Revenues and Direct Expenses for each of the three years in the period ended December 31, 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), as permitted by the SEC, and are not intended to be a complete presentation of the financial position or results of operations of the consumer CLEC business. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States ("GAAP"). The assets to be contributed and liabilities assumed of the consumer CLEC business presented in the accompanying financial statements reflect Windstream's historical carrying value of the assets and liabilities as of the financial statement date consistent with the accounting for spin-off transactions in accordance with GAAP.

        The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the consumer CLEC business that will be transferred pursuant to the Separation and Distribution Agreement, which will be executed between Communication Sales & Leasing, Inc. and Windstream. Windstream will retain certain assets and liabilities of the consumer CLEC business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, and income taxes payable. Accordingly, the assets and liabilities to be retained by Windstream have been excluded from the Statements of Assets Acquired and Liabilities Assumed. In addition, the consumer CLEC business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

        The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, direct costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on assumptions that Windstream management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the consumer CLEC business including general corporate overhead costs, interest expense and income taxes. These costs will be incurred by the consumer CLEC business in the future when it operates on a standalone basis.

3. Summary of Significant Accounting Policies:

        Use of Estimates—The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies: (Continued)

the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

        Accounts Receivable—Accounts receivable consist of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statements of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $487, $610 and $1,166 for the years ended December 31, 2014, 2013 and 2012, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the consumer CLEC customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $94, and $111 at December 31, 2014 and 2013, respectively.

        Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the-digits method over their estimated useful lives.

        Income Taxes—The operations of the consumer CLEC business have historically been included in Windstream's federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the consumer CLEC business had been operated as a stand-alone business during the periods presented.

        Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

        Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies: (Continued)

are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

        Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is not permitted. Management is in the process of determining the method of adoption and assessing the impact of the ASU on the consumer CLEC financial statements.

        Subsequent Events—The accompanying financial statements of the consumer CLEC business are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements, March 12, 2015, for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within these financial statements.

4. Customer List Intangible Assets:

        The carrying value of the customer list intangible assets at each reporting period was as follows:

	December 31, 2014			December 31, 2013
(Thousands)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$34,501	$20,049	$14,452	$34,501	$15,463	$19,038

        Amortization expense for the customer list intangible assets was $4,586, $5,253 and $5,921 for the years ended December 31, 2014, 2013 and 2012, respectively. Amortization expense is estimated to be as follows for the years ended December 31:

Year	(Thousands)
2015	$3,922
2016	3,258
2017	2,607
2018	1,994
2019	1,384
Thereafter	1,287

Total	$14,452

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Deferred Income Taxes:

        The significant components of the net deferred tax liability were as follows at December 31:

(Thousands)	2014	2013
Customer list intangible assets	$(5,523)	$(7,296)
Bad debt reserve	40	56

Deferred income taxes, net	$(5,483)	$(7,240)

Deferred tax assets	$40	$56
Deferred tax liabilities	(5,523)	(7,296)

Deferred income taxes, net	$(5,483)	$(7,240)

6. Allocations:

        As described in Note 1, the accompanying Statements of Revenues and Direct Expenses of the consumer CLEC business include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, certain costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on revenues and sales. These allocated expenses are included in "Cost of revenues" and "Selling, general and administrative."

        General and administrative costs incurred by Windstream not directly related to the consumer CLEC business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

        In our opinion, the accompanying Windstream Holdings, Inc. Distribution Systems combined balance sheet presents fairly, in all material respects, the financial position of certain telecommunications distribution systems assets of Windstream Holdings, Inc. at December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined balance sheet. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 12, 2015

WINDSTREAM HOLDINGS, INC.

DISTRIBUTION SYSTEMS

COMBINED BALANCE SHEETS

As of December 31,

(Millions)	2014	2013
Assets:
Property, plant and equipment, net	$2,571.8	$2,683.0

Total Assets	$2,571.8	$2,683.0

Equity:
Invested equity	$2,571.8	$2,683.0

Total Equity	$2,571.8	$2,683.0

See accompanying notes to combined balance sheet.

NOTES TO COMBINED BALANCE SHEETS

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets:

        In connection with a planned separation and spin-off, Windstream Holdings, Inc. ("Windstream") will transfer certain real property, consisting of telecommunications distribution system assets to a newly formed Maryland Corporation, Communications Sales & Leasing, Inc. ("CSL") and, thereafter, distribute no less than 80.1% of the stock of CSL on a pro rata basis to existing shareholders of Windstream. Following the spin-off, CSL will be engaged in leasing activities, principally consisting of leasing back to Windstream the telecommunications distribution system assets through a triple-net master lease agreement (the "Master Lease"). Pursuant to the Master Lease, all environmental liabilities associated with the transferred real property will be retained by Windstream. CSL plans to acquire, develop, and lease telecommunications distribution system assets operated by tenants other than Windstream. CSL also anticipates diversifying its real estate portfolio over time by acquiring properties outside of the telecommunications industry to lease to third parties.

2. Basis of Presentation:

        The accompanying balance sheets reflect the telecommunications distribution system assets of Windstream that will be transferred to CSL in the planned separation and spin-off. The balance sheets presented herein are combined on the basis of common control. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and have been derived from the accounting records of Windstream. The telecommunications distribution system assets presented in the accompanying balance sheets reflect Windstream's historical carrying value of the assets as of the balance sheet dates consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies:

        Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

        Property, Plant and Equipment—Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

        Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed

NOTES TO COMBINED BALANCE SHEETS (Continued)

3. Summary of Significant Accounting Policies: (Continued)

of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

        Impairment of Long-Lived Assets—Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

        Subsequent Events—The accompanying balance sheets are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of the financial statements on March 12, 2015. for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

4. Property, Plant and Equipment:

        Net property, plant and equipment consisted of the following as of:

(Millions)	Depreciable Lives	December 31, 2014	December 31, 2013
Land		$33.0	$29.1
Building and improvements	3 - 40 years	305.5	298.3
Poles	13 - 40 years	223.0	217.1
Fiber	7 - 40 years	1,841.2	1,685.4
Copper	7 - 40 years	3,430.8	3,373.2
Conduit	13 - 47 years	89.2	89.0
Construction in progress		34.0	45.0

		5,956.7	5,737.1
Less accumulated depreciation		(3,384.9)	(3,054.1)

Net property, plant and equipment		$2,571.8	$2,683.0

5. Concentration of Credit Risks

        Following the spin-off, all of CSL's real property will be leased to Windstream and all of its rental revenues will be derived from the Master Lease. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities and Exchange Act of 1934, as amended. For the year ended December 31, 2014, Windstream had total revenues and sales of approximately $5.8 billion and generated net cash from operations of nearly $1.5 billion. Other than this tenant concentration, management believes the current portfolio of real property is diversified by geographical location and does not contain any other significant concentration of credit risks.

WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation

As of December 31, 2014

(dollars in thousands)

Col. A	Col. B	Col. C		Col. D				Col. E	Col. F	Col. G		Col. H		Col. I
								Gross Amount Carried at Close of Period
		Initial Cost to Company(1)		Cost Subsequent to Acquisition(1)										Life on which Depreciation in Latest Income Statement is Computed
Description	Encumbrances	Distribution Systems		Improvements		Carrying Costs		Distribution Systems Total	Accumulated Depreciation	Date of Construction(2)		Date Acquired(2)
Land	$—		(1)		(1)		(1)	$32,992	$—		(2)		(2)
Buildings and improvements	—		(1)		(1)		(1)	305,559	(133,121)		(2)		(2)	3 - 40 years
Poles	—		(1)		(1)		(1)	222,933	(171,927)		(2)		(2)	13 - 40 years
Fiber	—		(1)		(1)		(1)	1,841,227	(582,029)		(2)		(2)	7 - 40 years
Copper	—		(1)		(1)		(1)	3,430,810	(2,448,786)		(2)		(2)	7 - 40 years
Conduit	—		(1)		(1)		(1)	89,200	(49,057)		(2)		(2)	13 - 47 years
Construction in progress	—		(1)		(1)		(1)	33,984	—		(2)		(2)

(1)
Given the voluminous nature and variety of the Distribution Systems assets, this schedule omits columns C and D from the Schedule III presentation.

(2)
Because additions and improvements to the Distribution Systems are ongoing, construction and acquisition dates are not applicable.

WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation (Continued)

As of December 31, 2014

(dollars in thousands)

Carrying cost:
Balance at beginning of period	$5,737,155
Improvements	219,550

Balance at close of period	$5,956,705

Accumulated depreciation:
Balance at beginning of period	$(3,054,154)
Depreciation expense	(343,123)
Other activity	12,357

Balance at close of period	$(3,384,920)

21,293,525 Shares

Communications Sales & Leasing, Inc.

Common Stock

PROSPECTUS

                , 2015

Citigroup

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses of the sale and distribution of the securities being registered pursuant to this registration statement, all of which are being borne by the registrant. All amounts other than the SEC registration fee and the FINRA filing fee have been estimated.

SEC registration fee		$78,222
FINRA filing fee		$101,475
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Transfer agent and registrar fees*
Miscellaneous expenses*
Total*	$

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

        On April 24, 2015, Windstream Holdings, Inc. completed the spin-off of us through a distribution of 120,442,150 shares of our common stock by Windstream Services, LLC, a wholly owned subsidiary of Windstream Holdings, Inc., to Windstream Holdings, Inc. followed by a pro rata distribution to Windstream Holdings, Inc.'s shareholders of 120,442,150 shares of our common stock.

Item 33.    Recent Sale of Unregistered Securities.

        On April 24, 2015, Communications Sales & Leasing, Inc. issued $400 million in aggregate principal amount of 6.00% Senior Secured Notes due 2023, or the Secured Notes, and $1.11 billion in aggregate principal amount of 8.25% Senior Notes due 2023, or the Senior Notes, and, together with the Secured Notes, the Notes. The Secured Notes were issued at an issue price of 100.000% and the Senior Notes were issued at an issue price of 97.055%. In such private offering, the Notes were initially issued to Windstream Holdings, Inc.'s subsidiary, Windstream Services, LLC ("Windstream Services") as partial consideration for the contribution of select telecommunication network assets, including fiber and copper networks and other real estate, of Windstream Holdings, Inc. The Notes were eventually sold for cash to qualified institutional buyers in the United States pursuant to Rule 144A of the Securities Act and to persons outside the United States in compliance with Regulation S under the Securities Act by certain selling securityholders that acquired the Notes from Windstream Services in exchange for debt of Windstream Services that such selling securityholders acquired. Communications Sales & Leasing, Inc. did not receive any cash proceeds from the sale of the Notes by the selling securityholders.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our shareholders for money damages.

        Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

        In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter requires, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who is a party to a proceeding (or threatened to be made a party) by reason of his or her service in that capacity, and (2) any individual who, while a director or officer and, at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

        In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and it therefore unenforceable.

        We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person's service as an officer or director of ours. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

        (a)    Financial Statements.    See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.

        (b)    Exhibits.    The following exhibits are included in this registration statement on Form S-11.

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement

2.1		Separation and Distribution Agreement, dated as of March 26, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of March 26, 2015 (File No. 001-36708)).

3.1		Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

3.2		Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

4.1		Specimen Stock Certificate of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708).

4.2		Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee and as collateral agent, governing the 6.00% Senior Secured Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.3		Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 8.25% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.4	**	Registration Rights Agreement, dated as of April 24, 2015, among Communications Sales & Leasing, Inc., CSL Capital, LLC, the Guarantors identified herein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

5.1	**	Opinion of Kutak Rock LLP.

8.1	**	Opinion of Davis Polk & Wardwell LLP as to tax matters.

10.1		Master Lease, entered into as of April 24, 2015, by and among CSL National, L.P. and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

Exhibit No.	Description
10.2	Tax Matters Agreement, entered into as of April 24, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.3	Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, L.P., on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.4	Employee Matters Agreement, dated as of April 24, 2015, by and between Windstream Holdings, Inc. and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.5	Intellectual Property Matters Agreement, dated as of April 24, 2015, by and among Windstream Services, LLC, individually and on behalf of its subsidiaries that may hold certain intellectual property as described therein, CSL National, LP, and Talk America Services, LLC (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.6	Wholesale Master Services Agreement, dated April 24, 2015, between Windstream Communications, Inc. and Talk America Services, LLC (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.7	Stockholder's and Registration Rights Agreements, made as of April 24, 2015, by and between Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.8	Master Services Agreement, dated as of April 24, 2015, by and between Windstream Services, LLC, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and Talk America Services, LLC (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.9	Reverse Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, L.P., on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.10	Credit Agreement, dated as of April 24, 2015, by and among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Borrowers, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

Exhibit No.		Description
10.11		Recognition Agreement, dated April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.12		Employment Agreement between Communications Sales & Leasing, Inc. and Kenneth Gunderman, effective as of February 12, 2015 (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.13		Limited Partnership Agreement of CSL National, LP; (incorporated by reference to Exhibit 10.8 to the registrant's registration statement on Form 10 (No. 001-36708)).

10.14		Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.15		Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.16	**	Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Mark A. Wallace (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.17		Form of Restricted Shares Agreement for employees (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.18		Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.19		Form of Restricted Shares Agreement for non-employee directors (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.20	**	Form of Indemnification Agreement.

10.21	**	Severance Agreement, dated as of June 1, 2015, by and between the Registrant and Daniel L. Heard.

21.1	**	List of Subsidiaries of Communications Sales & Leasing, Inc.

23.1	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3	**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.4	**	Consent of Kutak Rock LLP (included in Exhibit 8.1).

24.1	*	Power of Attorney (included in the Signatures to this registration statement).
101.INS	*	XBRL Instance Document

Exhibit No.		Description
101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Filed herewith.

**
To be filed by amendment.

Item 37.    Undertakings.

  a)
  The undersigned registrant hereby undertakes that:

  1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, director nominees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 25th day of June, 2015.

Communications Sales & Leasing, Inc.
By:	/s/ KENNETH A. GUNDERMAN
	Name:	Kenneth A. Gunderman
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Daniel L. Heard and Mark A. Wallace, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ KENNETH A. GUNDERMAN Kenneth A. Gunderman	President and Chief Executive Officer (Principal Executive Officer) and Director	June 25, 2015
/s/ MARK A. WALLACE Mark A. Wallace	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 25, 2015
/s/ BLAKE SCHUHMACHER Blake Schuhmacher	Vice President, Controller (Principal Accounting Officer)	June 25, 2015

Name	Title	Date

/s/ FRANCIS X. FRANTZ Francis X. Frantz	Director, Chairman	June 25, 2015
/s/ JENNIFER S. BANNER Jennifer S. Banner	Director	June 25, 2015
/s/ DAVID L. SOLOMON David L. Solomon	Director	June 25, 2015

EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement

2.1		Separation and Distribution Agreement, dated as of March 26, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of March 26, 2015 (File No. 001-36708)).

3.1		Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

3.2		Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

4.1		Specimen Stock Certificate of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708).

4.2		Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee and as collateral agent, governing the 6.00% Senior Secured Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.3		Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 8.25% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.4	**	Registration Rights Agreement, dated as of April 24, 2015, among Communications Sales & Leasing, Inc., CSL Capital, LLC, the Guarantors identified herein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

5.1	**	Opinion of Kutak Rock LLP.

8.1	**	Opinion of Davis Polk & Wardwell LLP as to tax matters.

10.1		Master Lease, entered into as of April 24, 2015, by and among CSL National, L.P. and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.2		Tax Matters Agreement, entered into as of April 24, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

Exhibit No.	Description
10.3	Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, L.P., on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.4	Employee Matters Agreement, dated as of April 24, 2015, by and between Windstream Holdings, Inc. and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.5	Intellectual Property Matters Agreement, dated as of April 24, 2015, by and among Windstream Services, LLC, individually and on behalf of its subsidiaries that may hold certain intellectual property as described therein, CSL National, LP, and Talk America Services, LLC (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.6	Wholesale Master Services Agreement, dated April 24, 2015, between Windstream Communications, Inc. and Talk America Services, LLC (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.7	Stockholder's and Registration Rights Agreements, made as of April 24, 2015, by and between Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.8	Master Services Agreement, dated as of April 24, 2015, by and between Windstream Services, LLC, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and Talk America Services, LLC (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.9	Reverse Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, L.P., on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.10	Credit Agreement, dated as of April 24, 2015, by and among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Borrowers, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.11	Recognition Agreement, dated April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

Exhibit No.		Description
10.12		Employment Agreement between Communications Sales & Leasing, Inc. and Kenneth Gunderman, effective as of February 12, 2015 (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.13		Limited Partnership Agreement of CSL National, LP; (incorporated by reference to Exhibit 10.8 to the registrant's registration statement on Form 10 (No. 001-36708)).

10.14		Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Company's Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.15		Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708))

10.16	**	Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Mark A. Wallace (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.17		Form of Restricted Shares Agreement for employees (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.18		Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.19		Form of Restricted Shares Agreement for non-employee directors (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.20	**	Form of Indemnification Agreement.

10.21	**	Severance Agreement, dated as of June 1, 2015, by and between the Registrant and Daniel L. Heard.

21.1	**	List of Subsidiaries of Communications Sales & Leasing, Inc.

23.1	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.4	**	Consent of Kutak Rock LLP (included in Exhibit 8.1).

24.1	*	Power of Attorney (included in the Signatures to this registration statement).

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema Document

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	*	XBRL Taxonomy Extension Label Linkbase Document

Exhibit No.		Description
101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase Document

*
Filed herewith.

**
To be filed by amendment.